AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 2004.

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANADYNE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	22-2940378
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

PRECISION ENGINE PRODUCTS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	13-3500174
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

92 Deerfield Road

Windsor, Connecticut 06095

Telephone: (860) 525-0821

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Stephen S. Langin

Vice President, Chief Financial Officer and Secretary

92 Deerfield Road

Windsor, Connecticut 06095

(860) 525-0821

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

Daniel S. Evans

Julie H. Jones

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

(617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To be Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
10.00% Senior Subordinated Notes due August 15, 2014	$160,000,000	100%	$160,000,000	$20,272
Guarantees of 10.00% Senior Subordinated Notes due August 15, 2014	$160,000,000	(2)	(2)	None (2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and the Additional Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction when the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2004.

Stanadyne Corporation

Offer to Exchange

$160,000,000 principal amount of its 10.00% Senior Subordinated Notes due August 15, 2014, which have been registered under the Securities Act, for any and all of its outstanding 10.00% Senior Subordinated Notes Due August 15, 2014.

We are offering to exchange all of our outstanding 10.00% senior subordinated notes due August 15, 2014, which we refer to as the old notes, for our registered 10.00% senior subordinated notes due August 15, 2014, which we refer to as exchange notes, and together with the old notes, the notes. We are also hereby offering the subsidiary guarantees of the exchange notes, which are described herein. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933, and therefore, are freely transferable. We will pay interest on the notes on February 15 and August 15 of each year. The first interest payment will be made on February 15, 2005. The notes will mature on August 15, 2014.

We have the option to redeem all or a portion of the notes at any time prior to August 15, 2009 at a price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest. Thereafter, we have the option to redeem all or a portion of the notes at the redemption prices set forth in this prospectus. In addition, before August 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings or contributions at the redemption price set forth in this prospectus. If we undergo certain changes of control, each holder of the notes may require us to repurchase all or part of the notes. The notes will be guaranteed on a senior subordinated basis by certain of our current and future domestic subsidiaries.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , , 200 , unless extended.

•	We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for old notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

Investing in the notes involves risks. See “ Risk Factors” beginning on page 12.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealers as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days following the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to Stephen S. Langin, Stanadyne Corporation, 92 Deerfield Road, Windsor, Connecticut 06095 (Telephone Number (860) 525-0821). You should request this information at least five days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to                     , 2004.

i

STANADYNE CORPORATION AND SUBSIDIARIES

PROSPECTUS SUMMARY

The following summary contains basic information about Stanadyne Corporation. It does not contain all the information that you may consider important in making your investment decision. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. As used in this prospectus, references to “Stanadyne,” “we,” “us” and “our” refer to Stanadyne Corporation and its consolidated subsidiaries after giving effect to the Transactions described in this prospectus. In addition, unless otherwise noted, references to “EBITDA,” “pro forma,” and other financial terms have the meanings set forth under “—Summary Historical and Pro Forma Financial Information.”

The Company

We are a leading worldwide designer and manufacturer of highly engineered, precision machined products used predominantly on diesel engines, principally for off-highway applications such as agricultural and construction vehicles and equipment. With over 130 years of machining experience, our core competencies in product design, precision machining, and the assembly and testing of complex components have earned us a reputation for innovative, high-quality products. The strength of our technological capabilities and client relationships is evidenced by the fact that for 100% of the original equipment engine platforms on which our products are applied, we are the sole-source provider of such products.

Our principal products are fuel filtration systems, fuel pumps and fuel injectors for diesel engines and valve train components for gasoline engines. Our products serve to improve engine performance by utilizing technologies that are key to achieving emissions compliance, noise reduction and fuel economy. We sell our products primarily to off-highway diesel engine original equipment manufacturers, such as John Deere, Caterpillar and Cummins, for use in a variety of applications, including agricultural and construction vehicles and equipment, trucks, industrial products and marine equipment, and also provide valve train components to the automobile market. We generally supply our products to original equipment manufacturers (“OEMs”) on a sole-source basis throughout the manufacturing term of the engine platform, which, for off-highway platforms, is typically characterized by 15 to 20 years of production runs. Due to the expense and long lead times necessary to develop application specific engine components, it is rare for a competitor to replace an incumbent component supplier like us during the production term of an engine platform.

In addition, we have an extensive aftermarket distribution network through which we sell replacement units and parts. Our aftermarket business is driven primarily by sales of our fuel filters, which are proprietary in nature and are replaced with high frequency, typically on an annual basis. Our aftermarket replacement products utilize patented or proprietary design features and complex product specifications, which, coupled with our extensive installed base, make it very difficult for other manufacturers to successfully compete with us. Our strengths allow us to serve the aftermarket for virtually all of our original equipment products. The predictable and recurring revenue stream that results from our entrenched aftermarket position across all of our product lines, coupled with the high margins we enjoy in this line of business, are representative of our strong aftermarket business. Our aftermarket business accounted for 44% of our net sales for the nine months ended September 30, 2004.

We are recognized by our customers as a leading manufacturer of precision machined, extremely close tolerance products. We produce our products using a broad range of state-of-the-art highly engineered manufacturing processes, including precision turning, drilling, honing, reaming, and heat-treating. Each product requires numerous precision operations to complete, involving a high degree of technological expertise applied to a broad range of materials, and requiring sophisticated gauging and measuring equipment. Our engineering and manufacturing abilities allow us to deliver levels of precision machining that we believe serve as a competitive advantage. For the nine months ended September 30, 2004, we reported net sales and a net loss of $260.5 million and $3.2 million, respectively.

We conduct our business through two principal segments: the Precision Products and Technologies Group, or Precision Products, and the Precision Engine Products Corp., Precision Engine or Valve Train. Precision Products and Valve Train accounted for 83% and 17%, respectively, of our net sales for the nine months ended September 30, 2004.

Of our net sales for the nine months ended September 30, 2004:

•	By product line, our Precision Products consisting of pumps, filters, injectors and Precision Components and Assembly (“PCA”) accounted for 43%, 21%, 15% and 4%, respectively, of total net sales, and Valve Train accounted for 17% of total net sales;

•	Our aftermarket and OEM sales accounted for 44% and 56%, respectively, of total net sales; and

•	Our Off-Highway and On-Highway sales accounted for 64% and 36%, respectively, of total net sales.

Precision Products. Precision Products primarily serves the agricultural and construction market and manufactures fuel filtration systems, fuel pumps and fuel injectors for diesel engines. Within this group, our Precision Components and Assembly product line, or PCA, markets our extensive manufacturing and engineering capabilities to customers with specialized processing and manufacturing requirements. Because fuel system components are so fundamental to the proper functioning and optimum performance of a diesel engine, they are custom engineered for a specific engine platform. Our fuel filtration systems are used in diesel engines of up to 600 horsepower, which covers a very high percentage of diesel engines produced worldwide. We sell a complete line of fuel filters for diesel engines and are recognized as a leader in the modular design of diesel fuel filtration systems. We also produce highly engineered fuel injection pumps for our customers. We believe we are the largest independent (non-captive) manufacturer of diesel fuel injection equipment in the United States. Our fuel pumps and injectors are among the most highly engineered, precision manufactured components on a diesel engine and comprise the core components of a diesel engine’s fuel system. For the nine months ended September 30, 2004, Precision Products reported $215.9 million in net sales.

Valve Train. Valve Train is a leading worldwide supplier of aluminum roller rocker arm and valve train actuation assemblies to the automotive market and is a leading, innovative supplier of other valve train components such as hydraulic valve lifters and lash adjusters used primarily in gasoline engines. We supply these proprietary products on a sole-source basis for the engine platforms in which such products are applied. Our valve train components enhance energy efficiency and performance and are more efficient in reducing valve train noise, minimizing maintenance requirements and assisting in improved fuel economy and decreased emissions. Our 50 years of experience in engineering, developing, testing and manufacturing valve train products provides us with an expertise that creates a high barrier to entry into this market. The long development time necessary to develop the expertise and competencies needed to design and manufacture these products further enhances our competitive position in this market. For the nine months ending September 30, 2004, Valve Train reported $44.6 million in net sales.

Industry Overview

The global diesel engine products market includes applications related to agricultural and construction equipment, industrial machinery, trucks, marine equipment and automobiles. The global diesel engine products market is comprised of large international suppliers, as well as smaller participants. The global diesel engine products market totaled $65 billion in 2002, and is expected to grow at an annual rate of 6.3%, to $120 billion, from 2002 to 2012, while, historically, the global industry grew by 5.9% per year from 1992 to 2002, according to The Freedonia Group. Growth in engine volumes and the increased penetration of diesel products within the engine products market drives the growth rate of the overall diesel engine market. The diesel products market consists of the off-highway and on-highway segments, and we participate primarily in the off-highway segment.

Off-highway diesel engine products include applications for the agricultural, construction, industrial and marine sectors. The diesel engines within these markets are used in such products as tractors, harvesters, wheel loaders, backhoes, forestry equipment and power generators. Agricultural equipment growth is correlated with the overall performance of the farm industry. A recent Environmental Protection Agency study segmented the U.S. off-highway market for diesel engine usage and concluded that diesel engine growth will range from 3.0% and 6.8% per annum from 1996 until 2010 for the majority of engine usage categories.

Factors supporting the strong growth prospects in the off-highway diesel engine products market include:

•	The $75 billion U.S. Farm Security and Rural Investment Act of 2002, which we believe will continue to further strengthen farm income, farm investment and the broader agricultural sector. Additionally, U.S. farm receipts are projected to strengthen in 2004 and thereafter, driven primarily by a 5% increase in crop receipts over 2003;

•	The $318 billion U.S. highway spending bill pending before Congress, which is expected to set highway spending budgets for 2004 through 2009; and

•	Our top four customers, who accounted for almost half of our 2003 sales, are projecting an average annual earnings growth of 7.2% over the next five years.

The Transactions

On August 6, 2004, KSTA Acquisition, LLC, a Delaware limited liability company, acquired all of the outstanding capital stock of Stanadyne Automotive Holding Corp., our parent, on the terms and conditions specified in the stock purchase agreement that they entered into on June 23, 2004. Subsequent to such purchase of stock, KSTA Acquisition, LLC distributed the stock of Stanadyne Automotive Holding Corp. to its parent and then immediately merged with and into our company, with our company continuing as the surviving corporation and a wholly-owned subsidiary of KSTA Holdings, Inc. As a result of such merger, Stanadyne Corporation assumed by operation of law all of the rights and obligations of KSTA Acquisition, LLC. All of our capital stock is held indirectly by KSTA Holdings, Inc., our new parent. KSTA Holdings, Inc. was formed at the direction of an investor group led by Kohlberg Investors IV, L.P., which now owns substantially all of the outstanding common stock of KSTA Holdings, Inc. These transactions were financed by a cash equity investment in our parent by an investor group led by Kohlberg Investors IV, L.P., borrowings under our senior secured credit facility, and the issuance of notes. The merger and the related transactions, including the issuance of the notes, the entering into of our senior secured credit facility, the repayment of certain existing indebtedness, including the tender and subsequent redemption of our senior subordinated unsecured notes, and the payment of related fees and expenses, are collectively referred to as the “Transactions.” For a more complete description of the Transactions, see “The Transactions.”

The Exchange Offer

Exchange Offer

We are offering to exchange all of our outstanding old notes for a like principal amount of our registered 10.00% senior subordinated notes due August 15, 2014. The exchange notes will be governed by the same indenture as the old notes. The terms of the exchange notes will be identical in all material respects to the old notes, except that the exchange notes will be registered under the Securities Act, and therefore will not contain any restrictive legends.

Resale

Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred to you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer who purchased the old note directly from us for resale under Rule 144A or any other available exemption under the Securities Act of 1933;

•	acquired the exchange notes other than in the ordinary course of your business; or

•	have an arrangement with any person to engage in the distribution of exchange notes.

However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, which we refer to as the expiration date, unless we, in our sole discretion, extend it.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedure for Tendering Old Notes	If you wish to tender your notes for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration date either:

•	a properly completed and duly executed copy of the letter of transmittal accompanying this prospectus, or a facsimile of the letter of transmittal, together with your notes and any other documentation required by the letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

•	if you are effecting delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer.

In addition, you must deliver to the exchange agent on or prior to the expiration date if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your notes into the account of the exchange agent at The Depository Trust Company pursuant to the procedures for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering.”

By executing and delivering the accompanying letter of transmittal or effecting delivery by book-entry transfer, you are representing to us that, among other things, (i) the person receiving the exchange notes pursuant to the exchange offer, whether or not this person is the holder, is receiving them in the ordinary course of business, (ii) neither the holder nor any other person receiving the exchange notes pursuant to the exchange offer has an arrangement or understanding with any person to participate in the distribution of such exchange notes and that such holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes, and (iii) neither the holder nor any other person receiving the exchange notes pursuant to the exchange offer is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

Special Procedure for Beneficial Owners

If you are the beneficial owner of old notes and your name does not appear on a security listing of The Depository Trust Company as the holder of those notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes in the exchange offer, you should promptly contact the person in whose name your notes are registered and instruct that person to tender on your behalf. If you, as a beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m. New York City time, on the expiration date.

Acceptance of Old Notes and Delivery of Exchange Notes

Subject to the customary conditions, we will accept old notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Effect of Not Tendering

Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Interest on the Exchange Notes and the Old Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes or, if no interest has been paid, from August 6, 2004. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the old notes.

Material U.S. Federal Income Tax Considerations

The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Description of the Exchange Notes

Issuer	Stanadyne Corporation

Securities	$160.0 million in aggregate principal amount of Senior Subordinated Notes due 2014.

Maturity	August 15, 2014.

Interest Rate	10.00% per year.

Interest Payment Dates	February 15 and August 15 of each year, commencing February 15, 2005.

Ranking

The notes will be unsecured senior subordinated obligations and will be subordinated in right of payment to all our existing and future senior indebtedness, pari passu in right of payment with any of our future senior subordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. As of September 30, 2004, we had $232.5 million of debt outstanding, of which $160.0 million consists of the notes, $67.8 million consists of indebtedness under our senior secured credit facility and the balance consists of other senior debt. We are also able to borrow up to an additional $32.2 million under our senior secured revolving credit facility (subject to availability under the borrowing base and less our outstanding letters of credit, which, as of September 30, 2004, were approximately $6.8 million) all of which, if borrowed, would be senior debt. Additionally, the notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries that do not guarantee the notes.

Guarantees

The notes will be guaranteed by certain of our existing and future domestic subsidiaries. Each guarantee will be subordinated in right of payment to all existing and future senior indebtedness of that guarantor, pari passu in right of payment with any future senior subordinated indebtedness of that guarantor and senior in right of payment to any future subordinated indebtedness of that guarantor.

Optional Redemption

We may redeem some or all of the notes at any time prior to August 15, 2009 at a price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest. On or after August 15, 2009, we can redeem some or all of the notes at the redemption prices listed in the “Description of the Exchange Notes—Optional Redemption” section of this prospectus, plus accrued and unpaid interest and special interest, if any.

Optional Redemption After Equity Offerings

At any time before August 15, 2007, on one or more occasions, we can choose to redeem up to 35% of the outstanding principal amount of the notes, including any additional notes, with the net cash proceeds of certain equity offerings, so long as:

•	we pay holders of the notes a redemption price of 110.000% of the face amount of the notes we redeem, plus accrued and unpaid interest and special interest, if any;

•	we redeem the notes within 90 days of any such equity offering; and

•	at least 65% of the aggregate principal amount of notes issued under the indenture, including the principal amount of any additional notes, remains outstanding immediately after each such redemption.

Change of Control Offer

If a change of control of our company occurs, we must give holders of the notes the opportunity to sell their notes to us at a purchase price of 101% of their aggregate principal amount, plus accrued and unpaid interest and special interest, if any. The term “Change of Control” is defined under “Description of the Exchange Notes—Certain Definitions.”

Covenants	The indenture governing the notes will contain customary restrictions, including certain non-financial covenants that, among other things, limit:

•	indebtedness;

•	liens;

•	investments;

•	guarantees;

•	dividends;

•	transactions with affiliates;

•	asset sales;

•	acquisitions, mergers and consolidations;

•	prepayments of other debt;

•	sale/leaseback transactions; and

•	retention of cash.

These covenants are subject to a number of important limitations, exceptions and qualifications, which are described in the “Description of the Exchange Notes” section of this prospectus. See “Description of the Exchange Notes—Certain Covenants.”

Risk Factors

Participating in the exchange offer, and therefore investing in the exchange notes, involves substantial risk. See “Risk Factors” section of this prospectus for a description of material risks you should consider before investing in the exchange notes.

Corporate Information

Stanadyne Corporation, a Delaware corporation, was incorporated on November 14, 1988. Our headquarters and principal executive offices are located at 92 Deerfield Road, Windsor, Connecticut 06095, and our telephone number is (860) 525-0821.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Our predecessor company for the period from January 1, 2001 to August 5, 2004 is the business as it existed prior to the Transactions. We completed the Transactions as of August 6, 2004, and as a result of adjustments to the carrying value of assets and liabilities resulting from the Transactions, the financial position and results of operations for periods subsequent to the Transactions may not be comparable to those of our predecessor company.

The following table sets forth summary historical consolidated financial and other operating data for Stanadyne. The summary statement of operations and other operating data for, and as of, the years ended December 31, 2003, December 31, 2002 and December 31, 2001 have been derived from the audited consolidated financial statements of our predecessor company. The summary statement of operations and other operating data for, and as of, the nine months ended September 30, 2003 and the period from January 1, 2004 to August 5, 2004 have been derived from the unaudited condensed consolidated financial statements of our predecessor company for those periods. The summary statement of operations and other operating data for, and as of, the period from August 6, 2004 to September 30, 2004 have been derived from the unaudited condensed consolidated financial statements of our company for those periods. The information set forth below should be read in conjunction with the information under “Selected Financial Information and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes and other financial information included elsewhere herein.

The summary unaudited pro forma consolidated financial and other data for, and as of, the fiscal year ended December 31, 2003 and for the nine months ended September 30, 2004 were derived from our unaudited pro forma consolidated financial statements appearing elsewhere in this prospectus, which, with respect to the statement of operations data, give effect to the Transactions as if they occurred as of the beginning of each period presented. The unaudited pro forma consolidated financial and other data does not purport to represent what our results of operations would have been if the Transactions had occurred as of such date indicated or what such results will be for future periods. The summary unaudited pro forma consolidated financial and other data should be read in conjunction with our pro forma consolidated financial statements included elsewhere herein.

	(Dollars in thousands)
	Predecessor					Company
	Fiscal Year Ended			Nine Months Ended September 30, 2003	The period from January 1, 2004 to August 5, 2004	The period from August 6, 2004 to September 30, 2004	Combined Nine Months Ended September 30, 2004	Pro Forma Fiscal Year Ended December 31, 2003	Pro Forma Nine Months Ended September 30, 2004
	December 31, 2001	December 31, 2002	December 31, 2003
STATEMENT OF OPERATIONS DATA
Net sales	$254,450	$260,690	$290,199	$214,341	$203,100	$57,377	$260,477	$290,199	$260,477
Cost of goods sold	208,139	215,391	234,108	173,680	162,665	43,906	206,571	234,778	206,315

Gross profit	46,311	45,299	56,091	40,661	40,435	13,471	53,906	55,421	54,162
Selling, general and administrative expenses	30,757	30,723	29,293	21,513	19,199	5,073	24,272	31,974	26,031
Amortization of intangibles	5,350	3,428	2,376	1,106	389	678	1,067	4,431	3,977
Transactions related costs	—	—	—	—	22,702	—	22,702	—	22,702
Management fees	1,100	1,100	1,100	825	656	114	770	750	750

Operating income (loss)	9,104	10,048	23,322	17,217	(2,511)	7,606	5,095	18,266	702
Other income (expenses):
Gain from extinguishment of debt	—	—	715	813	—	—	—	—	—
Interest expense, net	(10,141)	(9,403)	(8,257)	(6,977)	(5,114)	(3,463)	(8,577)	(20,551)	(16,621)
Income taxes (benefit)	370	(153)	6,897	4,430	(2,105)	1,858	(247)	(130)	(5,085)
Minority interest in loss of consolidated subsidiary	—	255	245	237	41	21	62	245	62

Net (loss) income (a)	$(1,407)	$1,053	$9,128	$6,860	$(5,479)	$2,306	$(3,173)	$(1,910)	$(10,772)

BALANCE SHEET DATA (at end of period):
Cash and cash equivalents	$120	$4,683	$17,977	$8,924	$29,216	$1,568	$1,568	—	—
Total assets	273,064	268,458	283,725	278,980	299,086	503,311	503,311	—	—
Total debt	112,320	102,455	95,154	93,849	89,332	231,732	231,732	—	—
Stockholders’ equity	65,724	67,319	82,100	76,399	76,595	107,484	107,484	—	—
OTHER DATA:
EBITDA (b)	30,139	30,944	44,012	32,284	9,463	10,984	20,447	$41,681	$18,708
Capital expenditures	17,971	10,867	12,815	7,585	6,361	2,163	8,524	—	—
Depreciation and amortization	21,035	20,896	20,690	15,067	11,974	3,378	15,352	23,415	18,006

(a)	Net income in 2003 and 2002 excluded amortization for goodwill of approximately $1.9 million which was recorded in 2001. Effective as of January 1, 2002, the Statement of Financial Accounting Standards (“FAS”) No. 142 “Goodwill and Other Intangible Assets” states that goodwill is no longer subject to amortization, but is annually assessed for impairment by applying a fair-value based test.

(b)	A reconciliation of net income (loss) to EBITDA is included below:

	(Dollars in thousands)
	Predecessor					Company
	Fiscal Year Ended			Nine Months Ended September 30, 2003	The Period from January 1, 2004 to August 5, 2004	The Period from August 6, 2004 to September 30, 2004	Combined Nine Months Ended September 30, 2004	Pro Forma Fiscal Year Ended December 31, 2003	Pro Forma Nine Months Ended September 30, 2004
	December 31, 2001	December 31, 2002	December 31, 2003
Net income (loss)	$(1,407)	$1,053	$9,128	$6,860	$(5,479)	$2,306	$(3,173)	$(1,910)	$(10,772)

Interest expense, net	10,141	9,403	8,257	6,977	5,114	3,463	8,577	20,551	16,621
Income tax expense (benefit)	370	(153)	6,897	4,430	(2,105)	1,858	(247)	(130)	(5,085)
Depreciation and amortization	21,035	20,896	20,690	15,067	11,974	3,378	15,352	23,415	18,006
Minority interest	—	(255)	(245)	(237)	(41)	(21)	(62)	(245)	(62)
Gain on extinguishment of debt	—	—	(715)	(813)	—	—	—	—	—

EBITDA	$30,139	$30,944	$44,012	$32,284	$9,463	$10,984	$20,447	$41,681	$18,708

EBITDA represents net income (loss) before interest expense, net, income tax expense (benefit), depreciation and amortization, minority interest and gain on extinguishment of debt. We consider EBITDA to be a key indicator of operating performance, and it is instrumental in the determination of compliance with certain financial covenants in our senior secured credit facilities. EBITDA is not a defined term under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to operating income or net income as measures of operating results or cash flows as a measure of liquidity. EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA:

•	Does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Does not reflect changes in, or cash requirements for, our working capital needs;

•	Does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Excludes tax payments that represent a reduction in cash available to us; and

•	Does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

Because of these limitations, we rely primarily on our GAAP results and use EBITDA only supplementally.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our financial condition, results of operations or cash flow. Any of the following risks could materially and adversely affect our financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to the Notes and the Exchange Offer

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have now and, after the offering, will continue to have a significant amount of indebtedness. On September 30, 2004, we had total indebtedness of $232.5 million (of which $160.0 million consists of the notes, $67.8 million consists of indebtedness under our new senior secured term credit facility and the balance consists of other debt).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture governing the notes and our new senior secured credit facilities contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes will not fully prohibit us or our subsidiaries from doing so. Our senior secured revolving credit facility will permit additional borrowings of up to $32.2 million (subject to availability under the borrowing base and less our outstanding letters of credit, which, as of September 30, 2004, were approximately $6.8 million) after completion of this offering, and all of those borrowings would rank senior to the notes and the guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Our Other Indebtedness.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. Our ability to do so, to a certain extent, is subject to general economic, financial, competitive, legislative and other factors that are beyond our control.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior secured revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facilities and the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of the guarantors’ existing senior indebtedness and possibly to all their future borrowings.

The notes and the guarantees rank behind all of our and the guarantors’ existing senior indebtedness (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and that of the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.

In addition, the notes and the guarantees will also be effectively subordinated to any debt that is secured, to the extent of the value of the property securing such debt.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

As of September 30, 2004, the notes and the guarantees are subordinated to $67.8 million of senior debt and approximately $32.2 million is available for borrowing as additional senior debt under our senior secured revolving credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture governing the notes.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of September 30, 2004, the notes are effectively junior to $6.5 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. As of and for the nine months ended September 30, 2004 our non-guarantor subsidiaries generated $18.7 million of revenues and held less than 10% of our consolidated assets.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Restrictions in the indenture governing the notes and our new senior secured credit facilities may prevent us from taking actions that we believe would be in the best interest of our business.

The indenture governing the notes and our new senior secured credit facilities will contain customary restrictions on our activities, including certain non-financial covenants that, among other things, limit:

•	indebtedness;

•	liens;

•	investments;

•	guarantees;

•	dividends;

•	transactions with affiliates;

•	asset sales;

•	acquisitions, mergers and consolidations;

•	prepayments of other debt (including the notes);

•	sale/leaseback transactions; and

•	retention of cash.

These restrictions may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees and require note holders to return payments received from us or guarantors.

Our issuance of the notes and the guarantee of the notes by certain of our subsidiaries may be subject to review under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the issuance of the notes or a guarantee could be voided, or claims in respect of the notes or a guarantee could be subordinated to all other debts of our company or that guarantor, as applicable, if, among other things, our company or the guarantor, at the time it incurred the indebtedness:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by us or that guarantor pursuant to the notes or a guarantee, as applicable, could be voided and required to be returned to us or the guarantor, as applicable, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, our company or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Our principal shareholder’s interests may conflict with yours.

An investor group led by Kohlberg Investors IV, L.P. owns substantially all of our parent’s outstanding stock. As a result, these investors are in a position to control all matters affecting us, including controlling decisions made by our board of directors, such as the approval of acquisitions and other extraordinary business transactions, the appointment of members of our management and the approval of mergers or sales of substantially all of our assets. The interests of these investors in exercising control over our business may conflict with your interests as a holder of the notes.

If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions.

As a result, the old notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. We do not intend to register the old notes under the Securities Act or any applicable state securities laws. After the exchange offer, you will not be entitled to any rights to have such old notes registered under the Securities Act except in limited circumstances. The exchange notes will not be subject to any transfer restrictions. In addition, the aggregate principal amount of the old notes outstanding will be reduced to the extent old notes are tendered and accepted in the exchange offer. This could adversely affect the trading market, if any, for the old notes. Nevertheless, we cannot assure you that a market for the exchange notes will develop.

Certain participants in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on certain no-action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the old notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. For example, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

There may be no active trading market for the exchange notes.

The exchange notes are new securities for which there currently is no market. Accordingly, the development or liquidity of any market for the exchange notes is uncertain. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market.

In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes. See “Description of Exchange Notes” and “The Exchange Offer.”

Risks Related to Our Business

We are subject to risks associated with changes in technology, changes in manufacturing techniques and changes in customer product demands or specifications, which could place us at a competitive disadvantage.

The successful implementation of our business strategy requires us to continuously evolve our existing technology, manufacturing processes and products. We must also introduce new products to meet customers’ needs in the industries we serve and want to serve. The demanding requirements of engine manufacturers to improve engine performance and fuel economy, and to meet the increasingly stringent worldwide emission regulations creates technical challenges that may necessitate technological changes to our products. Our engineers typically work with our customers’ engineering staff for a period of 2 to 5 years prior to a product launch in order to develop or adapt new technology to satisfy our customers’ requirements. Our inability to develop the requisite technology in the necessary timeframe could adversely affect us.

Our products are also characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. If we fail to meet these specification requirements, our business could be at risk.

Our success will depend on our ability to continue to meet our customers’ changing specifications and product demands. We cannot assure you that we will be able to address our customers’ demands or introduce new products that may be necessary to remain competitive within our businesses. Furthermore, we cannot assure you that we can adequately protect any of our own technological developments to produce a sustainable competitive advantage.

The industries in which we operate are cyclical.

Sales of our products to off-highway OEMs for use in the agricultural industry generally are related to the health of the agricultural industry, which is affected by farm income and debt levels, farm land values, and farm cash receipts, all of which reflect levels of commodity prices, acreage planted, crop yields, demand, government policies and government subsidies. Historically, the agricultural industry has been cyclical and subject to a variety of economic factors, governmental regulations and legislation, and weather conditions. Trends in the industry, such as farm consolidations, may also affect the sales of products for use in the agricultural industry. In addition, weather conditions, such as heat waves or droughts, and pervasive livestock diseases can affect farmers’

buying decisions. Downturns in the agricultural industry due to these and other factors are likely to decrease the sales of our products to off-highway OEMs for use in the agricultural industry, which could adversely affect our sales, growth, results of operations and financial condition.

In addition, our financial performance depends, in large part, on conditions in the other cyclical industries that we serve, including the domestic and foreign production of automobiles and light duty vehicles. Historically, the North American and European automotive industries have experienced periodic, cyclical downturns. Industry sales and production can be affected by the strength of the economy generally, or in specific regions such as North America or Europe, by prevailing interest rates and by other factors that may have an effect on our level of sales. Demand for our products is also directly dependent upon demand for the engine platforms on which our products are incorporated. There is no assurance that the demand for such engine platforms will continue. A substantial decrease in demand for such engine platforms would have a material adverse effect on us.

Our base of customers is concentrated and the loss of business from a major customer or the failure to maintain our customer relationships could materially adversely affect us.

Because of the relative importance of our largest customers and the high degree of concentration with OEMs in the off-highway and automotive industries, our business is exposed to a high degree of risk related to customer concentration. Our top five customers generated 54% of net sales in 2003. None of our top customers are obligated to continue to produce the engines which require our products or renew their contracts with us when they expire. A substantial decrease in orders from DaimlerChrysler, Deere, General Motors or Tritec could have a material adverse effect on us. Even if we maintain our relationships, our net sales concentration as a result of these relationships increases the potential impact to our business that could result from any changes in the economic terms of that relationship. Any change in our relationships could have a material impact on our financial position and results of operations. Any changes could, for example, result in decreased sales which would materially adversely affect our net sales. Relationships with our customers for the development of new products are also important and our net sales will be significantly diminished if we fail to maintain these prospective development relationships. In addition, because our customer base is highly concentrated and the maintenance of these relationships is of significant importance to us, from time to time we may find it necessary to allow price reductions as to certain of our products. If we were unable to reach agreement on pricing with one or more of our major customers, or if we were forced to accept an economic arrangement in which pricing was materially lower than in our past experience, our sales and profitability would be materially harmed.

We face competition in our markets.

The market for engine components is highly competitive. Several of our competitors, including the captive component operations of certain engine manufacturers as well as other independent suppliers, are larger and have greater financial and other resources available to them than us. There can be no assurance that our products will continue to compete successfully with the products of other companies, or that engine manufacturers will continue to purchase engine components from outside suppliers. Although we have significant market positions in each of our primary lines within the aftermarket, we cannot assure you that we will be able to maintain our current market share. Competition in our business lines is based on a number of considerations, including product performance, quality of client service and support, timely delivery and price. To remain competitive, we will need to invest continuously in manufacturing, working capital, customer service and support, marketing and our distribution networks. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position within each of the markets we serve.

Increases in our raw material costs or the loss of a substantial number of our suppliers could affect our financial health.

Our business is subject to the risk of price fluctuations and periodic delays in the delivery of certain raw materials, including steel and aluminum. For example, the domestic steel industry has experienced substantial financial instability due to numerous factors, including energy costs and the effect of foreign competition. In response to this instability, tariffs on imported steel were imposed by the U.S. government in March 2002. In addition, the general global economic recovery has created an imbalance in the supply and demand for many of the purchased components and raw materials we use. Any material long-term increase in the price of one or more of our raw materials could have an adverse impact on our cost of sales. In addition, a failure by our suppliers to continue to supply us with certain raw materials on commercially reasonable terms due to uneven supply and demand would have a material adverse effect on us.

Our international operations are subject to uncertainties that could affect our operating results.

Our business is subject to certain risks associated with doing business internationally. Approximately 44% of our net sales in 2003 were derived from products sold outside of the United States. In addition, we operate three manufacturing facilities outside of the United States. Accordingly, our future results could be harmed by a variety of factors associated with foreign operations, including:

•	disruptions of markets;

•	changes in export or import laws, including compliance with U.S. Department of Commerce export controls;

•	labor unrest or differing labor regulations;

•	geopolitical instability;

•	restrictions on transfers of funds, including exchange controls;

•	unexpected changes in regulatory environments;

•	difficulty in obtaining distribution and support;

•	interest rates;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	exposure to liabilities under the U.S. Foreign Corrupt Practices Act.

In addition, fluctuations in currency exchange rates may significantly impact our results of operations and affect the comparability of our results between financial periods. Because the results of the operations and the financial position of our foreign subsidiaries are reported in the relevant foreign currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our combined financial statements, our financial results are impacted by currency fluctuations between the dollar and the euro and, to a lesser extent, other currencies, which are unrelated to our underlying results of operations. We have not historically entered into contracts to hedge our currency risk.

Finally, our effective tax rate and tax liability could be affected by a number of factors in the jurisdictions where we have operations, principally the United States, France, Brazil, and Italy. These include the amount of taxable income in particular jurisdictions, the tax rates in these jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds to and repatriate funds from our subsidiaries, and future changes in the law. Our tax liability will be dependent upon our operating results and the manner in which our operations are funded. Generally, the tax liability for each legal entity is determined either on a non-consolidated basis or on a consolidated basis only with other entities incorporated in the same jurisdiction. In either case, our tax liability is determined without regard to the taxable losses of non-consolidated affiliated entities. As a result, we may pay income taxes in one jurisdiction for a particular period even though on an overall basis we incur a net loss for that period.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of the factors identified above could adversely affect our international operations and, consequently, our operating results.

We have significant pension obligations with respect to our employees.

A portion of our active and retired employees participate in defined benefit pension plans under which we are obligated to provide prescribed levels of benefits regardless of the value of the underlying assets, if any, of the applicable pension plan. As of December 31, 2003, the fair value of assets of our pension plan was less than the accumulated benefit obligation of the plan. As a result, we were required to record an additional minimum pension liability in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” Any obligation to pay such obligations, whether they become due over time or in an accelerated period, could impact our operating expenses.

Unionization of our labor force could increase our operating costs and impact profitability.

Because our workforce is non-unionized, except where required by law (Italy), we enjoy average labor costs that we believe are lower than those of our larger unionized competitors. In order to achieve our business strategies, it is important that we maintain this competitive advantage over our competitors. We cannot assure you that in the future we will continue to maintain the non-unionized workforce we currently have. If our employees become unionized, our labor costs, and consequently, our operating expenses, would likely increase, thereby reducing our profitability.

We depend on the services of key individuals and relationships, the loss of which would materially harm us.

Our success will depend, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on us.

Our intellectual property may be misappropriated or subject to claims of infringement.

We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret protection, as well as licensing agreements and third-party nondisclosure and assignment agreements. We cannot assure you that any of our applications for protection of our intellectual property rights will be approved or that others will not infringe or challenge our intellectual property rights. We also may rely on unpatented proprietary technology. It is possible that our competitors will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants and advisors to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, our ability to sustain margins on some or all of our products may be affected, which could reduce our sales and profitability. In addition, we from time to time pursue and are pursued in potential litigation relating to the protection of certain intellectual property rights, including with respect to some of our more profitable products.

We could face potential product liability claims relating to products we manufacture or distribute.

We face a business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage, but we cannot assure you that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due. In addition, our business depends on the strong brand reputation we have developed. In the event that this reputation is damaged, we may face difficulty in maintaining our pricing positions with respect to some of our products, which would reduce our net sales and profitability.

Our insurance coverage may be inadequate to protect against the potential hazards incident to our business.

We maintain property, business interruption, product liability and casualty insurance coverage which we believe is in accordance with customary industry practices, but we cannot be fully insured against all potential hazards incident to our business, including losses resulting from war risks or terrorist acts. A catastrophic loss of the use of all or a portion of our facilities due to accident, labor issues, weather conditions, other natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us. As a result of market conditions, premiums and deductibles for some of our insurance policies can increase substantially and, in some instances, some types of insurance may become available only for reduced amounts of coverage, if at all. In addition, there can be no assurance that our insurers would not challenge coverage for certain claims. If we were to incur a significant liability for which we were not fully insured or that our insurers disputed, it could have a material adverse effect on our financial position.

Environmental regulation may impose significant environmental compliance costs and liabilities on us.

We are subject to many laws and regulations related to the environment, health and safety and associated compliance and permitting obligations. We have incurred and expect to continue to incur significant costs to maintain or achieve compliance with applicable environmental laws and regulations. Moreover, if these environmental laws and regulations become more stringent or more stringently enforced in the future, we could incur additional costs. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines, penalties or enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions. Some environmental laws and regulations impose liability for contamination on present and former owners, operators or users of facilities and sites, or the generators of waste disposed of at the facility or site, without regard to causation or knowledge of contamination. There is ongoing remediation at some of our properties and we have been named as a potentially responsible party at certain other sites. However, we believe that nearly all of our liability for such matters is covered by an indemnity that we received from Metromedia Company, our former owner. If we are unable to collect from Metromedia, or should new contamination be identified or if the extent of the known contamination is greater than presently anticipated, environmental liabilities could have a material adverse effect on our financial condition or results of operations.

In addition, our products are applied to engines and vehicles which are subject to various emission standards and regulations which vary by geographic markets. We continually seek to incorporate new design features into our products to assist our customers in meeting those emissions standards and regulations applicable to their product offerings, including engines and vehicles. Although a plan to revise an existing emission standard or regulation is generally known by the public a few years in advance of enforcement, providing us the opportunity to make changes to our products in order to comply with the anticipated changes to the emissions standard or regulation, any subsequent changes to such plan could have a direct and significant effect on our customers’ ability to sell their products, and correspondingly, our ability to sell our products to such customers. We may also incur significant expenditures to make changes to our products in order to comply with evolving emissions standards and regulations.

If we are unable to meet future capital requirements, our business may be adversely affected.

We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our production processes. Additionally, as we grow our businesses, we may have to incur capital expenditures. We believe that we will be able to fund these expenditures through cash flow from operations and borrowings under our new senior secured credit facilities. However, we cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product line may become dated, our productivity may be decreased and the quality of our products may be adversely affected, which, in turn, could reduce our net sales and profitability.

INDUSTRY AND MARKET DATA

Industry and market data, including all market share data, used throughout this prospectus were obtained from our own research, studies conducted by third-parties, industry and general publications published by third-parties and, in some cases, are management estimates based on our industry and other knowledge. In particular, we used information from the Diesel Engines U.S. Industry Study with Forecasts to 2007 & 2012 (September 2003) (copyright 2003 by The Freedonia Group). We also used information from Nonroad Engine Growth Estimates, prepared by the U.S. Environmental Protection Agency (revised in April 2004).

Although we believe these sources are generally reliable, we have not independently verified market and industry data from these third-party sources, and we do not make any representations as to the accuracy or validity of such information. Data regarding market position and market share within our industry are intended to provide general guidance but are inherently imprecise.

REGISTERED TRADEMARKS

We own or have the rights to trademarks that we use in conjunction with the operating of our business including, without limitation, the following: Stanadyne®, S & Design®, Pencil Nozzle®, RSN®, Time Trac®, Fuel Manager®, Fuel Sentry®, Performance Formula®, Performance Formula & Design®, Lubricity Formula® and CPN®.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this report and in any public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. Investors are cautioned not to place undue reliance on any forward-looking statements. Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties.

Any change in the following factors may materially adversely affect our business and our financial results:

•	changes in technology, manufacturing techniques or customer demands;

•	loss or adverse change in our relationship with our material customers;

•	changes in the performance or growth of our customers;

•	increased competition and pricing pressures in our existing and future markets;

•	changes in the price and availability of raw materials, particularly steel and aluminum;

•	risks associated with international operations;

•	the loss of key members of management;

•	risk that our intellectual property may be misappropriated;

•	loss of any of our key manufacturing facilities;

•	adverse state or federal legislative or regulatory developments or litigation or other disputes;

•	changes in the business, market trends, projected growth rates and general economic conditions related to the markets in which we operate, including agricultural and construction equipment, industrial machinery, trucks, marine equipment and automobiles;

•	our ability to satisfy our debt obligations, including related covenants;

•	increases in our cost of borrowing or inability or unavailability of additional debt or equity capital; and

•	the other factors discussed below under the caption “Risk Factors.”

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

THE TRANSACTIONS

On August 6, 2004, KSTA Acquisition, LLC, a Delaware limited liability company, acquired all of the outstanding capital stock of Stanadyne Automotive Holding Corp., our parent, on the terms and conditions specified in the stock purchase agreement that they entered into on June 23, 2004. Subsequent to such purchase of stock, KSTA Acquisition, LLC distributed the stock of Stanadyne Automotive Holding Corp. to its parent and then immediately merged with and into our company, with our company continuing as the surviving corporation and a wholly-owned subsidiary of KSTA Holdings, Inc. As a result of such merger, Stanadyne Corporation assumed by operation of law all of the rights and obligations of KSTA Acquisition, LLC. All of our capital stock is held indirectly by KSTA Holdings, Inc., our new parent. KSTA Holdings, Inc. was formed at the direction of an investor group led by Kohlberg Investors IV, L.P., which now owns substantially all of the outstanding common stock of KSTA Holdings, Inc. These transactions were financed by a cash equity investment in our parent by an investor group led by Kohlberg Investors IV, L.P., borrowings under our senior secured credit facility and the issuance of notes.

The funds necessary to consummate the Transactions were approximately $330.0 million, including approximately $221.4 million to pay existing equity holders of our parent, approximately $88.3 million to repay existing indebtedness, approximately $20.0 million to pay related fees and expenses, and approximately $0.3 million in net change in cash from the Transactions.

The Transactions were financed by:

•	a cash common equity investment by an investor group led by Kohlberg Investors IV, L.P. of $105.0 million in our parent,

•	the borrowing by us of $65.0 million under a six-year term loan under our senior secured term facility, and

•	the issuance of the $160.0 million of old notes.

In connection with the Transactions, pursuant to a debt tender offer, KSTA Acquisition, LLC purchased $54.5 million in principal amount of our senior subordinated notes issued in 1997 for a total purchase price of $56.5 million and eliminated substantially all of the restrictive covenants associated with such senior subordinated notes. We subsequently redeemed the remaining $11.5 million in principal amount of such senior subordinated notes for an aggregate redemption price of $11.9 million.

THE EXCHANGE OFFER

Purpose and Effect

Concurrently with the sale of the old notes on August 6, 2004, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must cause the registration statement to be declared effective within 210 days of the issue date of the old notes and must consummate the exchange offer within 40 business days after the effective date of our registration statement.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain liquidated damages on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer. See “Risk Factors—If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.”

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

•	the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of Stanadyne or any subsidiary guarantor; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of Stanadyne Corporation or any subsidiary guarantor;

•	is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2004, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

As of the date of this prospectus, $160.0 million in aggregate principal amount of old notes were outstanding, and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to The Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the expiration date unless the exchange offer is extended.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on                     , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

•	to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under “Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

Only a registered holder of notes may tender such notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent at the address set forth below under “Exchange Agent” for receipt on or prior to the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

•	confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

•	you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company (“DTC”) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading “—Resale of the Exchange Notes.”

The tender by a holder of notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of the notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transaction for such holders.

The term “holder” with respect to the exchange offer means any person in whose name notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (defined below) unless the notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Institution”).

If the letter of transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder’s name appears on such notes with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the notes at the book-entry transfer facility of DTC for the purpose of facilitation this exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent’s account with respect to the notes in accordance with DTC’s procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program (“ATOP”) of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent’s Message to the exchange agent. The term “Agent’s Message” means a message transmitted by DTC that, when received by the exchange agent, forms part of the formation of a book-entry transfer and that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent’s Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the notice of guaranteed delivery.

We will determine all questions as to the validity, form eligibility (including time of receipt), acceptance and withdrawal of the tendered notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all notes not validly tendered or any notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if notes are submitted in a principal amount greater than the principal amount of notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provide in the letter of transmittal designed for such notes, promptly following the expiration date.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of old notes to be effective, a written or, for The Depository Trust Company participants, electronic Automated Tender Offer Program transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn, whom we refer to as the depositor;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders of old notes who do not exchange their old notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the old notes.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail; Hand Delivery or Overnight Courier:

Carolle Montreuil

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

By Facsimile (Eligible Institutions Only):

(212) 298-1915

For Information or Confirmation by Telephone:

(212) 815-5920

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs of the exchange offer will be amortized over the term of the exchange notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated August 6, 2004, by and among Stanadyne, the subsidiary guarantor party thereto, and the initial purchasers of the old notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. Instead, we will receive in exchange old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer.

The old notes were issued and sold on August 6, 2004. The proceeds from the offering of the old notes, borrowings under our new credit facility and the proceeds of equity investments in our parent were used to finance the Transactions and pay related fees and expenses. The equity investments in our parent were financed with cash proceeds resulting from the purchase of our parent’s common stock by an investor group led by Kohlberg IV, L.P. See “The Transactions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004. The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As of September 30, 2004
(in millions)
Cash and cash equivalents	$1.6

Debt:
Our new senior secured credit facilities:
Revolving loan(1)	2.8
Term loan	65.0
Senior Subordinated Notes	160.0
Other debt(2)	4.7

Total debt	232.5

Total stockholders’ equity	107.5

Total capitalization	$341.6

(1)	The aggregate revolving loan availability under our senior secured credit facility is $35.0 million (subject to availability under the borrowing base). This availability is reduced by our outstanding letters of credit, which, as of September 30, 2004, were approximately $6.8 million.
(2)	Other debt consists of, in the case of our Italian subsidiary, certain overdraft loans and capital lease obligations and, in the case of our Indian operations, a term loan, certain overdraft loans, and a capitalized lease obligation.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following selected historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. Our predecessor company for the period from January 1, 1999 to August 5, 2004 is the business as it existed prior to the Transactions. We completed the Transactions as of August 6, 2004, and as a result of adjustments to the carrying value of assets and liabilities resulting from the Transactions, the financial position and results of operations for periods subsequent to the Transactions may not be comparable to those of our predecessor company. The selected historical consolidated financial and other data set forth below for, and as of the end of, the fiscal years ended December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003 have been derived from our audited consolidated financial statements. The selected historical consolidated financial and other data presented below for, and as of, the nine months ended September 30, 2003 and the periods from January 1, 2004 to August 5, 2004 and from August 6, 2004 to September 30, 2004 have been derived from our unaudited consolidated financial statements and have been prepared on the same basis as the audited consolidated financial statements. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004 or any other period.

	Predecessor							Company
	Fiscal Year Ended					Nine Months Ended September 30, 2003	The period from January 1, 2004 to August 5, 2004	The period from August 6, 2004 to September 30, 2004
	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003
	(dollars in thousands)
Statement of Operations Data
Net sales	$281,580	$292,452	$254,450	$260,690	$290,199	$214,341	$203,100	$57,377
Cost of goods sold	224,204	229,591	208,139	215,391	234,108	173,680	162,665	43,906

Gross profit	57,376	62,861	46,311	45,299	56,091	40,661	40,435	13,471

Selling, general and administrative expenses (a)	35,516	38,904	37,207	35,251	32,769	23,444	42,946	5,865

Operating income (loss)	21,860	23,957	9,104	10,048	23,322	17,217	(2,511)	7,606

Other income (expenses):
Gain from extinguishment of debt (c)	1,250	1,585	—	—	715	813	—	—
Interest expense, net	(13,576)	(11,669)	(10,141)	(9,403)	(8,257)	(6,977)	(5,114)	(3,463)

Income (loss) before income taxes (benefit) and minority interest	9,534	13,873	(1,037)	645	15,780	11,053	(7,625)	4,143
Income taxes (benefit)	3,628	6,091	370	(153)	6,897	4,430	(2,105)	1,858

Income (loss) before minority interest	5,906	7,782	(1,407)	798	8,883	6,623	(5,520)	2,285
Minority interest in loss of consolidated subsidiary	—	—	—	255	245	237	41	21

Net Income (loss)(b)(c)	$5,906	$7,782	$(1,407)	$1,053	$9,128	$6,860	$(5,479)	$2,306

Balance Sheet Data (at period end):
Fixed assets, net	$119,611	$110,965	$113,361	$108,326	$106,250	$103,546	$—	$131,835
Total assets	306,105	284,092	273,064	268,458	283,725	278,980	—	503,311
Long-term debt and capital leases (including current portion)	142,280	122,944	112,362	102,896	96,087	94,238	—	232,536
Stockholders’ equity	61,681	66,248	65,724	67,319	82,100	76,399	—	107,484
Other Data:
Interest expense, net	13,576	11,669	10,141	9,403	8,257	6,977	5,114	3,463
Capital expenditures	11,449	9,465	17,971	10,867	12,815	7,585	6,361	2,163
Depreciation and amortization	20,804	21,277	21,035	20,896	20,690	15,067	11,974	3,378
Ratio of earnings to fixed charges(d)	1.6	2.0	—	1.1	2.6	2.5	—	2.2

(a)	Selling, general and administrative expenses were reduced by $1.9 million in 1999 as a result of plant closures. For the period from January 1, 2004 to August 5, 2004 selling, general and administrative expenses included $22.7 million in Transaction related costs.
(b)	Net income in 2003 and 2002 excluded amortization for goodwill of approximately $1.9 million which was recorded in 2001, 2000 and 1999. Effective as of January 1, 2002, the Statement of Financial Accounting Standards (“FAS”) No. 142 “Goodwill and Other Intangible Assets” states that goodwill is no longer subject to amortization, but is annually assessed for impairment by applying a fair-value based test.
(c)	Net income for 2000 and 1999 included gains from extinguishment of debt which were previously recorded as extraordinary gains of $1.0 million in 2000 and $0.8 million in 1999, net of income taxes.
(d)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income (loss) before income tax expense plus fixed charges. Fixed charges consisted of net interest expense, inclusive of amortization of deferred financing fees and that portion of the amounts paid for rent deemed to be interest expense. Our earnings were insufficient to cover fixed charges by approximately $1.0 million for the year ended December 31, 2001 and by approximately $7.7 million for the period January 1, 2004 to August 5, 2004.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The historical consolidated year to date financial information for the predecessor and the Company have been combined for the following presentation of the unaudited pro forma condensed consolidated year to date financial information. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 gives effect to the Transactions as if they had occurred as of January 1, 2003. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations would have been as if the Transactions had occurred as of the date indicated, nor are they indicative of the results for any future periods.

The unaudited pro forma condensed consolidated financial statements account for the Transactions utilizing purchase accounting, which requires that we revalue or adjust our assets and liabilities to their fair values. Fair values are based on valuations and other studies that are substantially complete. We do not expect that the effect of any final adjustments to such valuations and studies will result in material adjustment to the purchase price allocation.

You should read our unaudited pro forma condensed consolidated financial information and the related notes hereto in conjunction with our historical consolidated financial statements and the related notes thereto and other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following transactions have not been included as expenses in the pro forma unaudited condensed consolidated statements of operations for the year ended December 31, 2003 since the expenses will not have a continuing impact on the Company’s operating results; however, these amounts have been charged to operations for the nine months ended September 30, 2004:

•	Charge of $16.3 million related to the compensation paid to certain employees in connection with the Transactions, including the settlement of vested stock options.

•	$6.4 million related to fees paid to underwriters in connection with the sale of the Company’s parent and other costs incurred as a result of the Transactions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(Dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$260,477	$—		$260,477
Cost of goods sold	206,571	(256)	(1)	206,315

Gross profit	53,906	256		54,162
Selling, general and administrative expenses	48,811	4,649	(2)	53,460

Operating income	5,095	(4,393)		702
Other expenses:
Interest, net	(8,577)	(8,044)	(4)	(16,621)

Loss before income tax benefit and minority interest	(3,482)	(12,437)		(15,919)
Income tax benefit	(247)	(4,838)	(5)	(5,085)

Loss before minority interest	(3,235)	(7,599)		(10,834)
Minority interest in loss of consolidated subsidiary	62	—		62

Net loss	$(3,173)	$(7,599)		$(10,772)

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$290,199	$—		$290,199
Cost of goods sold	234,108	670	(1)	234,778

Gross profit	56,091	(670)		55,421
Selling, general and administrative expenses	32,769	4,386	(2)	37,155

Operating income	23,322	(5,056)		18,266
Other income (expenses):
Gain from extinguishment of debt	715	(715)	(3)	—
Interest, net	(8,257)	(12,294)	(4)	(20,551)

Income (loss) before income taxes (benefit) and minority interest	15,780	(18,065)		(2,285)
Income taxes (benefit)	6,897	(7,027)	(5)	(130)

Income (loss) before minority interest	8,883	(11,038)		(2,155)
Minority interest in loss of consolidated subsidiary	245			245

Net income (loss)	$9,128	$(11,038)		$(1,910)

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands, except where noted otherwise)

(1)	Reflects adjustments to depreciation as a result of the write-up of property, plant and equipment in connection with the purchase price allocation.

(2)	The following summarizes the pro forma adjustments to selling, general and administrative expenses:

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Decrease in sponsor fees	$(200)	$(149)
Elimination of amortization of post-retirement healthcare and life insurance actuarial gains and prior service costs	2,067	1,984
Elimination of pension related actuarial losses and amortization of prior service costs	(574)	(96)
Increase to amortization expense for write-up of certain intangible assets in connection with the purchase price allocation	3,093	2,910

Net adjustment to selling, general and administrative expenses	$4,386	$4,649

(3)	Includes $0.7 million for the year ended December 31, 2003 in adjustments to eliminate gains from extinguishment of debt.

(4)	Reflects change in interest expense as a result of the new financing arrangements entered into in connection with the Transactions, which is calculated as follows:

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Interest on new borrowings (a)	$19,471	$11,620
Increase in amortization of deferred financing costs	673	1,108
Less historical interest expense being replaced	(7,850)	(4,684)

Net adjustment to interest expense	$12,294	$8,044

(a)	Represents pro forma interest expense calculated using an interest rate of 10.0% on the $160.0 million of notes offered hereby and an assumed interest rate of 5.34% on the $65.0 million term loan under our new senior secured term credit facility. Each quarter point change in the applicable interest rates would result in an approximately $0.2 million change in annual pro forma interest expense on the term loan and, assuming the entire revolving loan were drawn, an approximately $0.1 million change in annual pro forma interest expense on the revolving loan.

(5)	Reflects tax effect of the pro forma adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

We are a leading worldwide designer and manufacturer of highly engineered, precision-machined products used predominately on diesel engines, principally for off-highway applications such as agricultural and construction vehicles and equipment. Our two reporting segments are Precision Products and Valve Train, which is also referred to as Precision Engine in the financial statements accompanying this prospectus. Precision Products primarily serves the agricultural and construction market and manufactures fuel filtration systems, fuel pumps and fuel injectors for diesel engines. Valve Train is a worldwide leading supplier of aluminum roller rocker arm and valve train actuation assemblies to the automotive market and is a leading, innovative supplier of other valve train components such as hydraulic valve lifters and lash adjusters primarily for gasoline engines.

Overview

The historical consolidated year to date financial information for the predecessor and the Company have been combined for the following presentation of the year to date financial information.

Our sales totaled $86.5 million and $260.5 million for the three and nine months ended September 30, 2004 respectively, representing increases of 23.5% and 21.5% when compared to the same periods of 2003. These increases reflect continued strong demand for our products from the off-highway markets, where sales accounted for 64% of the total nine months year-to-date 2004 sales as compared to 60% for the first nine months of 2003. Sales to the original equipment manufacturers (“OEMs”) and the service markets increased by $23.3 million or 19% and $23.0 million or 25.2%, respectively, for the first nine months of 2004 compared to the same period in 2003.

Performance by segment for the third quarter of 2004 was mixed, with continued increases in sales and earnings in the Precision Products segment contrasted by declines in our predominantly on-highway Valve Train segment.

Precision Products sales increased by $17.8 million for the three months ended September 30, 2004 when compared to the same period in 2003. Highlighted by a $9.6 million increase in year-to-year third quarter sales to Deere and Company (“Deere”), this improvement resulted from continued strength in the underlying demand for this segment’s products in both the OEM and service markets. We experienced an operating loss of $15.5 million for the three months ended September 30, 2004 which included costs related to the Transactions of $22.7 million. Operating income for the three months ended September 30, 2003 was $3.4 million.

Valve Train sales and operating income decreased by $1.3 million and $1.1 million, respectively, for the three months ended September 30, 2004 when compared to the same period in 2003. Although demand from DaimlerChrysler (“DCX”) for valve-train actuator assembly (“VTAA’s”) increased in the third quarter of 2004, continued weakness in the aftermarket demand for hardenable iron tappets explained most of the lower sales result. Valve Train entered into a multi-year arrangement with Madison-Kipp Corporation during the third quarter of 2004 as the sole supplier of certain components for VTAA’s produced for DCX. We believe this change will reduce cost and improve quality in this segment. In August 2004, segment management introduced an Operational Performance Improvement Plan for the business that included several Lean Manufacturing, Six Sigma and competitive sourcing initiatives scheduled for implementation in 2004 and 2005.

Although prior reporting periods were not significantly impacted, the third quarter gross profits in 2004 included $0.5 million in cost surcharges for purchased materials. We continue to act to minimize supply shortages in 2004 but cannot foresee the extent of the impact that may be felt on future earnings.

In 2003, our sales totaled $290.2 million, which was 11.3% higher than the prior year. Our business in 2003 benefited from a broad-based increase in customer demand for our off-highway and automotive products in both the original equipment and service markets. Sales to our primary off-highway markets, including agricultural, industrial and construction, accounted for 60.8% of our total sales in 2003, with Deere as the primary customer for our diesel fuel injection equipment. Sales of on-highway products accounted for 39.2% of our total 2003 revenues, with valve-train components and DS fuel pumps supplied to DCX, Tritec and GM representing approximately 55% of this total. In 2003, our sales to OEMs increased by 10.4% to $162.4 million, with the largest gains in diesel fuel injection equipment sold to Deere and valve-train components sold to DCX. Our sales to the service markets in 2003 totaled $127.8 million and increased by 12.5% from the prior year, with gains in all of our major product lines.

In 2003, our net income totaled $9.1 million, which was significantly higher than the $1.1 million we reported for 2002. Again, improved operating leverage on increased sales volumes, especially in the higher margin service markets, and effective cost management combined to produce this result.

During the fourth quarter of 2003, we restructured our domestic senior bank credit facility, which was due to expire starting December 2003, to provide term loans in an aggregate principal amount of $25.0 million and a revolving credit facility of $40.0 million. Cash flows from our operations in 2003 totaled $36.1 million, which was $12.8 million more than 2002. We continue to generate sufficient cash to support existing operations and planned growth initiatives through capital investment.

We introduced two new products during 2003. A new Fuel Manager filter, the FM10, was designed to provide a more cost effective filtration solution for the original equipment market. Production of the Integrated Fuel System (“IFS”) began in 2003, incorporating components supplied by Stanadyne Amalgamations Private Limited, or SAPL, our joint venture in India. Initially produced for Deere, this product provides a low cost alternative to our rotary fuel pumps for small diesel engines.

The Transactions

On August 6, 2004, stockholders of the Company’s parent (Holdings), led by American Industrial Partners Capital Fund II, L.P. (“AIP”), completed the sale of all of their stock to KSTA Acquisition, LLC for $221.4 million. In addition to AIP, the selling stockholders included certain current and former members of management of the Company. Immediately following this transaction, KSTA Acquisition, LLC distributed all of the stock of Holdings to its parent, KSTA Holdings, Inc. and merged with and into the Company, which continues as the surviving corporation. As a result, KSTA Holdings owns 100% of the stock of Holdings. The stock purchase and the related transactions, including the issuance of the old notes, the entering into of a new senior secured credit facility, the repayment of certain existing indebtedness, including the tender for certain senior subordinated notes by KSTA Acquisition, LLC, the subsequent redemption of certain senior subordinated notes and the payment of related fees and expenses are collectively defined as the “Transactions.”

The Transactions have been accounted for using the purchase method of accounting, whereby the purchase cost has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed with the excess identified as goodwill, as set forth in the table below. The consolidated goodwill resulting from the transaction was approximately $146.9 million. Fair values are based on valuations and other studies that are substantially complete. The Company does not expect that the effect of any final adjustments to such valuations and studies will result in material adjustment to the purchase price allocation. The fair value of the purchase price has been allocated as of August 6, 2004 as follows:

Current assets	$111,297
Property, plant and equipment	132,113
Goodwill	146,893
Intangible and other assets	110,609
Deferred income taxes	7,221

Total assets acquired	508,133

Current liabilities	61,674
Capital lease obligations	811
Foreign debt	4,429
Senior subordinated notes (Prior Notes)	11,793
Long term deferred income taxes	46,132
Pension and other post-retirement liabilities	53,097
Other long term liabilities	197

Total liabilities	178,133

Net assets acquired	$330,000

The current assets included $23.0 million of acquired cash, with $11.8 million used for the settlement of the 10.25% Senior Subordinated Notes (the “Prior Notes”). During the period from August 6, 2004 to September 30, 2004, we recognized in our consolidated statement of operations approximately $0.2 million of excess purchase price allocated to inventory as cost of goods sold and approximately $0.3 million of additional amortization expense of intangible assets as selling, general and administrative expense, all as compared to our historical basis of accounting prior to August 6, 2004.

The intangible assets totaling $110.6 million included $51.1 million of non-amortizing trademarks and trade names, $15.9 million of debt issuance costs with an average useful life of 8.6 years, $24.3 million of technology with an average useful life of 12.8 years, and $18.6 million assigned to customer relationships with an estimated useful life of 10 years.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies involving estimates which we believe are the most critical to aid in fully understanding and evaluating the reported financial results include: product warranty reserves, inventory reserves for excess or obsolescence, income taxes, self-insured healthcare benefit costs, and pension and postretirement benefit liabilities. All of the preceding are more fully described in the notes to the consolidated financial statements included in this prospectus.

Basis of Presentation

The following table displays unaudited performance details for the periods shown. The three months and nine months periods ending September 30, 2004 include the combined results of the predecessor through August 5, 2004 and the Company beginning August 6, 2004. Net sales, cost of goods sold, gross profit, selling, general and administrative expense (“SG&A”), amortization of intangibles, Transactions related costs, management fees, operating income and net income of the Company are presented in thousands of dollars and as a percentage of net sales. Historical results and percentage relationships are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2003		2004		2003
	$	%	$	%	$	%	$	%
Net sales	86,453	100.0	70,007	100.0	260,477	100.0	214,341	100.0
Cost of goods sold	70,345	81.4	58,734	83.9	206,571	79.3	173,680	81.0
Gross profit	16,108	18.6	11,273	16.1	53,906	20.7	40,661	19.0
SG&A	7,992	9.2	7,208	10.3	24,272	9.3	21,513	10.0
Amortization of intangibles	740	0.9	367	0.5	1,067	0.4	1,106	0.5
Transactions related costs	22,702	26.3	—	0.0	22,702	8.7	—	0.0
Management fees	220	0.3	275	0.4	770	0.3	825	0.4
Operating (loss) income	(15,546)	(18.0)	3,423	4.9	5,095	2.0	17,217	8.0
Net (loss) income	(14,316)	(16.6)	576	0.8	(3,173)	(1.2)	6,860	3.2

Included in this registration statement are disclosures related to subsidiary guarantors not previously included in Form 10-Q as of and for the nine months ended September 30, 2004 as the Company had no outstanding registered securities on that date.

Comparison of Results of Operations

The Period from July 1, 2004 through August 5, 2004 for the Predecessor and the Period from August 6, 2004 through September 30, 2004 for the Company Compared to The Three Months Ended September 30, 2003

Net Sales. Net sales for the third quarter of 2004 totaled $86.5 million compared to $70.0 million in the third quarter of 2003, representing an increase of $16.5 million or 23.5%. The trends by operating segment, end markets and product lines for the third quarter of 2004, which are described below, are consistent with those experienced in the first six months of 2004.

Sales by operating segment reflect an increase in third quarter 2004 Precision Products revenues of $17.8 million or 32.9% more than the same period in 2003, while Valve Train revenues declined by $1.3 million or 8.2% during the same period.

Precision Products sales reflect continued strength in the underlying demand for this segment’s products in both the OEM and service markets. Shipments to OEM’s in the third quarter of 2004 increased by 30.8% or $8.3 million and shipments to the service markets increased by 35.0% or $9.6 million when compared to the third quarter of 2003. The strength in demand for diesel powered equipment in the agricultural and construction markets drove a 56.1% increase in third quarter business with Deere as compared to the same period in 2003. Precision Products recorded significant increases in third quarter sales of fuel filters, fuel pumps and fuel injectors. Third quarter shipments of diesel fuel pumps and injectors in 2004 and 2003 were $49.7 million versus $35.4 million, respectively. In addition to the added demand from Deere, this increase of $14.3 million or 40.3% was also driven by higher sales of fuel pumps for the Hummer and HUMMV vehicles produced by General Engine Products and the U.S. military. Sales of our new Integrated Fuel System (“IFS”) launched into production late last year, totaled $1.6 million in the third quarter of 2004. Sales of fuel filters totaled $18.6 million in the third quarter of 2004 or 25.5% more than the third quarter of 2003, with significant growth in both OEM and service market sales. Delivery of new automated assembly equipment for filter elements was delayed until the fourth quarter of 2004 due to scheduling problems with the machine manufacturer. Finally, the Precision Components and Assembly (“PCA”) product line reported sales totaling $3.6 million in the third quarter of 2004, reflecting a slight decrease of $0.2 million from the same period in 2003.

Sales of valve train products produced by the Valve Train segment totaled $14.5 million in the third quarter of 2004 and were $1.3 million or 8.2% less than the same period in 2003. Sales to OEM customers totaled $0.2 million less in the third quarter of 2004 versus the third quarter of 2003. An inventory adjustment by Tritec Motors, Ltda. resulted in a $1.3 million reduction in third quarter 2004 sales of roller rocker arms for the 1.6 liter engine produced in Brazil. This change was offset by $1.6 million increased demand in the third quarter of 2004 from DCX for VTAA’s used in their 3.5 liter engine powering the Pacifica and 300 vehicles. The balance of the change in OEM sales was due to an expected decline of $0.5 million in tappets sold to Ford Motor Company related to the phase-out of production of the Escort. Aftermarket demand for hardenable iron tappets was $1.1 million lower in the third quarter of 2004 as compared to the same period a year ago.

Gross Profit. Our gross profit totaled $16.1 million and 18.6% of net sales in the third quarter of 2004, versus $11.3 million and 16.1% of net sales for the same period in 2003. Gross profit results by segment followed the changes in sales reported above with improved gross profit in Precision Products more than offsetting lower gross profit in Valve Train.

The Precision Products segment recorded gross profit of $16.9 million or 23.5% of net sales in the third quarter of 2004, compared to $10.9 million or 20.2% of net sales recorded for the same period in 2003. All of this improvement was due to additional operating leverage from higher sales volumes in the third quarter of 2004 and a more favorable mix of higher margin aftermarket sales of filter and pump products. Gross profits were unfavorably impacted by higher manufacturing costs in the third quarter of 2004, due to cost premiums incurred for expedited production ramp up of the new IFS product and higher levels of overtime and inefficiencies associated with the significant increase in demand for virtually all of the segment’s products. Material cost surcharges related to the increased global demand for raw materials totaled $0.2 million in the third quarter of 2004.

The Valve Train segment recorded negative gross profits of $(0.8) million or (5.4)% of net sales in the third quarter of 2004 as compared to the gross profit of $0.4 million or 2.2% of net sales reported for the same period of 2003. All of the negative gross profit was recorded in July when reduced demand from both OEM and aftermarket customers combined with annual plant maintenance costs during the summer shutdown period to produce the loss. In August 2004, segment management introduced an Operational Performance Improvement Plan for the business that included several Lean Manufacturing, Six Sigma and competitive sourcing initiatives scheduled for implementation in 2004 and 2005. Gross profit results showed signs of improvement in August and September but were not large enough to erase the losses recorded in July. Material cost surcharges in this segment totaled $0.3 million in the third quarter of 2004 and are expected to continue to escalate through the balance of the year.

Selling, General and Administrative Expenses (“SG&A”). SG&A in the third quarter of 2004 totaled $8.0 million and 9.2% of net sales as compared to the $7.2 million and 10.3% of net sales reported for the same period of 2003. The $0.8 million increase was primarily due to third quarter 2004 increases of $0.2 million for expedited freight on sales costs in the Precision Products segment to support increases in customer schedules and $0.2 million higher post-retirement health care costs. The SG&A costs in the Valve Train segment reflected a decrease of $0.1 million from third quarter 2003 to third quarter 2004 due mostly to a shift from foreign exchange losses of $0.1 million recorded in 2003 to foreign exchange gains of $0.3 million recorded in 2004, offset by $0.2 million higher post-retirement health care costs in the third quarter of 2004. Higher post-retirement health care costs in both segments in the third quarter of 2004 are the result of the elimination through purchase accounting of unamortized actuarial gains recorded as income prior to the Transactions.

Amortization of Intangible Assets. Amortization of intangible assets increased to $0.7 million in the third quarter of 2004 from $0.4 million in the third quarter of 2003. This increase reflected the additional amortization resulting from the valuation of our intangible assets acquired through the Transactions.

Transaction Related Costs. The predecessor company incurred approximately $22.7 million of costs related to the Transactions in the third quarter of 2004. This amount included $16.3 million paid to certain members of management in connection with the settlement of outstanding stock options issued under the Management Stock Option Plan and other compensation related to the change of control; and $6.4 million for professional services and other fees incurred in support of the Transactions.

Operating (Loss) Income. An operating loss for the third quarter of 2004 totaled $(15.5) million or (18.0)% of net sales versus operating income of $3.4 million or 4.9% for the same period in 2003. The change in operating income from year to year was driven primarily by the $22.7 million of Transaction costs. Offsetting the effect of the Transaction costs were higher gross profits in the Precision Products segment. Lower gross profits recorded in the Valve Train segment in the third quarter of 2004 resulted in an operating loss of $1.5 million or (10.4)% of net sales compared to an operating loss of $0.6 million or (4.1)% of net sales in the third quarter of 2003.

Net (Loss) Income. Net losses in the third quarter of 2004 totaled $14.3 million due to the $22.7 million of Transaction costs versus net income of $0.6 million for the same period in 2003. Offsetting the effect of the Transaction costs and $2.0 million in additional interest expense due to higher debt was higher operating income of $3.8 million in 2004 as compared to the same period in 2003 and income taxes were $6.1 million lower in 2004.

The Period from January 1, 2004 through August 5, 2004 for the Predecessor and the Period from August 6, 2004 through September 30, 2004 for the Company Compared to the Nine Months Ended September 30, 2003

Net Sales. Net sales for the first nine months of 2004 totaled $260.5 million compared to $214.3 million in the first nine months of 2003, representing an increase of $46.1 million or 21.5%.

Sales by operating segment reflect an increase in the first nine months 2004 Precision Products revenues of $53.8 million or 33.2% more than the same period in 2003, while Valve Train revenues declined by $7.5 million or 14.3% during the same period.

Precision Products sales for the first nine months of 2004 totaled $215.9 million, reflecting a 29.1% increase in shipments to OEM’s and a 37.6% increase in sales to the aftermarket when compared to the same period of 2003. The growth in sales to OEM’s resulted primarily from increased demand from Deere for diesel fuel injection equipment. Sales to Deere increased by $26.7 million in the first nine months of 2004 as compared to the same period of 2003. Included in this increase was $2.8 million of 2004 sales of the new IFS product. Sales for the first nine months of 2004 increased by $6.0 million from the same period of 2003 due primarily to the production ramp up for PCA products, with additional injector and filter sales contributing to the year-over-year increase as well. Fuel pump sales to General Engine Products for the Hummer vehicle increased by $1.3 million in the first nine months of 2004 versus 2003. Precision Products sales to the aftermarket in the first nine months of 2004 increased by $29.2 million when compared to the same period in 2003. In addition to the increased service demand from Deere, sales of filter replacement elements accounted for $9.9 million of added revenues, with much of the remainder of the increase due to $8.8 million higher demand for service pumps from General Motors Corporation and $3.5 million additional fuel pumps to the U.S. military.

Valve Train segment sales were $7.5 million lower in the first nine months of 2004 compared to the same period in 2003. Sales to OEM customers decreased by $1.2 million in the first nine months of 2004. An inventory adjustment by Tritec Motors, Ltda. in the third quarter of 2004, resulted in a $1.3 million reduction in 2004 sales of roller rocker arms for the 1.6 liter engine produced in Brazil. This change was offset by $2.0 million increased demand in the first nine months of 2004 from DCX, primarily for VTAA’s used in their 3.5 liter engine powering the Pacifica and 300 vehicles. The balance of the change in OEM sales was due to an expected decline of $2.3 million in tappets sold to Ford Motor Company related to the phase-out of production of the Escort. Aftermarket demand for hardenable iron tappets was $5.8 million lower in the first nine months of 2004 as compared to the same period a year ago due to customer inventory reductions early in the year and added competition from foreign suppliers.

Gross Profit. Our gross profit in the first nine months of 2004 improved to $53.9 million and 20.7% of net sales, from $40.7 million and 19.0% of net sales for the same period in 2003. Gross profit results by segment followed the changes in sales reported above, with improved gross profit in Precision Products more than offsetting lower gross profit in Valve Train.

Precision Products gross profit of $54.5 million or 25.2% of net sales in the first nine months of 2004 was significantly higher than the gross profit of $35.8 million or 22.1% of net sales for the same period in 2003. All of this improvement was due to additional operating leverage from higher sales volumes in the first nine months of 2004 and a more favorable mix of higher margin aftermarket sales of filter and pump products. Gross profits were unfavorably impacted by higher manufacturing costs in 2004, due to cost premiums incurred for expedited production ramp up of the new IFS product and higher levels of overtime and inefficiencies associated with the significant increase in demand for virtually all of the segments products. Material cost surcharges related to the increased global demand for raw materials, negatively impacted gross profits in the first nine months of 2004 by approximately $0.4 million.

Gross profit for the first nine months of 2004 in the Valve Train segment was negative $(0.6) million or (1.3)% of net sales as compared to $4.9 million or 9.4% of net sales reported for the same period of 2003. A combination of lower sales volumes, particularly for product sold to the aftermarket, and increased manufacturing and overhead costs in this segment, resulted in the poor gross margin. Stronger gross profit results in the second quarter of 2004 were offset by negative gross profit in the third quarter driven by large losses in July. Material cost surcharges related to the increased global demand for raw materials negatively impacted gross profits in the first nine months of 2004 by approximately $0.7 million.

Selling, General and Administrative Expenses (“SG&A”). SG&A totaled $24.3 million in the first nine months of 2004 and was $2.8 million higher than the $21.5 million reported for the same period of 2003. Increases in 2004 SG&A costs included $1.3 million of higher costs in the Precision Products segment for salaries and accrued profit sharing expense based on higher earnings; a reduction in foreign exchange gains from $0.8 million recorded in 2003 to only $0.1 million recorded in 2004; and higher freight on sales cost of $0.7 million driven by increased revenues in the Precision Products segment.

Amortization of Intangible Assets. Amortization of intangible assets was $1.1 million the first nine months of 2004 and 2003. These amounts reflect the conclusion of the amortization of some of our patents in 2003 offset by increased amortization of the intangible assets acquired through the Transactions in 2004.

Transaction Related Costs. The predecessor incurred approximately $22.7 million of costs related to the Transactions in the third quarter of 2004. This amount included $16.3 million paid to certain members of management in connection with the settlement of outstanding stock options issued under the Management Stock Option Plan and other compensation related to the change of control; and $6.4 million for professional services and other fees incurred in support of the Transactions.

Operating Income. Operating income for the first nine months of 2004 totaled $5.1 million or 2.0% of net sales and was significantly less than the $17.2 million or 8.0% reported for the same period a year ago as a result of Transaction costs incurred in the third quarter of 2004 of $22.7 million. Offsetting the effect of the Transaction were higher gross profits in the Precision Products segment. Lower gross profits recorded by the Valve Train segment in the first nine months of 2004 resulted in an operating loss of $3.2 million or (7.2)% of net sales compared to an operating income of $2.5 million or 4.8% of net sales for the same period of 2003.

Net (Loss) Income. Net losses in the first nine months of 2004 totaled ($3.2) million due to the $22.7 million of transaction costs versus net income of $6.9 million for the same period in 2003. Offsetting the effect of the Transaction costs and $1.6 million in additional interest expense due to higher debt was higher operating income of $10.6 million in 2004 as compared to the same period in 2003 and income taxes were $4.7 million lower in 2004. The net income for 2003 included an after-tax gain of $0.8 million on the repurchase of a portion of our Prior Notes.

Basis of Presentation

The following table sets forth certain performance details for the periods shown. The amounts are presented in thousands of dollars and as a percentage of net sales.

	Years Ended December 31,
	2003		2002		2001
	(dollars in thousands)
	$	%	$	%	$	%
Net sales	290,199	100.0	260,690	100.0	254,450	100.0
Cost of goods sold	234,108	80.7	215,391	82.6	208,139	81.8
Gross profit	56,091	19.3	45,299	17.4	46,311	18.2
Selling, general and Administrative expenses	29,293	10.1	30,723	11.8	30,757	12.1
Amortization of intangibles	2,376	0.8	3,428	1.3	5,350	2.1
Management fees	1,100	0.4	1,100	0.4	1,100	0.4
Operating income	23,322	8.0	10,048	3.9	9,104	3.6
Net income (loss)	9,128	3.1	1,053	0.4	(1,407)	(0.6)

Comparison of Results of Operations

Year Ended December 31, 2003 Compared To Year Ended December 31, 2002

Net Sales. A strong rebound in the general economy and the off-highway equipment markets in particular, helped drive an 11.3% increase in our net sales for 2003. Sales totaled $290.2 million in 2003 as compared to $260.7 million in 2002, with significant gains reported in both segments.

Precision Products posted sales totaling $224.8 million in 2003, representing an increase of 10.5% from the 2002 sales figure of $203.5 million. All of the major product lines showed sales increases from the prior year. Sales in 2003 of fuel pumps, injectors and filtration products increased by $16.3 million or 8.3%, while sales of Precision Components and Assembly, or PCA, products totaled $13.0 million in 2003 or 64.5% more than the prior year, due to added business with Cummins and Caterpillar. Higher demand for products from the OEM markets totaled $9.5 million and included increases in sales to Deere, Cummins, Caterpillar, CNH Global N.V. and General Engine Products, Inc. Year-over-year sales to the service markets were $15.4 million higher in 2003 than in 2002, with a majority of this increase accounted for by our independent distributor network. These increases were only partially offset by declines of $3.6 million in the service demand for DS fuel pumps supplied to GM and $1.3 million and $3.0 million lower sales of diesel fuel injection equipment to Perkins Engine and SISU Diesel, respectively.

Valve Train reported sales of $65.4 million for 2003, totaling $8.1 million or 14.3% more than the same period in 2002. A significant portion of this increase, $7.8 million, was due to higher demand from DCX. While sales of individual rocker arm assemblies to DCX for the 3.5L LH platform ended as planned in August 2003, Valve Train has replaced these sales through the supply of the fully assembled valve-train actuator assembly (VTAA), comprised of nine rocker arm assemblies, to the 3.5 litre CS platform for the Pacifica vehicle and the LX platform for sedans. OEM sales to Tritec Motors, Ltda. in Brazil were $1.7 million higher in 2003, as success of the Mini Cooper continued to drive demand for the 1.6 litre gasoline engine that exclusively utilizes Valve Train roller rocker arm assemblies. These increases were offset partially by the expected decline of $2.4 million in sale of tappets to Ford Motor Company related to the phase-out of production of the Escort.

Gross Profit. Our gross profit totaled $56.1 million or 19.3% of net sales in 2003 as compared to $45.3 million or 17.4% of net sales in 2002.

Gross profit in the Precision Products segment increased by $9.3 million in 2003 from 2002 and improved as a percentage of net sales to 22.7% from 20.5%. This change resulted from a combination of improved operating leverage from higher sales levels, stronger sales to the higher margin service market, and lower manufacturing costs in the U.S.-based facilities. Gross profit was negatively impacted in 2003 by higher manufacturing costs related to the launch of new PCA products for Cummins and Caterpillar.

Gross profit in the Valve Train segment in 2003 totaled $5.1 million or 7.8% of net sales and was $1.5 million higher than the $3.6 million or 6.4% reported in 2002. Although some improvement was realized, additional gross margin on the year-over-year increase in sales volumes was depressed by higher manufacturing and factory overhead costs in 2003. Operating inefficiencies in both the Tallahassee, Florida and Windsor, Connecticut facilities have been addressed through a reorganization of segment management.

Selling, General and Administrative Expenses. SG&A expense, before amortization of intangibles and management fees, in 2003 was $29.3 million or 10.1% of net sales and was $1.4 million lower than the $30.7 million or 11.8% reported in 2002. There were two major components to this reduction. First, on June 1, 2003, we implemented changes to the retiree health benefit plans by standardizing cost sharing guidelines for all U.S. retirees participating in our retiree health plan. The impact of this change reduced our year-to-year expense for retiree health benefits by approximately $2.6 million. The second major component to the year-to-year reduction in SG&A costs was a change in direction for foreign exchange differences on Valve Train operations in Brazil; $0.7 million in gains during 2003 versus $1.8 million in losses during 2002. SG&A cost increases during 2003 included an additional $1.4 million in employee profit sharing plan expenses based on higher earnings, $0.2 million in freight on sales associated with increased business levels and $0.4 million in professional fees. Foreign SG&A increased by $1.2 million due to additional costs in the joint-venture in India and the impact of the strengthening Euro on our cost of operations in Italy and France.

Amortization of Intangibles. Amortization of intangible assets decreased to $2.4 million in 2003 from $3.4 million in 2002. This reduction reflected the conclusion of the amortization of our old business systems software that was replaced by our new enterprise resource planning system, or ERP, in 2002.

Operating Income. Operating income in 2003 was $23.3 million and 8.0% of net sales versus $10.0 million and 3.9% of net sales in 2002. Higher sales in both segments generated $10.8 million in additional gross profits which, when combined with $1.4 million in lower SG&A costs and $1.0 million in lower amortization expense, resulted in the significant improvement from the prior year.

Net Income. Our net income grew to $9.1 million in 2003 as compared to $1.1 million in 2002. This $8.0 million increase resulted from the $13.3 million improvement in 2003 operating income, a $0.7 million gain on repurchases of a portion of our existing 10 1/4% senior subordinated notes, $1.1 million less interest expense on lower debt and reduced borrowing rates, all partially offset by a $7.1 million increase in income taxes. Our effective tax rates were 43.7% and (23.6)% in 2003 and 2002, respectively. The 2003 tax rate included $1.4 million in taxes resulting from expiring foreign net operating losses. The negative tax rate in 2002 was due to the effect of foreign and state taxes on net losses. Additional information can be found in the notes to consolidated financial statements contained this prospectus.

Year Ended December 31, 2002 Compared To Year Ended December 31, 2001

Net Sales. Net sales for 2002 totaled $260.7 million and were $6.2 million or 2.5% higher than the $254.5 million recorded in 2001. All of the increase was produced by the Valve Train segment, where sales grew by $19.0 million or 49.7%. This significant increase in net sales came from three major sources. First, higher OEM sales of $5.0 million to DCX in the U.S. resulted primarily from stronger demand for the vehicles equipped with Valve Train roller-rocker arms. Second, sales to Tritec Motors, Ltd. in Brazil increased by $7.5 million in 2002 versus 2001, reflective of the first year of full volume production levels of the Mini Cooper. Third, increased demand from 2001 in the service aftermarket for hydraulic tappets, together with price increases, resulted in $6.5 million of additional sales in 2002. A significant downturn in fourth quarter sales in Precision Products resulted in an overall reduction in year-to-year sales of $12.8 million, or 5.9%. Included in this change was an expected $18.9 million annual reduction in service sales of the DS fuel pump to GM. Lower demand for this product is expected to continue as the in-service vehicle population diminishes with time. Increased sales of filter products and first-year PCA sales of $3.1 million and $5.2 million, respectively, partially offset the lower sales of DS fuel pumps. The remainder of the sales decline of $2.2 million in this segment came from fewer sales of other fuel pump and injector products, most of which is traceable to lower customer demand in the fourth quarter.

Gross Profit. After reporting year-over-year increases for the first nine months, our gross profit totaled $45.3 million or 17.4% in 2002 as compared to $46.3 million or 18.2% in 2001. Gross profit results by operating segment followed the changes in sales reported above. Higher sales volumes and price increases on aftermarket tappets allowed the Valve Train segment to record a gross profit in 2002 of $3.7 million or 6.4% as compared to zero gross profit reported in 2001. While reflecting a significant improvement from the prior year, the 2002 result for Valve Train was negatively impacted by overspending in the manufacturing and overhead areas as we struggled to contain costs while managing the 49.7% annual growth in sales. The downturn in fourth quarter sales in Precision Products had a heavy influence on the overall 2002 gross profit of $41.6 million or 20.5% of net sales. Reflecting a decrease from 2001, gross profits of $46.3 million or 21.4%, this sales volume driven decline required staff reductions during the year totaling 11.3% of segment employment, resulting in $0.4 million of severance costs.

Selling, General and Administrative Expenses. SG&A expense, before amortization of intangibles and management fees, in 2002 totaled $30.7 million and was only slightly less than the $30.8 million reported in 2001 due to nearly offsetting differences in each segment. A $1.6 million reduction from 2001 SG&A in Precision Products was primarily the result of $1.1 million less in ERP implementation costs following the launch of the new JD Edwards system in March 2002. Precision Products SG&A costs were also lower in 2002 due to $0.7 million of additional customer funding for new engineering programs. Valve Train recorded a $1.5 million increase in SG&A costs in 2002 due almost entirely to $1.1 million of additional foreign exchange losses on operations in Brazil.

Amortization of Intangibles. Amortization of intangible assets totaled $3.4 million in 2002 and $5.4 million in 2001. Amortization of goodwill was discontinued effective January 1, 2002 when we adopted FAS 142. Goodwill amortization in 2001 was $1.9 million.

Operating Income. Our operating income increased in 2002 to $10.0 million and 3.9% of net sales from 2001 figures of $9.1 million and 3.6%. The improvement was due primarily to higher sales and gross profit in Valve Train and lower SG&A costs in Precision Products. All of our operating profit was recorded in the Precision Products segment. Despite a significant improvement from 2001, the Valve Train segment reported $3.2 million in operating losses for 2002.

Net Income (Loss). Our net income totaled $1.1 million in 2002 as compared to a $1.4 million net loss for 2001. This $2.5 million increase resulted from the $0.9 million improvement in 2002 operating income, $0.7 million less interest expense on lower debt and reduced borrowing rates and a $0.5 million reduction in income taxes. Our effective tax rates were (23.7)% and 35.7% in 2002 and 2001, respectively. The negative tax rates are due to the effect of foreign and state taxes on net losses.

Liquidity and Capital Resources

Our principal sources of liquidity are cash on hand and cash flows from operations supplemented by a U.S.-based revolving credit facility under which $25.4 million was available for borrowings as of September 30, 2004. We occasionally utilize capital leasing and, for our foreign operations in Italy and India, maintain a combination of overdraft and term loan facilities with local financial institutions on an as-needed basis.

As of September 30, 2004, there were borrowings of $65.0 million under the new term loans, borrowings of $2.8 million under the new revolving credit line, $2.6 million in foreign overdraft facilities and $1.4 million in foreign term loans. Unless the availability of funds under the new revolving credit line is less than $5.0 million, the U.S.-based senior credit facilities have no maintenance financial covenants.

As of December 31, 2003, we had foreign overdraft facilities of $2.7 million with local financial institutions and $1.5 million of foreign term debt. We had cash on hand at December 31, 2003 of $18.0 million, which was $13.3 million more than a year earlier.

The following discussion of cash flows are significantly impacted by $23.1 million of cash disbursements made in connection with the Transactions. The major elements of the Transactions cash flows were $6.8 million to prepare and market the sale of the Company and $16.3 million to certain members of management and our employees to settle stock option awards and compensate for sale-related activities.

Operating Activities. Cash flows from operating activities for the nine months ended September 30, 2004, were a negative $(7.8) million, including $23.1 million associated with the Transactions, which, if removed, would reflect cash flows from operations of $15.3 million or $6.0 million less than the $21.3 million generated in the same period of 2003. Despite an additional $12.8 million of positive cash flow generated on earnings, this overall year-to-year decline was primarily due to cash requirements to support increases to working capital accounts driven by higher levels of business in the Precision Products segment. Increases in our accounts receivable and inventory balances during the first nine months of 2004 were greater than during the same period of 2003 by $4.7 and $9.0 million, respectively, with the majority of the cash requirement traceable to the Precision Products segment. Despite the higher levels of working capital in 2004, we continue to aggressively manage the accounts receivable and inventory relative to business levels. Accounts receivable days sales outstanding averaged 49.8 days for the first nine months of 2004, an improvement from the 53.7 days averaged for the same period in 2003. Inventory turnover averaged 8.4 turns for the first nine months of 2004, also reflecting an improvement from the 7.8 turns recorded for the like-period of 2003. An accrued liability of $3.1 million for workers’ compensation claims incurred in prior years was settled during the second quarter of 2004, thus further reducing the first nine months’ cash flows as compared to the prior year.

Net cash flows from operating activities totaled $36.1 million, $23.3 million and $14.1 million in 2003, 2002 and 2001, respectively. Representing a $12.8 million increase from 2002 levels, the stronger 2003 cash flows from operations were driven by a combination of $8.1 million higher net income enhanced by $3.1 million in deferred tax and $1.7 million of net cash from changes to asset and liability accounts.

In 2003, cash flows from operating activities before changes in assets and liabilities totaled $30.2 million and were partially offset by growth in accounts receivable to support the increased business levels in both segments. Although accounts receivable balances increased by $5.1 million during 2003, better utilization of the new ERP system installed in 2002 helped us reduce the DSO measurement to 53.3 days from 54.4 days in the prior year. Despite the higher levels of business, inventory levels were reduced by $4.3 million during 2003 and turnover showed significant improvement, increasing to 8.1 turns in 2003 from 7.1 turns in 2002. Much of this success is based on increased use of Kan-Ban techniques in Precision Products and “lean” manufacturing disciplines in Valve Train operations.

Growth in 2003 accounts payable totaled $2.4 million and was primarily in support of higher business levels. Other accrued liability accounts increased during 2003 by $4.8 million, again driven by higher business levels and associated expenses recorded for employee related costs for wages and benefits.

Investing Activities. Our capital expenditures for the first nine months of 2004 totaled $8.5 million, compared to $7.6 million for the same period of 2003. Capital expenditures in 2004 included $3.9 million in support of new products and programs, with the remainder applied to cost reduction, quality enhancements, safety and ergonomics improvements and general maintenance projects.

Our capital expenditures totaled $12.8 million, $10.9 million and $18.0 million in 2003, 2002 and 2001, respectively. These amounts reflect cash outlays for the purchase of machinery and equipment and the maintenance of existing facilities. Management estimates that we have historically spent, and will continue to spend, approximately $5.0 to $6.0 million annually on maintenance of plant and equipment. The remaining non-maintenance capital expenditures represent cash outlays for equipment, machinery or plant improvements in order to support new product and new customer opportunities, to effect cost reductions through process improvements, and to increase capacity to support increased production volumes for existing products. Capital expenditures in 2003 included approximately $7.7 million for new product programs including $2.5 million for the Deere IFS and $2.1 million for the gasoline direct injection (GDI) pump. An additional $0.6 million was spent in 2003 to increase capacity for the production of replacement filter elements. This program will increase element capacity by approximately 50% at a total cost of $1.6 million and will be concluded during 2004.

Financing Activities. Cash flows from financing activities for the nine months ended September 30, 2004 included a restructuring of the U.S.-based indebtedness in conjunction with the Transactions. We entered into new $100.0 million senior credit facilities comprised of a six year $65.0 million term loan and a $35.0 million 5 year asset-based revolving loan. We also issued $160.0 million of senior subordinated 10 year notes. The combined proceeds of the $65.0 million term loan, the $160.0 million notes and an equity investment of $105.0 million from funds managed by Kohlberg Management IV, L.L.C. were used to repay the prior term loans, redeem the Prior Notes and purchase the shares of our parent from AIP and related investors. Borrowings under the new revolving credit line totaled $2.8 million as of September 30, 2004, which after reductions for outstanding letters of credit, left available borrowing capacity of $25.4 million.

Cash flows from financing activities outside of our U.S. operations during the first nine months of 2004 included payments against the foreign term loan in India for $0.2 million, additional overdraft borrowings of $0.1 million at SAPL and overdraft repayment of $0.1 million at SpA. Payments against foreign capital lease obligations totaled $0.1 million for the first nine months of 2004.

Cash flows from financing activities resulted in net reductions in cash of $9.2 million, $9.7 million and $10.6 million in 2003, 2002 and 2001, respectively.

With respect to our United States indebtedness in the fourth quarter of 2003, we replaced the domestic senior bank credit facility scheduled to begin to expire in December 2003. The new senior bank facility was structured as $25.0 million of term loans and $40.0 million in revolving credit notes. We incurred and capitalized $1.5 million in debt issuance costs related to this new facility. During 2003 we paid down domestic term debt of $34.8 million with proceeds from refinancing and cash provided from operations. In 2002, principal payments of long-term debt totaled $5.6 million and $5.4 million of the revolving credit facility was repaid. Also during 2003, we retired $10.0 million in notes and realized a $0.7 million gain after the write off of unamortized debt issuance costs of $0.2 million.

With respect to its foreign indebtedness, borrowings against SpA’s overdraft facilities totaled $2.6 million and $1.7 million at December 31, 2003 and 2002, respectively, reflecting increases of $0.5 million in 2003 and $0.9 million in 2002. Borrowings in India in support of SAPL operations totaled $1.5 million in term loans. Investments in the share capital of SAPL by the minority partner provided an additional $0.3 and $0.5 million in cash during 2003 and 2002, respectively.

Pension Plans. We maintain a qualified defined benefit pension plan, or the Qualified Plan, which covers substantially all domestic hourly and salary employees, except for Tallahassee hourly employees, and an unfunded nonqualified plan to provide benefits in excess of amounts permitted to be paid under the provisions of the tax law to participants in the Qualified Plan.

The value of the Qualified Plan assets increased from $37.8 million at December 31, 2002 to $48.2 million at December 31, 2003. The combination of improved investment performance offset by declining discount rates during 2003 resulted in an increase in the Qualified Plan unfunded benefit obligation. Cash contributions to the Qualified Plan for the 2003 and 2002 plan years were $1.8 million and $2.5 million, respectively, and were paid in the third quarter of 2004 and in 2003 to achieve a current liability funding level of 80%. Funding levels for the 2004 plan year, while dependant on the return on invested assets and direction in market interest rates for the balance of this year, are expected to be approximately $10.0 million to achieve a 90% current liability funding level.

The expected long-term rate of return on assets assumption is developed with reference to historical returns, forward-looking return expectations, the Qualified Plan’s investment allocation, and peer comparisons. We selected the 8.75% expected return assumption used for 2003 net periodic pension expense with input from the Qualified Plan investment advisor. The investment advisor analyzed actual historical returns and future expected returns of asset class benchmarks appropriate to the Qualified Plan’s target investment allocation. The analysis also reflected asset return premiums anticipated as a result of active portfolio management, as appropriate for each benchmark asset class. Based on these considerations, we decreased the expected return assumption by 25 basis points, from 9.00% used for 2002 to 8.75% used for 2003. The decrease in this assumption is primarily due to a decrease in the future expected return of the Qualified Plan’s fixed income portfolio, and reflects the low yields currently available on investment-grade fixed income investments. Since the expected return on assets assumption is long-term in nature, changes in this assumption are made less frequently than changes in the discount rate assumption.

The assumed average salary compensation increase was reduced from 5% to 4% for the 2003 measurement to reflect the current economic conditions. No compensation increase rate is applicable for the hourly plans, as they are flat pay for each year of service (regardless of compensation earned).

The discount rate used to value the pension obligation was developed with reference to a number of factors, including the current interest rate environment, benchmark fixed-income yields, peer comparisons, and expected future pension benefit payments. The discount rate of 6.25%, set at December 31, 2003, reflects the yield currently available on a portfolio of high-quality corporate bonds with cash flows that match the timing and amount of future benefit payments of the Qualified Plan. The selection of this rate was supported by an analysis that involved selecting a portfolio of bonds rated AA- or better by Standard & Poor’s, maturing in each of the next sixty years timed to match the Qualified Plan’s cash flow needs. Once the appropriate bonds were identified, the total purchase price of the portfolio was determined and the discount rate benchmark was measured as the internal rate of return needed to discount the cash flows to arrive at the portfolio price.

As of December 31, 2003, the fair value of assets of our pension plan was less than the accumulated benefit obligation of the plan. As a result, we were required to record an additional minimum pension liability in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” This resulted in an additional minimum liability of $3.0 million, an intangible asset of $1.6 million (representing the amount of unrecognized prior service cost), a non-cash charge to accumulated other comprehensive income of $1.4 million offset by a deferred tax asset of $0.6 million. As of December 31, 2002, we recorded an additional minimum liability of $5.2 million, an intangible asset of $1.8 million, a non-cash charge to accumulated other comprehensive income of $3.4 million offset by a deferred tax asset of $1.3 million in excess of the expected rate of return. The $2.0 million incremental decrease in accumulated other comprehensive loss from December 31, 2002 to December 31, 2003 was driven primarily by the pension trust fund’s asset favorable performance during 2003. The improvement would have been greater except for the negative impact of a continued decline in market interest rates, which increased the present value of the plan’s liabilities. Since the investment market environment and the significant decline in market interest rates over the last several years are the primary driving forces behind recognition of additional minimum pension liabilities, a continued market recovery and/or an increase in market interest rates could reverse all or a portion of these items in future periods. No additional liabilities were required to be recognized for the nonqualified supplemental retirement plans because the accrued benefit cost of that unfunded plan exceeds the accumulated benefit obligation.

Off Balance-Sheet Obligations

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

As of September 30, 2004, the due dates and amounts of our contractual obligations are as follows:

	Payments due by Period
	Less than 1 year	1 to 3 years	3 to 5 years	Greater than 5 years	Total
	(Dollars in thousands)
Our new senior secured credit facilities:
Revolving loan (1)	$—	$—	$2,750	$—	$2,750
Term loan (1)	650	1,300	1,300	61,750	65,000
Notes offered hereby	—	—	—	160,000	160,000
Interest on fixed rate debt	16,444	32,000	32,000	80,000	160,444
Operating leases	1,246	1,266	218	—	2,730
Capital leases	310	419	111	—	840
Long-term debt	2,961	595	426	—	3,982
Purchase obligations(2)	4,867	—	—	—	4,867
Other long-term liabilities(3)	556	722	953	5,595	7,826

Total	$27,034	$36,302	$37,758	$307,345	$408,439

(1)	No interest expense has been included in the obligation with the variable interest rates.
(2)	Consists of major obligations for capital purchases of plant improvements, machinery and equipment. Not included in these amounts are the routine trade commitments we enter into with our suppliers for the purchase of raw materials and other goods and services under customary purchase order terms. We are unable to determine the aggregate value of these purchase orders and do not have any material agreements for purchases that exceed expected requirements to satisfy customer demand.
(3)	Consists of estimated benefit payments over the next ten years to retirees under an unfunded domestic nonqualified pension plan and, with respect to the Italian subsidiary, an unfunded leaving indemnity liability.

In addition the Company has entered into a new management agreement with Kohlberg & Company, L.L.C., to pay $0.75 million annually as management fees.

Quantitative And Qualitative Disclosures About Market Risk

We are exposed to market risks including changes in interest rates and changes in foreign currency exchange rates as measured against the U.S. dollar.

Interest Rate Risk. The carrying values of our revolving credit lines and term loans approximate fair value. The term loans are primarily LIBOR-based borrowings and are re-priced every one to three months. A 10% change in the interest rate on the term loans would have had a negligible effect on the interest expense recorded in the first nine months of 2004. The notes bear interest at a fixed rate and, therefore, are not sensitive to interest rate fluctuation. The fair value of our $160.0 million in notes on September 30, 2004 was approximately $160.0 million. Market quotations are not available at this time because the notes have not yet been registered for trading.

Foreign Currency Risk. We have subsidiaries in Brazil and Italy, a joint venture in India and a branch office in France, and therefore are exposed to changes in foreign currency exchange rates. Changes in exchange rates may positively or negatively affect our sales, gross margins, and retained earnings. However, historically, these locations have contributed less than 15% of our net sales and retained earnings, with most of these sales attributable to the Italian and Brazilian subsidiaries. We also sell our products from the United States to foreign customers for payment in foreign currencies as well as U.S. dollars. Foreign currency exchange differences were negligible for the nine months ended September 30, 2004 and a net gain of $0.7 million for the same period in 2003. A majority of the exchange differences are related to our operations in Brazil. We do not hedge against foreign currency risk.

Recent Accounting Pronouncements

Since the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2003, there have been no new accounting pronouncements issued which affect the Company’s financial statements.

BUSINESS

General

We are a leading worldwide designer and manufacturer of highly engineered, precision-machined products used predominantly on diesel engines, principally for off-highway applications such as agricultural and construction vehicles and equipment. With over 130 years of machining experience, our core competencies in product design, precision machining, and the assembly and testing of complex components have earned us a reputation for innovative, high-quality products. The strength of our technological capabilities and client relationships is evidenced by the fact that for 100% of the original equipment engine platforms on which our products are applied, we are the sole-source provider of such products.

Our principal products are fuel filtration systems, fuel pumps and fuel injectors for diesel engines and valve train components for gasoline engines. Our products serve to improve engine performance by utilizing technologies that are key to achieving emissions compliance, noise reduction and fuel economy. We sell our products primarily to off-highway diesel engine original equipment manufacturers, or OEMs, such as John Deere, Caterpillar and Cummins, for use in a variety of applications, including agricultural and construction vehicles and equipment, trucks, industrial products and marine equipment, and also provide valve train components to the automobile market. We generally supply our products to OEMs on a sole-source basis throughout the manufacturing term of the engine platform, which, for off-highway platforms, is typically characterized by 15 to 20 years of production runs. Due to the expense and long lead times necessary to develop application specific engine components, it is rare for a competitor to replace an incumbent component supplier like us during the production term of an engine platform.

In addition, we have an extensive aftermarket distribution network through which we sell replacement units and parts. Our aftermarket business is driven primarily by sales of our fuel filters, which are proprietary in nature and are replaced with high frequency, typically on an annual basis. Our aftermarket replacement products utilize our proprietary design features and complex product specifications, which, coupled with our patented or extensive installed base, make it very difficult for other manufacturers to successfully compete with us. Our strengths allow us to serve the aftermarket for virtually all of our original equipment products. The predictable and recurring revenue stream that results from our entrenched aftermarket position across all of our product lines, coupled with the high margins we enjoy in this line of business, are representative of our strong aftermarket business. Our aftermarket business accounted for 44% of our revenues for the nine months ended September 30, 2004.

We are recognized by our customers as a leading manufacturer of precision machined, extremely close tolerance products. We produce our products using a broad range of state-of-the-art highly engineered manufacturing processes, including precision turning, drilling, honing, reaming, and heat-treating. Each product requires numerous precision operations to complete, involving a high degree of technological expertise applied to a broad range of materials, and requiring sophisticated gauging and measuring equipment. Our engineering and manufacturing abilities allow us to deliver levels of precision machining that we believe serve as a competitive advantage.

We conduct our business through two principal segments: the Precision Products and Technologies Group, or Precision Products, and the Precision Engine Products Corp., Precision Engine or Valve Train. Precision Products and Valve Train accounted for 83% and 17%, respectively, of our net sales for the nine months ended September 30, 2004.

Of our net sales for the nine months ended September 30, 2004:

•	By product line, our Precision Products consisting of pumps, filters, injectors and PCA accounted for 43%, 21%, 16% and 5%, respectively, of total net sales, and Valve Train accounted for 17% of total net sales;

•	Our aftermarket and OEM sales accounted for 44% and 56%, respectively, of total net sales; and

•	Our Off-Highway and On-Highway sales accounted for 64% and 36%, respectively, of total net sales.

Precision Products. Precision Products primarily serves the agricultural and construction market and manufactures fuel filtration systems, fuel pumps and fuel injectors for diesel engines. Within this group, our Precision Components and Assembly product line, or PCA, markets our extensive manufacturing and engineering capabilities to customers with specialized processing and manufacturing requirements. Because fuel system components are so fundamental to the proper functioning and optimum performance of a diesel engine, they are custom engineered for a specific engine platform. Our fuel filtration systems are used in diesel engines of up to 600 horsepower, which covers a high percentage of diesel engines produced worldwide. We sell a complete line of fuel filters for diesel engines and are recognized as a leader in the modular design of diesel fuel filtration systems. We also produce highly engineered fuel injection pumps for our customers. We believe we are the largest independent (non-captive) manufacturer of diesel fuel injection equipment in the United States, and one of only five independent worldwide manufacturers selling to the markets in which we compete. Our fuel pumps and injectors are among the most highly engineered, precision manufactured components on a diesel engine and comprise the core components of a diesel engine’s fuel system. For the nine months ended September 30, 2004, Precision Products reported $215.9 million in net sales.

Valve Train. Valve Train is a leading worldwide supplier of aluminum roller rocker arm and valve train actuation assemblies to the automotive market and is a leading, innovative supplier of other valve train components such as hydraulic valve lifters and lash adjusters used primarily in gasoline engines. We supply these proprietary products on a sole-source basis for the engine platforms in which such products are applied. Our valve train components enhance energy efficiency and performance and are more efficient in reducing valve train noise, minimizing maintenance requirements and assisting in improved fuel economy and decreased emissions. Our 50 years of experience in engineering, developing, testing and manufacturing valve train products provides us with an expertise that creates a high barrier to entry into this market. The long development time necessary to develop the expertise and competencies needed to design and manufacture these products further enhances our competitive position in this market. For the nine months ending September 30, 2004, Valve Train reported $44.8 million in net sales.

The Industry

The global diesel engine products market includes applications related to agricultural and construction equipment, industrial machinery, trucks, marine equipment and automobiles. The global diesel engine products market is comprised of large international suppliers, as well as smaller participants. The global diesel engine products market totaled $65 billion in 2002, and is expected to grow at an annual rate of 6.3%, to $120 billion, from 2002 to 2012, while, historically, the global industry grew by 5.9% per year from 1992 to 2002, according to The Freedonia Group. Growth in engine volumes and the increased penetration of diesel products within the engine products market drives the growth rate of the overall diesel engine market. The diesel products market consists of the off-highway and on-highway segments, and we participate primarily in the off-highway segment.

Off-highway diesel engine products include applications for the agricultural, construction, industrial and marine sectors. The diesel engines within these markets are used in such products as tractors, harvesters, wheel loaders, backhoes, forestry equipment and power generators. Agricultural equipment growth is correlated with the overall performance of the farm industry. A recent Environmental Protection Agency study segmented the U.S. off-highway market for diesel engine usage and concluded that diesel engine growth will range from 3.0% and 6.8% per annum from 1996 until 2010 for the majority of engine usage categories.

Factors supporting the strong growth prospects in the off-highway diesel engine products market include:

•	The $75 billion U.S. Farm Security and Rural Investment Act of 2002, which we believe will continue to further strengthen farm income, farm investment and the broader agricultural sector. Additionally, U.S. farm receipts are projected to strengthen in 2004 and thereafter, driven primarily by a 5% increase in crop receipts over 2003;

•	The $318 billion U.S. highway spending bill pending before Congress, which is expected to set highway spending budgets for 2004 through 2009; and

•	Our top four customers, who accounted for almost half of our 2003 sales, are projecting an average annual earnings growth of 7.2% over the next five years.

Competitive Strengths

Sole-Source Supplier and Integral Partner With Customers. We are a sole-source supplier and integral partner to an industry leading customer base. We have core competencies in product design, precision manufacturing, and the assembly and testing of complex high-pressure fuel systems. We have earned a reputation for innovative, high quality products. Our engineers work closely with customers for two to five years in advance of production to develop and apply products that are customized for each application and are typically proprietary. Our collaborative approach to product development, combined with technologically advanced product engineering and process expertise, have enabled us to become the sole-source supplier of choice in our specific product markets.

Strong Customer Relationships. Our customers are the largest and most successful companies in the global agricultural, construction and automotive industries. We have long-standing relationships with industry leading OEMs including Deere (50 years), DaimlerChrysler (50+ years), Caterpillar (50+ years), General Motors (20+ years) and Cummins (20+ years). We are among the preferred suppliers within our market and are typically the sole supplier of those of our products that an OEM has applied to a specific engine platform. The length of our relationships with these industry leaders represents the durability of the global partnerships that we have established and grown over time. In addition, our strong customer relationships have promoted our recurring revenue streams and created heightened barriers to entry.

Captive Replacement Filter Business. Our filters are designed on a proprietary basis and are tailored specifically to an OEM engine series. Each diesel engine series typically has a life cycle of approximately 15 to 20 years. Once applied to an engine, only a Stanadyne-manufactured filter product can properly perform for the particular engine. Filter elements are replaced, on average, at least once per year for the life of an engine. As a result, our filter element aftermarket business provides us a very high-margin, recurring and predictable cash flow stream that will continue to grow with increased Stanadyne filter placements. We sold 6.5 million filter elements in 2003. The compounded annual growth rate in this business over the 1998-2003 period was 8.2%. In addition, we have a number of other specifically tailored proprietary products that we expect also will contribute to the growth of our aftermarket business.

Extensive Aftermarket Distribution Network. Since only our products are used as replacement units for an engine platform on which our products have been applied, our OEM customers require us to maintain a global and substantial aftermarket presence in order to properly support their in-field equipment. With more than 50 years of experience in the aftermarket, we have established an extensive network of over 83 independent central distributors and 1,142 service dealers that, along with original equipment service customers and other major aftermarket distribution companies, support our large installed product base in an efficient and profitable manner. We believe that our strong and independent aftermarket presence is a key competitive advantage. Our aftermarket represents a growing, high-margin, recurring revenue and earnings stream. With a large and growing in-service equipment population, we believe we are well positioned to further increase recurring replacement sales.

Favorable End Market Trends. We benefit from favorable trends in each of our primary end markets. Diesel engines are instrumental to many of the world’s basic industries, including agriculture, construction and industrial manufacturing. Industry and economic analysts are forecasting that our end markets will outperform the growth projected for the broader economy. According to The Freedonia Group, the global diesel engine products market is expected to grow at an annual rate of 6.3%, to $120 billion, from 2002 to 2012. The agriculture market is forecast to benefit from the growing production and demand for agricultural products in Asia, especially China, as well as in the United States from the U.S. Farm Security and Rural Investment Act of 2002, which is expected to provide $75 billion in new agricultural-related spending over the next decade. Similarly, the construction sector is expected to benefit from the proposed six-year, $318 billion renewal of the U.S. highway spending bill and the replacement of aging equipment in the industry. In addition, our top four customers, who accounted for almost half of our 2003 sales, are projecting an average annual earnings growth rate of 7.2% over the next five years. These factors represent favorable trends in each of our primary end markets.

Flexible, Low Cost Manufacturer. Because our workforce is non-unionized, except where required by law (Italy), we maintain average labor costs that we believe are lower than those of our larger unionized competitors. Furthermore, our collaborative relationship with employees permits flexibility in job assignments, enabling highly effective cost control and optimal utilization of employees while providing for continuous improvement. This flexibility enables us to schedule, manage, and precision manufacture both low and high volume orders for customers. As a result, we are able to manufacture more than 6,500 SKUs in a cost efficient manner. In addition, we have used, and will continue to use, geographic expansion as an opportunity to reduce manufacturing and component sourcing costs. For example, in 1999, we established a manufacturing operation in Brazil to sell aluminum roller rocker arm assemblies to Tritec, a joint venture company of DaimlerChrysler and BMW. More recently, we established a lower cost manufacturing operation in India, which also serves as the local customer point of contact with Deere’s joint venture in India and as a source of low-cost components from India-based suppliers. Our focus on cost control and reduction has contributed to improving our profitability.

Experienced Management Team With a Proven Track Record. We are led by an experienced management team, which has an average of 25 years of relevant industry experience and has been with us on average for over 15 years. Our management team has a proven track record in generating strong cash flows, developing innovative new products, building strong customer relationships, working with its highly skilled workforce, and achieving operational improvements and product initiatives while operating in a highly levered environment. In addition, our engineers and technicians have an average industry experience of 19 and 15 years, respectively.

Business Strategy

We seek to increase sales and improve profitability by capitalizing on favorable industry trends and on our position as a leading manufacturer of highly engineered, precision manufactured engine components. Specifically, our business strategy seeks to:

Expand Market Penetration. We are focused on increasing sales to new and existing customers through continuously improving existing products and expanding our product offerings through innovation. We develop products with a focus not only on enhancing performance of customers’ engines, but also on helping customers exploit changing technological and market demands. Our engineers work closely with customers to develop customized products that synergistically strengthen and secure our customer-supplier relationship, our long-term aftermarket supply position, and ability to win contracts to supply future generations of engine platforms. For example, our strong 50 year relationship with Deere led to the successful introduction in 2003 of our Integrated Fuel System (IFS) and our FM10 Fuel Manager, which are designed into the new Deere 250 Series Engine. We are also working with DaimlerChrysler to develop new proprietary technology for next generation gasoline engines, known as gasoline direct injection (GDI) engines, for application to Mercedes-Benz vehicles. In addition, we believe we can expand sales through our development of strategic marketing and distribution alliances similar to our alliance with Timken established in 2003 to design and sell valve train systems.

Expand Aftermarket Business. We generate significant and recurring cash flows through our aftermarket business. We continue to focus on acquiring new platform applications from new and existing customers to increase the installed unit base of our products, thereby further bolstering a stable, recurring revenue stream associated with our aftermarket sales. For example, through our alliance with Wix, a significant customer and manufacturer of filters for the aftermarket, we are targeting sales of fuel filtration kits to dozens of smaller equipment manufacturers in North America to which Wix markets its other products. We will continue to pursue new alliance opportunities to further penetrate untapped portions of the aftermarket customer base.

Increase Operating Efficiencies. We target overhead, material and manufacturing cost savings objectives as part of ongoing cost reduction and continuous improvement programs. We aggressively manage costs to maintain and improve margins in all of our major product lines by fostering a culture of proactive, continuous cost reduction and process improvement. We establish specific cost reduction objectives annually, and we measure and report progress on a weekly, monthly and year-to-date basis. Each element of our program is detailed and assigned to members of management to promote cost savings. As an example, we initiated an investment and process automation program in 2003 for a filtration product that we expect will reduce our manufacturing cost by approximately 30% annually, beginning in 2005, and increase the production capacity needed to support future growth. We will also increasingly utilize our low-cost foreign operations, where we enjoy lower labor costs to source, manufacture, and assemble certain products (for both export and local consumption) in order to improve our overall product margins.

Our Products

As described above, we operate in two principal segments: Precision Products and Technologies Group, or Precision Products, and Precision Engine Products Corp., or Valve Train. Within our Precision Products segment, we design, manufacture, and market fuel filtration systems, fuel pumps and fuel injectors for diesel engines. Our Precision Components and Assembly product line markets our extensive manufacturing and engineering capabilities to customers with specialized processing and manufacturing requirements. Our Valve Train segment designs, manufactures, and markets valve train components primarily for gasoline engines, including roller rocker arm and valve train actuation assemblies, as well as hydraulic valve lifters and lash adjusting devices. All of our products are currently manufactured at one of our seven global manufacturing locations.

Precision Products

Overview. We primarily serve the agricultural and construction market and manufacture fuel filtration systems, fuel pumps and fuel injectors for diesel engines. We also manufacture various precision machined products for other companies that are supplied on a sole-source basis. Our fuel filtration systems are for diesel engines of up to 600 horsepower, which covers a high percentage of diesel engines produced worldwide.

Precision Products’ primary products, fuel filtration systems, fuel pumps and fuel injectors, are among the most highly engineered, precision manufactured components on a diesel engine and comprise the core components of a diesel engine’s fuel system. Because fuel system components are so fundamental to the proper functioning and optimal performance of a diesel engine, we essentially custom engineer fuel systems for a specific engine platform. As a result, we typically supply these components on a sole-source basis for the life of engine platforms and enjoy a leading position in the aftermarket. We also manufacture diesel fuel filters, fuel heaters and water separators, oil pumps and other precision manufactured components and distribute diesel fuel conditioners, stabilizers and diesel engine diagnostic equipment. We have been successfully pursuing business to manufacture and assemble, on an exclusive contract basis, components designed by other companies due to our competencies in precision manufacturing, assembly and testing of complex products.

In October, 2001, we entered into a joint venture with Amalgamations Private Limited in the state of Tamil Nadu, India, to form Stanadyne Amalgamations Private Limited. The joint venture started manufacturing diesel fuel injection equipment for export in the second quarter of 2003. Precision Products currently holds a 51% controlling share of the joint venture.

Products. Precision Products manufactures three main products: fuel filters, fuel pumps and fuel injectors.

Fuel Filters. We manufacture a complete line of fuel filters for diesel engines used in applications ranging from agricultural and construction equipment to trucks. Fuel filters remove debris and other impurities from fuel to protect the injection system from damage and wear. In order to best protect our proprietary designs, which are unique to each customer application, we attempt to obtain patent protection for all of our filtration system designs. Our warranties require that Stanadyne products be used. The filter element is replaced an average of once per year, and because of its relatively low end-customer cost of $15 to $20 on average (compared to the value of the engine that it protects), users tend to follow such replacement guidelines. As a result, the growing base of installed units supports a very high-margin, predictable and recurring revenue stream for us.

We also offer a modular design of filtration products. Modular design products allow engineers, dealers, and equipment owners to easily upgrade the capabilities of the filtration system on their engines without excessive engineering validation testing. We believe these attributes make our filtration products among the lowest-cost, high-quality and value-engineered products in the marketplace. Our filters are designed on a proprietary basis and are tailored specifically to an OEM engine series. Each diesel engine series typically has a life cycle of approximately 15 to 20 years.

Our primary filter product is the patented Fuel Manager® which features interchangeable modular components that allow our basic filter design to be customized for nearly any diesel engine platform. Fuel Manager® optional installation designs allow for either engine or chassis mounting and conveniently provide for add-on components such as water separators, sensors (water presence indicators or filter change indicators), fuel heaters, fuel primers, and electric lift pumps. The size or capacity of the Fuel Manager® is also variable, allowing it to be applied across a broad range of engine sizes and end-use applications. For ease of maintenance, tools are not required to change the modular options or replace the filter elements. The Fuel Manager® also has a dry change feature that reduces fuel spillage. In addition, we have introduced a compact-sized filter product to target the one, two and three cylinder small engine market. The Fuel Manager® product line today consists of the FM10, FM100, and FM1000 series covering the full range of engines from less than 50 horsepower through Class 8 trucks and very large construction and agricultural equipment with up to 600 horsepower.

Fuel Pumps. We produce fuel injection pumps for use on diesel engine series up to 250 horsepower. Our primary product focus is on engines used in the off-highway markets, primarily agricultural, industrial, construction, and power generation applications. In general, diesel fuel pumps pressurize the fuel and deliver exact quantities to each cylinder with precisely the correct timing. The fuel pump is crucial to an engine manufacturer’s performance and fuel economy objectives. The fuel pump is the most highly engineered, precision-manufactured component on a diesel engine and is the core component of the fuel system.

We currently offer three different categories of fuel injection pumps:

Electronic Pumps: We introduced the DS Electronic pump model in 1993. This pump is an electronically controlled distributor pump designed specifically for 8-cylinder engine applications. The pump is suitable for high-speed, emission-sensitive applications and offers superior, precision electronic control of fuel quantity, combustion timing and high injection pressure. In 2002, we modified our DS pump and introduced our new DE Electronic pump model, which is targeted for lower speed, emissions-regulated off-highway applications. Optional features on the DE pump assist engine manufacturers to meet U.S. off-road emissions standards. We believe that the DE pump is currently among the most technologically capable and cost effective fuel systems offered for most current and future off-highway applications.

Mechanical Pumps: Mechanical pumps generally offer a lower level of capability than electronic pumps but do not require an electronic control module. They are therefore less expensive. Many off-road equipment markets are extremely cost sensitive, making mechanical fuel systems the preferred choice of pump, especially for mid and low power ratings. We produce the DB2 pump for engines up to 125 horsepower, and the DB4 for engines up to 250 horsepower. We continue to incorporate new design features into these basic and cost effective pumps that have enhanced performance in areas such as engine starting, engine performance at high altitudes and low speeds, and reductions in fuel emissions.

Unit Pumps: Unit type diesel fuel injection pumps are typically used on smaller engines with less than 50 horsepower. Unlike distributor pumps, these pumps are mounted partially inside the engine. We have taken this basic configuration and developed a technologically advanced configuration, the Integrated Fuel System, which assists engine manufactures in complying with engine emissions requirements without the aid of electronics.

In addition, Gasoline Direct Injection (GDI) technology is currently being developed that will afford an engine maker the opportunity to achieve a 10 to 15% improvement in fuel efficiency. The improved fuel consumption of a GDI engine is a result of more precise control of fuel quantity, improved thermal efficiency, and reduced pumping losses, all provided by using a direct injected engine. Leveraging our years of experience in the design and development of high-pressure fuel injection pumps, we have designed a gasoline supply pump for use on a next generation gasoline engine. In this engine, gasoline is directly injected into each cylinder for each individual combustion event by the GDI pump. Our GDI supply pump increases injection pressure to approximately 3,000 pounds per square inch (psi), compared to the current 30-79 psi for the typical, current technology multi-port injection system. The higher pressure is required to achieve an acceptable in-cylinder air/fuel mixing that, when coupled with electronic controls of both the engine and fuel system, affords the engine maker the opportunity to improve fuel efficiency. We have been working collaboratively with DaimlerChrysler in a joint design and engineering program to apply the GDI pump in its Mercedes-Benz vehicles, which has resulted in a signed development and supply agreement. Our GDI pumps are now being evaluated at four different customers, including our technology partner DaimlerChrysler, which is now preparing for series production.

Fuel Injectors. A fuel injector is an assembly comprised of a nozzle and a nozzle holder through which a measured amount of fuel, determined by the fuel pump, is injected under high pressure into the combustion chamber through a hole or holes in the nozzle. A smaller diameter nozzle provides the engine designer more flexibility for the location of the injector in the cylinder head, assisting in cleaner combustion and accordingly reduced emissions, increased power, and improved fuel economy. Our fuel injectors deliver fuel under pressure into an engine’s combustion chamber for engine applications ranging from 10 to 300 horsepower.

Our fuel injection products are detailed below:

Conventional 17mm and 21mm Injectors: Injectors of this size and type have traditionally been used in most high volume on- and off-highway applications for the past 50 years.

Pencil Nozzles®: We developed the Pencil Nozzle® 30 years ago as an alternative to the 17mm and 21mm injectors. Its compact 9.5mm diameter provides the engine manufacturer more flexibility in the positioning of the injector in the cylinder head and combustion chamber, thereby improving performance. We believe we are the only supplier currently offering this compact design.

Rate Shaping Nozzle (RSN®) Injector: In 1997, we introduced our patented RSN® technology in both our Pencil Nozzle® and the 17mm and 21mm diameter injectors. This patented technology lowers combustion noise, improves diesel engine emissions, and achieves rate shaping of the initial fuel injection quantity in a cost effective manner. We believe that the performance features and the extremely compact design provide a distinct advantage over our competitors’ products.

Integrated Fuel System (IFS): In 2003, we introduced our Integrated Fuel System as a technological extension of our unit pump product line. IFS integrates an advanced technology unit pump with a reduced size Pencil Nozzle® known as a Compact Pencil Nozzle (CPN®), the smallest in the industry. The IFS first entered production in 2003 on a sole-source supply basis on the new Deere 250 Series engine. Because it offers an extremely cost effective, technically advanced product for small engine manufacturers while also assisting in compliance with emissions standards, we expect the IFS to be popular among international engine manufacturers.

Precision Components and Assembly

We established our Precision Components and Assembly business unit, or PCA, to leverage our design, engineering, and high precision process manufacturing expertise in order to benefit from the OEM engine and vehicle industry out-sourcing trends. Our existing customer relationships are a significant source of revenue for the PCA.

Two of our industry leading customers, Cummins and Caterpillar, awarded us key contracts to launch our PCA business in 2002 and 2003, respectively. Today, we are making a variety of components for these two customers, including fuel accumulators, plungers, high-pressure pump camshafts, valve actuators, high-pressure connectors, and fuel pump heads. We also make an engine oil pump used by General Motors on its Northstar Engine.

Valve Train

Overview. Valve Train manufactures valve train components such as hydraulic valve lifters, aluminum roller rocker arms and lash adjusters primarily for gasoline engines. We supply these proprietary products on a sole-source basis for the engine platforms in which such products are applied. Our valve train components enhance engine efficiency and performance by reducing valve train noise, minimizing maintenance requirements, increasing fuel efficiency and improving emissions. Advances in valve train technology, including variable valve timing and cylinder deactivation, are primary means to improve fuel economy and emissions compliance for future gasoline engines. As these technological advancements have developed, OEMs have traditionally outsourced production of valve train assemblies to lower-cost suppliers that are more experienced in the product development, manufacture and integration of these precision products. We expect shifts in the industry towards multi-valve engines and larger six-, eight- and ten-cylinder engines to further bolster demand for our products.

Products. The following describes our key valve train product offerings:

Aluminum Roller Rocker Arm Assemblies (RRAA): These components are designed for center pivot engines. RRAAs consist of a cast aluminum arm that is machined before assembly with a needle rolling bearing and a precision hydraulic cartridge, which is a specialized product competency of ours.

Valve Train Actuation Assemblies (VTAA): In 2003, we began supplying full valve train actuation assemblies. An actuation assembly consists of roller rocker arms, shafts and pedestals. For ease of installation to the engine, the intake and exhaust roller rocker arms are assembled onto shafts, which are the mounted to pedestals. The number of intake and exhaust roller arms required are based on the number of cylinders which the actuation assembly is to accommodate. These assemblies are currently used on a V6 engine. Each actuation assembly is assembled for 3 cylinders, thus two actuation assemblies are required for each engine. The assemblies are then mounted to the engine.

Roller Valve Lifters: A roller valve lifter is a hydraulic tappet that minimizes the friction between the lifter and the camshaft. This improves the performance and efficiency of the engine and results in better fuel economy and lower emissions. Our success in the roller valve lifter market has been driven by our ability to engineer tappets that are smaller than our competitors’ products.

Lash Adjusters: The lash adjuster is another style of hydraulic lifter that is used in engines with an end pivot valve train and a roller follower. The combination of the lash adjuster and roller follower improves engine efficiency. Through our innovative engineering and design techniques, we have historically been able to produce a line of lash adjusters that are much smaller than competitors’ conventional products and yet offer the same level of functionality, thereby improving overall engine performance.

Slipper Valve Lifters: Also called hardenable iron lifters or tappets, slipper valve lifters were originally introduced in the 1950’s for push rod engines, and were utilized extensively by Ford, GM, and DaimlerChrysler. Slipper tappet demand today comes primarily from the aftermarket, in which we believe we are currently the largest supplier. Our market position was achieved in part through the exit of Eaton in 2001 from the slipper tappet market. We capitalized on Eaton’s exit, by acquiring certain portions of their assets and easily integrating Eaton’s new slipper tappet customer base into our own.

Customers

We maintain long-standing relationships with a broad base of industry-leading OEM customers in the global agricultural, construction and automotive industries, as well as with a diversified group of smaller aftermarket customers. We have broadened and deepened these relationships over time. We are among the preferred suppliers within our market and are typically the sole supplier of products that an OEM has applied to a specific engine platform. Most of our pump and injector customers are also filtration customers; however, the filtration products are sold to a broader customer base that encompasses over 50 OEMs.

The following table sets forth information about some of our customer relationships:

Customer	Selected Platforms	Launch Year	Components Provided	Length of Relationship (Years)
Deere	350 Series Engine 250 Series Engine	1996 2003	Pumps, Injectors, & Filters (Integrated Fuel Systems & Filters)	50
Caterpillar	3208 ACERT-C11, 13, 15 Series	1970 2003	Injectors Precision Components and Assemblies	50	+
DaimlerChrysler	3.5L LH 2L PL 3.5L CS 3.5L CX	1994 1995 2003 2003	Roller Rocker Arms Roller Rocker Arms Valve Train Actuation Assemblies Valve Train Actuation Assemblies	50	+
Ford	2.5L 2.0 & 2.4L Puma Engines 2L	1989 2000 1984	Injectors Filters Tappets	50	+
Cummins	B Series Engine CAPSII, C Series, ISM	1992 2000	Pumps Precision Components and Assemblies	21
Perkins	3.152, 4.41, 900, 1000 Engines	1969 / 1990 1994	Pump & Injectors Filters	15
SISU	320, 420, 620, & 634 Engines	1995	Pumps, Injectors, & Filters	14

CNH	Various	1995	Filters	9

GEP	6.5L	1999	Pumps & Filters	5

Tritec	1.6L	2001	Roller Rocker Arms	3

Precision Products’ primary customers are OEMs of diesel engines. Precision Products’ largest customers are Caterpillar, Cummins, Deere & Company, Ford, and General Motors. Of these, only Deere accounted for more than 10% of the net sales of Precision Products in 2003. Precision Products supports the servicing of its own products through sales of aftermarket units and parts to the service organizations of its OEM customers, through its own global network of authorized distributors and dealers, and through major aftermarket distribution companies. Total shipments to all service market channels in 2003 represented 49.3% of segment sales.

Valve Train’s primary customers are gasoline engine and vehicle OEMs. The only customers who accounted for over 10% of net sales of Valve Train in 2003 were DaimlerChrysler and Tritec Motors. Valve Train also sells to the service organizations of its OEM customers and to aftermarket distribution companies.

Sales, Marketing and Distribution

The following table shows the amounts of our sales to OEM and aftermarket customers during 2003, 2002 and 2001, and the percentage of total net sales:

	Dec. 31, 2001		Year Ended Dec. 31, 2002		Dec. 31, 2003
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(Dollars in millions)
Original Equipment
Precision Products	$103.1	40%	$104.4	40%	$113.9	39%
Valve Train	30.3	12%	42.7	16%	48.5	17%

Total	$133.4	52%	$147.1	56%	$162.4	56%

Aftermarket
Precision Products	$113.2	45%	$99.1	38%	$110.9	38%
Valve Train	7.9	3%	14.5	6%	16.9	6%

Total	$121.1	48%	$113.6	44%	$127.8	44%

Total net sales	$254.5	100%	$260.7	100%	$290.2	100%

OEM Sales. We believe that our long standing relationships with our OEM customers and our reputation for innovative engine component solutions facilitate our marketing and sales efforts. Our sales, engineering and quality representatives meet regularly with the purchasing, engineering and quality personnel of OEM customers to develop or adapt products to meet each OEM’s engine requirements.

Aftermarket Sales. Since only our products are used as replacement units for an engine platform on which our products have been applied, our OEM customers require us to maintain a global and substantial aftermarket presence. Our aftermarket sales of products and components, which enable the replacement or repair of our customers’ installed base, are a significant source of growing, high-margin, recurring revenues and earnings stream for us. Our collaborative product development and distribution efforts with our customers continue to strengthen our aftermarket position.

Our worldwide independent distribution organization serves our installed base for our filter, pump and injector products. With more than 50 years of experience in the aftermarket, we currently have 83 worldwide central distributors and 1,142 service dealers throughout the world. We designate a specific geographic territory to each distributor and assign them responsibility for assuring repair of our products, typically within 24 hours.

We also sell our products to the service organizations of our OEM customers. Sales through this channel are primarily complete pump and injector assemblies, as well as replacement filter elements. We also sell valve train component products such as replacement tappets and roller rocker arm assemblies through the OEM service network. This channel is particularly important to our sales of replacement filter elements, which are proprietary and designed in collaboration with each OEM to enhance their capture of revenues in this aftermarket channel. We have also introduced remanufacturing programs to meet the needs of the OEMs and our own distributor and dealer network for our pump and injector products.

We also sell our products through companies that specialize in aftermarket sales for both the on- and off-highway markets. We believe that maintaining good relationships with this network of aftermarket customers is critical to strengthening our aftermarket position.

Raw Materials and Component Parts

Our products are made largely of specially designed metal parts, most of which we design, purchase or cast, and machine to our own technical specifications. Metallic raw materials such as steel and aluminum are readily available to us from a number of suppliers. Certain parts, such as electronic components, are made to our specifications. We purchase other parts, such as fasteners, plastic molding, and stampings from outside suppliers as standardized parts or they are made to our specifications. Although we have from time to time experienced temporary supply shortages due to local conditions, we have historically not been materially adversely affected by such shortages. For 2003, no single supplier accounted for more than $5 million of our purchases.

Engineering and Design; Intellectual Property

We have designed and supplied engine components for over 50 years, enabling us to develop significant know-how and experience in the areas of product design and precision manufacturing. Our engineers utilize advanced computer aided design and testing software in the areas of hydraulic modeling, stress analysis, film thickness and geometric analysis to design products and components and develop manufacturing processes. We are continuously engaged in creating and developing new fuel injection and valve train products, applications for existing products to meet the needs of the marketplace and manufacturing processes. Our technical development efforts are supported by a wide range of test equipment and laboratories, including:

•	Multiple dynamometer cells for both gasoline and diesel engine testing;

•	Cold chamber testing up to complete vehicle capability;

•	Gaseous emission testing;

•	Vibration laboratory;

•	Filter test and development laboratory;

•	Metallurgical laboratory;

•	Electronics module and system prototyping;

•	Advance metrology / gauging / measurement;

•	Numerous pump test benches and durability stands; and

•	Specialized customer-specific testing rigs.

These engineering tools support the development, modification, application and technical customer support of our products.

We rely upon patent, trademark and copyright protection as well as upon unpatented technological know-how and other trade secrets for certain products, components, processes and applications. We consider our proprietary information important, especially in the maintenance of its competitive position in the aftermarket business, and take action to protect our intellectual property rights. However, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable or that meaningful protection or adequate remedies will be available in respect of our other intellectual property. Our operations are not dependent upon any single or related group of patents, copyrights or trademarks.

Competition

The technical expertise required to design and manufacture our products to the tolerances required, the existence of longstanding supply relationships in the engine component business and the significant capital expenditures and lead time required to enter our line of business impede new manufacturers from selling to the global markets in which we operate. We compete on the basis of technological innovation, product quality, processing and manufacturing capabilities, service support and price.

We believe we are well positioned to compete across our product lines on the basis of quality and technical innovation as well as cost. Although we compete with large and relatively well-capitalized international suppliers such as Robert Bosch GmbH, Delphi Corporation and Eaton Corporation, we believe we maintain a number of intrinsic operational advantages relative to these larger competitors, including:

•	A history of close, cooperative relationships with industry leading customers;

•	Flexible production capabilities at lower production volumes;

•	Proprietary niche product lines; and

•	Non-union workforce cost advantages.

Our products also compete against smaller independent suppliers with limited product scope. We believe we enjoy unique advantages against these competitors, including:

•	More sophisticated engineering and technical capabilities;

•	Greater breadth of product manufacturing capabilities;

•	Scale advantages in proprietary and non-proprietary niche product lines;

•	Extensively developed distribution network; and

•	Strategic alliances with major OEM industry participants.

We face competition from several competitors, including independent suppliers and the internal component operations of a few OEMs, many of which are larger and have financial resources exceeding ours. Currently, Precision Products’ main competitors are divisions of Robert Bosch and Delphi, and Valve Train’s main competitors are INA Walzlager Schaeffler, Eaton and Delphi.

Employees

At September 30, 2004, we employed 2,031 persons, of whom approximately 30% were salaried and 70% were hourly employees. All of our employees are non-unionized with the exception of those in Stanadyne, SpA, our subsidiary in Italy. We believe our relations with our employees are good.

Technology, Research and Development

We have over 200 engineers and highly trained technicians in multiple worldwide locations to support both the development of new products and applications of current products. Our product development strategy is defined by two leading characteristics:

•	a customer-driven focus on providing the right engineering capabilities for each specific product application; and

•	an in-depth knowledge, flexibility and creativity to modify and improve existing technologies to meet changing market needs while saving costs for the customers.

Our engineers typically work with customers’ engineering staff for a period of 2 to 5 years prior to a product launch in order to develop or adapt application specific components to satisfy our customers’ requirements. Upon completion of this design phase, our products are applied to specific engines and are typically certification tested to meet applicable government regulations. This joint commitment of intensive time and resources by us and our customers results in long-term supply commitments, usually for the life of the engine platform, which typically ranges from 7 to 15 years. This process has been an integral part of our historical approach, and we believe is a key factor in positioning us as a sole-source supplier for our customers’ engine platforms.

We have been creative, incremental and collaborative in new product development and introduction. We have preferred to find unique product designs and creative ways of modifying our existing products to meet our customers’ requirements. We believe that this customer-driven approach is in sharp contrast to our competitors who typically design products according to their own perceptions of what the market needs. Our commercially pragmatic and accommodating approach to customer satisfaction has been carried out over decades by our capable, experienced and motivated engineers.

Engine manufacturers are required to continually improve engine performance and fuel economy. Accordingly, our research and development investment is significant. In general, we fund our own research and development expenses, although some of those expenses may be customer-funded during the pre-production program phase.

Once an OEM commits to purchasing a product from us, which usually occurs 1 to 3 years into the development or application process, we may need to allocate capital for the machinery, equipment and tooling necessary for engine program launch, ramp-up and product volume increases. Furthermore, given our significant existing capital investment in plant and equipment, we have on-going programs to maintain, upgrade and replace our investments.

We incurred research and development costs for 2003, 2002 and 2001 of $11.4 million, $11.2 million and $11.6 million, respectively, of which $1.5 million, $1.9 million and $1.4 million, respectively, were reimbursed by customers.

Manufacturing

We have manufacturing operations in the United States, Italy, Brazil and India. The products manufactured in the United States and Italy are sold in domestic and international markets. These products are sold to both OEM and aftermarket customers. The products manufactured in Brazil are sold only to an OEM customer in Brazil. The products manufactured in India are exported to our facilities in the United States.

We routinely manufacture precision components within tolerances of 20 millionths of an inch, a specification unattainable by most of the world’s precision machining companies. We possess considerable floor-level expertise from our long history in manufacturing and have developed a number of unique, in-house processes that not only help to improve overall process design, but also lead to improvements in quality. In addition, our engineers and technicians frequently customize our equipment to meet evolving production needs. We conduct all assembly in-house and therefore maintain a high degree of quality and uniformity among our products. We put all assembled products through rigorous tests to verify the level of quality before they are calibrated and inspected to our customers’ specifications.

Properties

Our executive offices are located in Windsor, Connecticut. We believe that substantially all of our properties and equipment are in good condition, and that we have sufficient capacity to meet our current and projected manufacturing and distribution needs.

A summary of the physical properties that we currently use are as follows:

Location	Square Footage	Type of Interest	Description of Use
Precision Products:
Windsor, CT	571,000	Owned	Corporate Offices, Precision Products Headquarters, Sales and Marketing, Engineering Center, Manufacturing
Jacksonville, NC	110,000	Owned	Manufacturing
	20,000	Leased	Manufacturing, Distribution
Washington, NC	177,000	Owned	Manufacturing
Trappes, France	23,000	Leased	Engineering, Sales and Marketing
Brescia, Italy	175,000	Owned	SpA Headquarters, Engineering, Sales and Marketing, Manufacturing
Chennai, India	20,000	Leased	Manufacturing

Valve Train:
Windsor, CT	119,000	Owned	Valve Train Headquarters, Manufacturing
Tallahassee, FL	125,000	Owned	Manufacturing, Engineering
Troy, MI	1,115	Leased	Sales and Marketing
Curitiba, Brazil	10,000	Leased	Manufacturing

Environmental

Our facilities are subject to foreign, federal, state and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of industrial and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. We operate under various environmental permits and approvals, the violation of which may subject us to fines and penalties or, in certain situations lead to revocation of these permits or orders to curtail operations. There are currently no known violations of any environmental requirements, including any environmental permits or approvals that may have a material adverse effect on our financial position or results of operations. Our manufacturing operations involve the use of hazardous substances and, if a release of hazardous substances occurs or has occurred on or from our facilities, we may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material. Consistent with GAAP, we have established reserves for known environmental liabilities when it is reasonably likely that costs will be incurred, and those costs are able to be reasonably estimated. We have not anticipated any insurance recoveries in the determination of these reserves. There is ongoing remediation at some of our properties, and we have been named as a potentially responsible party at certain other sites. However, we believe that nearly all of the costs associated with such matters are covered under an indemnity that we received from Metromedia Company, our former owner. Accordingly, we do not currently face any known environmental liabilities that we believe would have a material adverse effect on our financial condition or results of operations.

Legal Proceedings

We are involved from time to time in legal and regulatory proceedings generally incidental to our business. While the results of any litigation or regulatory issue contain an element of uncertainty, we believe that the outcome of any currently known, pending or threatened legal proceeding, or all of them combined, would not have a material adverse effect on our consolidated financial position or results of operations.

MANAGEMENT

The following is a list of our executive officers, other senior officers and directors following the Transactions.

All of our directors serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. Our executive officers are elected by and serve at the discretion of our board of directors. There are no family relationships between any of the directors or executive officers.

Name	Age	Position
William D. Gurley	56	President, Chief Executive Officer and Director
Stephen S. Langin	46	Vice President, Chief Financial Officer and Secretary
Donald Buonomo	64	Vice President, Quality and Reliability
Robert L. Dayton	54	Vice President and General Manager, Precision Engine Products Corp.
Leon P. Janik	60	Senior Vice President and General Manager, Fluid Management Technologies
William W. Kelly	52	Senior Vice President and General Manager, Fuel Systems Products
Jean S. McCarthy	56	Vice President, Human Resources
Samuel P. Frieder	39	Director
James A. Kohlberg	46	Director
Christopher Lacovara	39	Director
James A. Wier	61	Director
James D. Wiggins	56	Director and Chairman of the Board
Gordon H. Woodward	35	Director

William D. Gurley, President, Chief Executive Officer and Director. Mr. Gurley came to Precision Products in 1984 as Vice President of Marketing and Planning and was promoted in 1987 to the position of Vice President, Marketing and Product Engineering. In 1989, Mr. Gurley was promoted to the position of Executive Vice President, Marketing, Engineering and Operations. At that time, he was elected as a director. In 1995, he was promoted to his current position. Prior to joining Stanadyne, he worked for the Garrett Corporation’s Automotive Products Company (now a portion of AlliedSignal purchased by Honeywell) in a series of sales and management positions. Mr. Gurley subsequently became the President and General Manager of its Japanese subsidiary. Before Garrett Corporation, he worked at the Packard Electric Division, General Motors in engineering, manufacturing and sales positions. Mr. Gurley holds a B.S. in mechanical engineering from Rose Hulman Institute of Technology and an M.B.A. degree from Pepperdine University.

Stephen S. Langin, Vice President, Chief Financial Officer and Corporate Secretary. Mr. Langin joined Stanadyne in 1981 and held progressively more responsible positions in accounting until being named Corporate Controller in 1989. In 2001, Mr. Langin was promoted to his current position. Mr. Langin holds a B.S. in business administration and an M.B.A. degree from the University of Connecticut.

Donald Buonomo, Vice President, Quality and Reliability. Mr. Buonomo joined Stanadyne in May 1997 as Vice President, Quality and Reliability. Prior to joining Stanadyne, he served as Vice President, Corporate Quality with C. Cowles & Company and Vice President, Quality & Reliability with Veeder-Root Company. Mr. Buonomo holds a M.S. in management from the Hartford Graduate Center and a B.A. from Dowling Center.

Robert L. Dayton, Vice President and General Manager, Precision Engine Products Corp. Mr. Dayton joined Stanadyne’s Precision Engine Products Corp. as Vice President and General Manager, Precision Engine Products Corp. in August 2003. Prior to joining Stanadyne, he served as President and Chief Executive Officer for Precision Governors, L.L.C since 1999. During 1998 and 1999, he served as President and COO, Spiro International, a metal forming capital equipment manufacturer for construction, metal forming, and automotive applications. Beginning in the early 1990’s, he served in a number of senior management positions with Energy Absorption Systems, Inc. (thermoplastic transportation products); Rockford Powertrain, Inc. Borg Warner Division; Carsonite International (metal fabrication, assembly, and thermoplastics) prior to his position with Spiro. Mr. Dayton holds a B.S., Business and Economics, University of Kentucky.

Samuel P. Frieder, Director. Mr. Frieder is a Principal of Kohlberg & Company, L.L.C., which he joined in 1989. He is a member of the board of directors of Allied Aerospace Engineering, Inc., Applied Graphics Technologies, Inc., CUSA Busways, L.L.C., Holley Performance Products, Inc., Innotek, Inc., Katy Industries, Inc., Nancy’s Specialty Foods, Inc., Nevamar Company, L.L.C., Orion Food Systems, L.L.C., and KTTI Holding Company, Inc. He is also a member of the Management Committee of Katonah Capital, L.L.C. Mr. Frieder received an A.B. from Harvard College.

Leon P. Janik, Senior Vice President and General Manager, Fluid Management Technologies. Mr. Janik joined Stanadyne in March 1970 as a development engineer and was promoted to positions of increasing responsibility in Product Engineering, Reliability and Quality Assurance, Manufacturing and Manufacturing Engineering before becoming Vice President, Power Products Division in 1989. In 1998, Mr. Janik was appointed Vice President and General Manager, Power Products and Fuel Injectors and in 2003, to his current position. Prior to joining Stanadyne, Mr. Janik worked for four years with the Hamilton Standard Division of United Technologies Corp. in the Quality Assurance Department. Mr. Janik holds a B.S.M.E. degree from Marquette University and a Masters in business management from the Hartford Graduate Center.

William W. Kelly, Senior Vice President and General Manager, Fuel System Products. Mr. Kelly joined Stanadyne in May 1982 as Assistant Chief Engineer for Advanced Engineering and was promoted to Director of Product Engineering in October 1987. Effective with the formation of Stanadyne Automotive Corp. in 1988, Mr. Kelly was appointed to Vice President of Engineering and Marketing for the Diesel Systems Division. In January 1998, Mr. Kelly was appointed Vice President and General Manager, Fuel Pumps, Precision Products, and in 2003 he was appointed to his current position. Prior to joining us, he worked for Eaton Corporation for one year in the new product development, preceded by eight years with DaimlerChrysler Corporation in various roles involving vehicle and engine systems engineering. Mr. Kelly holds a M.S.M.E. degree from the University of Michigan concurrent with his graduation from the Chrysler Institute of Engineering, an M.B.A. from Wayne State University, and a B.S. Engineering degree from Oakland University.

James A. Kohlberg, Director. Mr. Kohlberg is a Managing Principal of Kohlberg & Company, L.L.C., which he co-founded in 1987. He is a member of the board of directors of Allied Aerospace Engineering, Inc., Applied Graphics Technologies, Inc., CUSA Busways, L.L.C., Holley Performance Products, Inc., Innotek, Inc., Katy Industries, Inc., Nancy’s Specialty Foods, Inc., Nevamar Company, L.L.C., Orion Food Systems, L.L.C., and KTTI Holding Company, Inc. Mr. Kohlberg received a B.A. from Golden Gate University and an M.B.A. from New York University.

Christopher Lacovara, Director. Mr. Lacovara is a Principal of Kohlberg & Company, L.L.C., which he joined in 1988. He is a member of the board of directors of Allied Aerospace Engineering, Inc., Applied Graphics Technologies, Inc., CUSA Busways, L.L.C., Holley Performance Products, Inc., Innotek, Inc., Katy Industries, Inc., Nancy’s Specialty Foods, Inc., Orion Food Systems, L.L.C, Redaelli Tecna, S.p.A., and KTTI Holding Company, Inc. He is also a member of the Management Committee of Katonah Capital, L.L.C. Mr. Lacovara received an A.B. from Harvard College, a B.E.E.S. from Hofstra University and an M.S. from Columbia University.

Jean S. McCarthy, Vice President, Human Resources. Ms. McCarthy joined Stanadyne in October 2000 as Vice President, Human Resources. Prior to joining Stanadyne, she served as Vice President of Human Resources with CTG Resources, Inc. since 1995. Prior to her position with CTG, in over a 20 year period she worked in various facets of Human Resources for Combustion Engineering; Tuttle & Bailey; Fafnir Bearing Division of The Torrington Company; and as Vice President for the Napier Co. Ms. McCarthy has received multiple degrees (A.S., B.S., and M.B.A.) from the University of Hartford.

James A. Wier, Director. Mr Wier is President and Chief Executive Officer of Simplicity Manufacturing, Inc. Prior to joining Simplicity Manufacturing, Inc. in 1999, Mr. Wier held a number of key positions in Briggs & Stratton Corporation including since 1989 Executive Vice President of Operations. Mr. Wier received a Bachelor’s Degree in Business Administration from University of Wisconsin, Madison. Mr. Wier has completed postgraduate work at the University of Northern Illinois and is a CPA.

James D. Wiggins, Director and Chairman of the Board. Mr. Wiggins is a Principal of Kohlberg & Company, L.L.C., which he joined in 2002. He also is currently Chairman and Chief Executive Officer of Holley Performance Products, Inc., a Kohlberg portfolio company. Prior to joining Kohlberg & Company, Mr. Wiggins was President and Chief Executive Officer of the Gates Group of Companies, a subsidiary of Tomkins PLC, which acquired Schrader-Bridgeport International, Inc. from Kohlberg & Company in 1998. Mr. Wiggins received a B.S.M.E. from Lawrence Technological University and an MBA from Ball State University.

Gordon H. Woodward, Director. Mr. Woodward is a Principal of Kohlberg & Company, L.L.C., which he joined in 1996. He is a member of the board of directors of CUSA Busways, L.L.C., Innotek, Inc., Nancy’s Specialty Foods, Inc., Nevamar Company, L.L.C. and Redaelli Tecna, S.p.A. Mr. Woodward received an A.B. from Harvard College.

Board Committees

Our board of directors directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the full board of directors and two standing committees: the audit committee and the compensation committee. In addition, from time to time, other committees may be established under the direction of the board of directors when necessary to address specific issues.

The duties and responsibilities of the audit committee include the appointment and termination of the engagement of our independent public accountants, otherwise overseeing the independent auditor relationship, reviewing our significant accounting policies and internal controls and reporting its findings to the full board of directors. The compensation committee will review and approve the compensation of our executive officers and administer any cash or equity incentive plan approved by our board of directors.

Director Compensation

Except for James A. Wier, the members of our board of directors are not separately compensated for their services as directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services. James A. Wier receives an annual payment for his services as a member of the board of directors of $25,000 and received options to purchase 25,000 shares of KSTA common stock under the Option Plan which vest at 25% per year but are subject to meeting specified EBITDA levels.

Executive Compensation

The following table sets forth compensation information for each person who served as our Chief Executive Officer during 2003 and our four other executive officers who were the most highly compensated for the year ended December 31, 2003. We refer to these individuals collectively as our “named executive officers.”

	Annual Compensation (1)
	Fiscal Year(1)	Salary	Bonus	Long Term Compensation Awards Securities Underlying Options (#)(3)	All Other Compensation(2)
William D. Gurley,	2003	$402,000	$411,797	—	$24,021
President, Chief Executive Officer	2002	375,250	125,739	5,000	24,021
and Director	2001	371,000	53,053	—	24,021

Stephen S. Langin,	2003	199,750	204,764	—	7,581
Vice President, Chief Financial Officer	2002	187,000	87,685	2,500	7,581
and Secretary	2001	176,344	25,630	—	300

Leon P. Janik,	2003	262,000	289,318	—	25,015
Senior Vice President and	2002	245,125	126,707	2,500	25,015
General Manager	2001	238,250	68,616	—	25,015

William W. Kelly,	2003	262,000	277,933	—	14,073
Senior Vice President and	2002	245,125	98,281	2,000	14,073
General Manager	2001	242,500	69,840	—	14,073

Mark E. Murray,	2003	177,250	149,895	—	8,529
Vice President	2002	166,750	76,533	2,500	8,529
	2001	165,000	38,016	—	95,292

(1)	None of the Named Executive Officers received personal benefits or other annual compensation in excess of the lesser of $50,000 or 10% of the combined salary and bonus in each respective year.
(2)	All Other Compensation includes the employer match under the Company’s 401(k) savings plan for each Named Executive Officer of $300 per year. The remainder of the balance is the premium paid for executive life insurance, except for Mr. Murray who was reimbursed $94,992 for moving expenses during 2001.
(3)	Options are for shares of common stock in Holdings.

Employment Agreements

We have entered into identical employment agreements with Messrs. Gurley and Kelly. Pursuant to these agreements, Messrs. Gurley and Kelly served in their noted capacities during 2004 at current base salaries of $441,000 and $300,000, respectively. The agreements provide that the salaries are reviewed at least annually and shall be increased to be consistent with increases in base salary awarded in the ordinary course of business to other key executives.

Each employment agreement is renewed automatically for a term of one year on the anniversary of the effective date, unless we give notice no later than thirty days before the end of the current term. If we do not renew the agreement within the three-year period following a change of control, the change of control provisions will continue to apply and the executive may be entitled to certain payments under the agreement in the event of termination.

We may terminate the executive for cause, as defined in the agreement, as well as for death and disability. Moreover, the executive may terminate the agreement for “Good Reason,” which includes, among other circumstances, when the executive is assigned duties inconsistent with, or is subject to any other action by us that results in a diminution of, his position, authority, duties or responsibilities. Upon the termination of the employment agreement by the executive upon Good Reason, we shall pay to the executive within thirty days of the date of termination (i) his base salary through the date of termination, as well as any outstanding bonus payments; (ii) the previous year’s bonus payment prorated for the fiscal year of the termination; (iii) an amount equal to the executive’s base salary; (iv) any deferred compensation; and (v) any other amount due the executive under any other separation or severance pay plan of the Company.

Upon any termination within three years of a change of control, as defined in the agreements, the executive is entitled to certain payments, unless the termination is because of the death or retirement of the executive, by us for cause or disability, or by the executive for other than Good Reason. Such payments shall include (i) the executive’s base salary through the date of termination, as well as any outstanding bonus payments; (ii) the previous year’s bonus payment prorated for the fiscal year of termination; (iii) an amount equal to three times the executive’s current base salary, plus three times the average amount paid to the executive in bonus payments over the prior three years; (iv) any deferred compensation; and (v) up to one year of automobile lease payments. The executive shall be entitled to continued participation under our welfare benefit plans for one year following the date of termination. Payments under (iii) of this paragraph shall be payable in three equal installments: the first on the date of termination; the second on the first anniversary of the date of termination; and the third on the second anniversary of the date of termination.

Messrs. Langin and Janik are at-will employees. Mr. Murray resigned on May 31, 2004.

Stock Option Plan

Following the Transactions in the third quarter of 2004, the Board of Directors of KSTA Holdings, Inc. adopted the 2004 Equity Incentive Plan (the “Option Plan”). The Option Plan provides for the award of non-qualified stock options to attract and retain persons who are in a position to make a significant contribution to the success of the Company and its subsidiaries. These options are non-qualified for federal income tax purposes. Subject to the requirements and limitations of the Option Plan, the Board of Directors of KSTA, or a committee designated by the Board of KSTA, has the sole and complete responsibility and authority to, among other duties, select the participants and approve grants of options under the Option Plan. Subject to adjustment as provided in Section 4(c) of the Option Plan, 16,000,000 shares of stock may be the subject of awards granted under the Option Plan.

Option Grants

There were no options granted to the Named Executive Officers during the year ended December 31, 2003. A total of 14,740,000 options to purchase KSTA common stock were awarded to certain members of management as of September 30, 2004. The exercise price of these options equaled the fair value of the common stock of KSTA on the date of the Transactions.

Option Vesting

A total of 25% of the 2004 options granted to the Named Executive Officers are eligible to vest during the year ending December 31, 2004 according to the terms of the Option Plan.

Stock Option Exercises

There were no stock options exercised by the Named Executive Officers during the twelve months ended December 31, 2003. In connection with the Transactions, Holdings amended the terms of the Management Stock Option Plan to provide for vesting of all unvested options and purchased all of the outstanding stock options requiring a charge to earnings in the third quarter of 2004 of approximately $14.3 million reflected as Transactions related costs in the condensed consolidated statement of operation of the Predecessor for 2004.

Compensation Committee

The compensation committee consists of two members of the Board of Directors who are responsible for the compensation packages offered to our executive officers. Directors Samuel P. Frieder, as Chairman, and Gordon H. Woodward in consultation with Chief Executive Officer of the Company establish the base salaries for our executive officers.

Employee Benefit Plans

401(k) Plans

The Company sponsors two savings plans which are intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. All regular U.S. employees, except Tallahassee hourly employees, are eligible to participate in the Stanadyne Corporation Savings Plus Plan (the “SC Savings Plan”). Beginning on January 1, 1998, hourly employees at the Tallahassee Plant were eligible to participate in the Precision Engine Products Corp. Retirement Fund (the “PEPC 401(k) Plan”). The maximum matching contribution for any participant, excluding the participants in the PEPC 401(k) Plan, for any year is 50% of such participant’s contributions up to a maximum amount of $300. The participants in the PEPC 401(k) Plan receive a Company core contribution of $300 per year plus a maximum matching contribution of $200.

The Stanadyne Corporation Pension Plan

The Stanadyne Corporation Pension Plan provides benefits for all domestic non-collectively bargained, salaried employees of the Company and hourly employees of the Company employed at the Windsor, Washington and Jacksonville facilities. Salaried employees who participate in the Stanadyne Corporation Pension Plan are provided benefits calculated under one of two different formulas. Salaried participants are entitled to the greater of the two benefit amounts.

Under Formula One, benefits are based upon (i) a percentage of the monthly average compensation received by a participant during the five consecutive calendar years of employment that would produce the highest such average (the “Final Average Compensation”), (ii) the years of service of the participant with the Company and certain related or predecessor employers (“Years of Credited Service”), and (iii) a percentage of the primary age 65 Social Security benefit. Specifically, the accrued benefit payable under Formula One of the Stanadyne Corporation Pension Plan is equal to (w) + (x) - (y) - (z), where

(w) = 1.7% of Final Average Compensation times Years of Credited Service (not in excess of 30)

(x) = 1% of Final Average Compensation times Years of Credited Service in excess of 30

(y) = 1.66% of primary Social Security times Years of Credited Service (not in excess of 30)

(z) = Annuity for employees actively employed prior to July 2, 1988 (where applicable)

Formula Two under the Stanadyne Corporation Pension Plan provides salaried participants with an accrued monthly benefit equal to $21.00 times Years of Credited Service less an Annuity for employees actively employed prior to July 2, 1988 (where applicable).

Benefits provided under the Stanadyne Corporation Pension Plan for hourly employees are based upon (i) a fixed amount per month and (ii) the years of service of the participant with the Company and certain related or predecessor employers (“Years of Credited Service”). Specifically, the accrued monthly benefit ordinarily payable under the Stanadyne Corporation Pension Plan for hourly employees employed at the Washington and Jacksonville locations is equal to: $14.00 multiplied by the participant’s Years of Credited Service. Hourly employees employed at the Windsor facility receive a monthly benefit of $21.00 multiplied by Years of Credited Service.

For purposes of the Stanadyne Corporation Pension Plan, compensation used in the determination of Final Average Compensation includes total earnings received for personal services to the Company. The total compensation that can be considered for any purpose under the Stanadyne Corporation Pension Plan is limited to $200,000 for 2003, 2002 and 2001 pursuant to requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”), as amended by the Economic Growth and Tax Relief Reconciliation Act (“EGTRRA”) for prior years as well as for future years. The Code also places certain other limitations on the annual benefits that may be paid under the Plan.

The Company has also adopted two nonqualified plans entitled the “Stanadyne Corporation Benefit Equalization Plan” and the “Stanadyne Corporation Supplemental Retirement Plan” (together, the “SERP”), which are designed to supplement the benefits payable under the Stanadyne Corporation Pension Plan for designated employees. The annual benefit payable under the SERP is equal to the difference between the benefit the designated employee would have received under the Stanadyne Corporation Pension Plan if certain Code limitations did not apply and the designated employee’s SC Pension Plan benefit. Benefits may be paid under the Stanadyne Corporation Pension Plan and the SERP in the form of (i) a straight-life annuity for the life of the participant; (ii) a 50%, 75% or 100% joint and survivor annuity whereby the participant receives a reduced monthly benefit for life and the surviving spouse receives 50%, 75% or 100% of such reduced monthly benefit for life; and (iii) for participants with an accrued benefit of $5,000 or less, a lump sum.

Pension Plan Table (1)(2)

	Years of Service
	15	20	25	30	35
Final Average Annual Compensation
$125,000	$27,755	$37,007	$46,259	$55,510	$61,760
150,000	34,130	45,507	56,884	68,260	75,760
175,000	40,505	54,007	67,509	81,010	89,760
200,000	46,880	62,507	78,134	93,760	103,760
225,000	53,255	71,007	88,759	106,510	117,760
250,000	59,630	79,507	99,384	119,260	131,760
300,000	72,380	96,507	120,634	144,760	159,760
400,000	97,880	130,507	163,134	195,760	215,760
450,000	110,630	147,507	184,384	221,260	243,760
500,000	123,380	164,507	205,634	246,760	271,760

(1)	Amounts shown represent the annual single-life benefit at age 65 from the Stanadyne Corporation Pension Plan (as defined herein) plus the benefit from the SERP (as defined herein).
(2)	For this illustration, the annual social security benefit was assumed to be $16,476 for the calculation of the Social Security offset.

The Years of Credited Service under the Stanadyne Corporation Pension Plan at December 31, 2003, were 19.8, 22.8, 33.8, 22.0 and 3.0 for Messrs. Gurley, Langin, Janik, Kelly and Murray, respectively. The estimated annual benefits payable under the Stanadyne Corporation Pension Plan and the SERP, assuming termination on December 31, 2003 and retirement at age 65, are illustrated as follows:

Estimated Accrued Pension Benefit as of 12/31/03

	The Stanadyne Corporation Pension Plan *	The SERP	Total
Gurley	$54,343	$105,071	$159,414
Langin	51,344	7,243	58,587
Janik	78,232	84,004	162,236
Kelly	58,154	53,909	112,063
Murray	N/A	N/A	N/A

*	Based on EGTRRA $200,000 pensionable compensation limit.

PRINCIPAL STOCKHOLDERS

Stanadyne Corporation has 1,000 shares of common stock issued and outstanding, all of which are owned indirectly by KSTA Holdings, Inc. The following table provides certain information as of September 30, 2004 with respect to the beneficial ownership of the interests in KSTA Holdings, Inc. by (i) each holder known by us who beneficially owns 5% or more of the outstanding equity interests of our parent, (ii) each of the members of our board of directors, (iii) each of our named executive officers, and (iv) all of the members of our board of directors and our executive officers as a group. Unless otherwise indicated, the business address of each person is our corporate address.

	Shares	Percentage
Kohlberg Funds (1) c/o Kohlberg Management IV, L.L.C. 111 Radio Circle Mount Kisco, New York 10549	60,000,000	57.1%

Co-Investment Partners, L.P. c/o Lexington Partners, Inc. 660 Madison Avenue New York, NY 10021	20,000,000	19.0%

James D. Wiggins (2)	500,000	0.5%

Samuel P. Frieder (2)	—	—

James A. Kohlberg (2)	—	—

Christopher Lacovara (2)	—	—

Gordon H. Woodward (2)	—	—

James A. Wier	—	—

William D. Gurley	855,000	0.8%

William W. Kelly	700,000	0.7%

Leon P. Janik	400,000	0.4%

Stephen S. Langin	400,000	0.4%

All executive officers and directors as a group (13 persons)	2,915,000	2.8%

(1)	Consists of Kohlberg Investors IV, L.P. with 19,553,524 shares, Kohlberg TE Investors IV, L.P. with 23,482,259 shares, Kohlberg Offshore Investors IV, L.P. with 1,788,613 shares, and Kohlberg Partners IV, L.P. with 15,175,605 shares.
(2)	Each of Messrs. Wiggins, Frieder, Kohlberg, Lacovara, and Woodward are members of Kohlberg Management IV, L.L.C., which is the sole general partner of each of Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P., and Kohlberg Partners IV, L.P. Accordingly each of such directors may be deemed to beneficially own the 60,000,000 shares held by the Kohlberg Funds, although each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address for each is c/o Kohlberg Management IV, L.L.C., 111 Radio Circle, Mount Kisco, New York 10549.

CERTAIN RELATED PARTY TRANSACTIONS

Stockholders Agreement

Our company, Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P. and Kohlberg Partners IV, L.P. entered into a stockholders agreement which, among other things, will provide for tag-along rights, drag-along rights, registration rights, restrictions on the transfer of shares held by parties to the stockholders agreement and certain preemptive rights for certain stockholders. Pursuant to the stockholders agreement and our parent’s Articles of Incorporation, the investment funds affiliated with Kohlberg & Company, L.L.C. have the power to elect all of the board of directors of our parent. The stockholders agreement includes customary indemnification provisions in favor of controlling persons against liabilities under the Securities Act.

Management Agreement

As a result of the Transactions, we and our parent entered into a management agreement with Kohlberg & Company, L.L.C. pursuant to which Kohlberg & Company, L.L.C. provides management and other advisory services. Pursuant to such agreement, Kohlberg & Company, L.L.C. receives an aggregate annual management fee of $750,000. The management agreement includes customary indemnification provisions in favor of Kohlberg & Company, L.L.C. and its affiliates.

Arrangements with Management

As a result of the Transactions, our management received payments consisting of an aggregate amount of $2.0 million for services related to the Transactions. Such payments were made by our principal former equity holder pursuant to the stock purchase agreement and recorded as compensation expense in our Predecessor financial statements.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Our Senior Secured Credit Facilities

General

In connection with the Transactions, we entered into two new senior secured credit facilities with Goldman Sachs Credit Partners L.P. and certain lenders. Our senior secured credit facilities provide for aggregate borrowings by us of $100.0 million, and are comprised of:

•	a six-year $65.0 million term facility; and

•	a five-year $35.0 million revolving credit facility.

As of September 30, 2004, $32.2 million was available for borrowing under our revolving credit facility. The availability under our revolving credit facility is subject to a borrowing base and will be reduced by our outstanding letters of credit, which, as of September 30, 2004 were approximately $6.8 million.

Interest

Amounts outstanding under our senior secured term credit facility bear interest, at our option, at an annual rate equal to either: (1) the base rate (as defined in our term facility), plus an applicable margin, or (2) the Eurodollar rate (as defined in our term facility), plus an applicable margin. Amounts outstanding under our senior secured revolving credit facility initially bear interest, at our option, at an annual rate equal to either: (1) the base rate (as defined in our revolving credit facility), plus an applicable margin, which is subject to change based on our leverage grid, or (2) the Eurodollar rate (as defined in our revolving credit facility), plus an applicable margin, which is subject to change based on our leverage grid. We will also pay a commitment fee, which will be subject to change depending on our leverage grid, in respect of any unused amounts under the revolving credit facility. Beginning on the date on which we deliver financial statements for the second full fiscal quarter following the closing, the applicable margins for the senior secured revolving credit facility and the commitment fee are subject to adjustment based on the achievement of certain performance targets. The interest rates on amounts not paid when due under our new senior secured credit facilities bear interest at the rate determined by reference to the interest rate in effect plus an additional 2% per annum during the continuance of a payment default.

Maturity and Mandatory Prepayments

Borrowings under the senior secured term credit facility are due and payable quarterly (the quarterly payments due being $162,500), with the final balance due on the sixth anniversary of the closing of the Transactions. The senior secured revolving credit facility is available until the fifth anniversary of the closing of the Transactions. Optional prepayments of the senior secured term credit facility are subject to a prepayment premium. In addition, we are required to prepay our new senior secured credit facilities in an amount equal to:

•	100% of the net cash proceeds from certain asset sales by us subject to reinvestment provisions;

•	100% of the net cash proceeds from insurance paid on account of any loss of any of our property or assets subject to reinvestment provisions;

•	75% (subject to reduction upon the achievement of certain financial performance measures) of excess cash flow (as defined in the credit facilities);

•	100% of the net cash proceeds from the issuance of any debt (excluding the proceeds from certain issuances of debt permitted under the credit facilities) by us; and

•	75% (subject to reduction upon the achievement of certain financial performance measures) of the net cash proceeds from our issuance of equity securities, subject to certain exceptions.

Security and Guarantees

Amounts outstanding under our new senior secured term credit facility are secured by (i) a first priority security interest in all existing and after-acquired assets of us, our parent, and our direct and indirect domestic subsidiaries, including, without limitation, real property and all of the capital stock owned by us, our parent, and our direct and indirect domestic subsidiaries (including 65% of the capital stock of their direct foreign subsidiaries, but excluding accounts receivable, inventory and certain other assets as determined by the administrative agent and arranger under our new senior secured credit facilities) and (ii) a second priority security interest in all accounts receivable and inventory of us, our parent, and our direct and indirect domestic subsidiaries (except as otherwise agreed by the arranger under our senior secured credit facilities).

Amounts outstanding under our senior secured revolving credit facility are secured by (i) a first priority security interest in all accounts receivable and inventory of us, our parent, and our direct and indirect domestic subsidiaries and (ii) a second priority security interest in all existing and after-acquired assets of us, our parent, and our direct and indirect domestic subsidiaries in which the lenders under our term facility have a first priority security interest.

All of our obligations under our senior secured credit facilities are fully and unconditionally guaranteed jointly and severally by our parent and all of our present and future domestic subsidiaries.

Covenants

Our senior secured credit facilities contain no financial covenants, except that if availability under the revolving credit facility borrowing base falls below a certain limit, we are subject to a minimum fixed charge coverage ratio of 1.0 to 1.0.

Our senior secured credit facilities contain certain non-financial covenants which, among other things, limit:

•	indebtedness;

•	liens;

•	investments;

•	guarantees;

•	dividends;

•	transactions with affiliates;

•	asset sales;

•	acquisitions, mergers and consolidations;

•	prepayments of other debt (including the notes);

•	sale/leaseback transactions; and

•	retention of cash.

Events of Default

Our senior secured credit facilities contain customary events of default, including, among other things:

•	payment defaults;

•	breaches of representations and warranties;

•	covenant defaults;

•	cross-defaults to certain other agreements or debt (including the notes);

•	certain events of bankruptcy and insolvency;

•	certain defaults related to ERISA;

•	judgment defaults;

•	failure of any guarantee or security document supporting our new senior secured credit facilities to be in full force and effect; and

•	a change of control of our company or our parent.

Waiver and Modification

The terms of our senior secured credit facilities may be waived or modified upon approval by us and the required percentage of the lenders under such facilities and without the consent of our note holders.

Our Foreign Debt

Our foreign subsidiaries have outstanding indebtedness consisting of, in the case of our Italian subsidiary, certain overdraft loans and capital lease obligations and, in the case of our Indian operations, a term loan, certain overdraft loans, and a capitalized lease obligation. The indebtedness of our foreign subsidiaries was, as of September 30, 2004, approximately $4.0 million.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Stanadyne” refers only to Stanadyne Corporation and not to any of its subsidiaries.

The terms of the exchange notes are identical in all material respects to the outstanding notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. We refer to the exchange notes, together with the outstanding notes as the “notes.” The terms of the notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act. You may obtain a copy of the indenture from Stanadyne at its address set forth in the prospectus.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general unsecured obligations of Stanadyne;

•	are subordinated in right of payment to all existing and future Senior Debt of Stanadyne;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Stanadyne;

•	are senior in right of payment to any future junior subordinated Indebtedness of Stanadyne; and

•	are unconditionally guaranteed on a senior subordinated basis by the Guarantors.

The Note Guarantees

The notes will be guaranteed by each of Stanadyne’s Domestic Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	is senior in right of payment to any future junior subordinated Indebtedness of that Guarantor.

As of September 30, 2004, Stanadyne and the Guarantors had total Senior Debt of approximately $67.8 million, and Stanadyne had the ability to borrow up to an additional $32.2 million under the Credit Agreement (subject to availability under the borrowing base and less our outstanding letters of credit which, as of September 30, 2004, were approximately $6.8 million), all of which is Senior Debt. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

Not all of our Subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated $18.7 million of revenues in the nine-month period ended September 30, 2004 and held less than 10% of our consolidated assets as of September 30, 2004. After September 30, 2004, the notes are effectively junior to $8.2 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. See note 20 to our consolidated financial statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor Subsidiaries.

As of the date of the indenture, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

Stanadyne issued $160.0 million in aggregate principal amount of notes. Stanadyne may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Stanadyne will issue notes in denominations of $2,000 and integral multiples of $1,000. The notes will mature on August 15, 2014.

Interest on the notes accrue at the rate of 10.00% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2005. Interest on overdue principal and interest and overdue Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Stanadyne will make each interest payment to the holders of record at the close of business on the immediately preceding February 1 and August 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Stanadyne, Stanadyne or the paying agent will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Stanadyne or the paying agent elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Stanadyne may change the paying agent or registrar without prior notice to the holders of the notes, and Stanadyne or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer.

Stanadyne will not be required to transfer or exchange any note selected for redemption. Also, Stanadyne will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Note Guarantees

The notes are guaranteed by each of Stanadyne’s current and future Domestic Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. Each Note Guarantee is unsecured and is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees and require note holders to return payments received from us or guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Stanadyne or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Stanadyne or a Restricted Subsidiary of Stanadyne, if the sale or other disposition does not violate the provisions of the first paragraph of the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Stanadyne or a Restricted Subsidiary of Stanadyne, if the sale or other disposition does not violate the provisions of the first paragraph of the “Asset Sale” provisions of the indenture;

(3) if Stanadyne designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) if such Guarantor is released from its guarantee of all other Indebtedness of Stanadyne or any Restricted Subsidiary; provided, that if such Guarantor shall guarantee or otherwise provide direct credit support for any Indebtedness of Stanadyne or any Restricted Subsidiary at a later date, then such Guarantor will again become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it provided such guarantee or direct credit support; or

(5) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Subordination

The payment of Obligations on the notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Stanadyne, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation governing the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the holders of notes will be entitled to receive any payment or distribution with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments from the trusts, if any, as described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of Stanadyne:

(1) in a liquidation or dissolution of Stanadyne;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Stanadyne or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Stanadyne’s assets and liabilities.

Stanadyne also may not make any payment or distribution in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Stanadyne or the holders of any Designated Senior Debt.

Notwithstanding the foregoing, Stanadyne may make payment on the notes if Stanadyne and the trustee receive written notice approving such payment from the holders of any Designated Senior Debt with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

Payments on the notes may and will be resumed at the first to occur of the following:

(1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default on Designated Senior Debt, upon the earliest of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received or (c) the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice unless, in the case of clauses (b) and (c), the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to all Designated Senior Debt during such period, provided that if any Payment Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt

(other than the holders of Indebtedness under the Credit Agreement), a holder of Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, Stanadyne will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Stanadyne must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Stanadyne, holders of notes may recover less ratably than creditors of Stanadyne who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of Stanadyne. See “Risk Factors—Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of the guarantors’ existing senior indebtedness and possibly to all of their future borrowings.”

Optional Redemption

At any time prior to August 15, 2007, Stanadyne may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.000% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings or a contribution to Stanadyne’s common equity capital made with the net cash proceeds of a concurrent offering of Equity Interests (other than Disqualified Stock) of Stanadyne’s direct parent (whether offered or sold independently or as a part of an offering or sale of units); provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Stanadyne and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.

At any time prior to August 15, 2009, Stanadyne may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Stanadyne’s option prior to August 15, 2009.

On or after August 15, 2009, Stanadyne may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	105.000%
2010	103.333%
2011	101.667%
2012 and thereafter	100.000%

Unless Stanadyne defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Stanadyne is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Stanadyne to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Stanadyne will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Stanadyne will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

Stanadyne will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Stanadyne will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Stanadyne will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Stanadyne.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Stanadyne will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Stanadyne agrees either to repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant; however, there can be no assurances that Stanadyne will have the financial resources to repay all such Senior Debt or will be able to obtain such consents.

The provisions described above that require Stanadyne to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable as a result of the Change of Control. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Stanadyne repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Stanadyne will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Stanadyne and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Stanadyne and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Stanadyne to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Stanadyne and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Stanadyne (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Stanadyne or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on Stanadyne’s most recent consolidated balance sheet, of Stanadyne or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Stanadyne or such Restricted Subsidiary from further liability;

(c) any securities, notes or other obligations received by Stanadyne or any such Restricted Subsidiary from such transferee that are, within 90 days of the Asset Sale, converted by Stanadyne or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(d) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Stanadyne (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Stanadyne;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Stanadyne may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 15 days thereof, Stanadyne will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Stanadyne may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Stanadyne will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Stanadyne will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Stanadyne’s Credit Agreement currently prohibits Stanadyne from purchasing any notes, and provides that certain change of control or asset sale events with respect to Stanadyne would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which Stanadyne becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Stanadyne is prohibited from purchasing notes, Stanadyne could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition.

If Stanadyne does not obtain such a consent or repay such borrowings, Stanadyne will remain prohibited from purchasing notes. In such case, Stanadyne’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement or other agreements governing Stanadyne’s Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Stanadyne’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Stanadyne or any of its Restricted Subsidiaries) or to the direct or indirect holders of Stanadyne’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Stanadyne and other than dividends or distributions payable to Stanadyne or a Restricted Subsidiary of Stanadyne);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Stanadyne) any Equity Interests of Stanadyne or any direct or indirect parent of Stanadyne (other than any such Equity Interest owned by Stanadyne or any Restricted Subsidiary of Stanadyne);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Stanadyne or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Stanadyne and any of its Restricted Subsidiaries), except a payment of (a) interest or (b) principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Stanadyne would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Stanadyne and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Stanadyne for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Stanadyne’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by Stanadyne since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Stanadyne (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Stanadyne that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Stanadyne); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary of Stanadyne designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Stanadyne’s Investment in such Subsidiary as of the date of such redesignation; plus

(e) 50% of any dividends received by Stanadyne or a Restricted Subsidiary of Stanadyne that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Stanadyne, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Stanadyne for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Stanadyne) of, Equity Interests of Stanadyne (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Stanadyne; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Stanadyne or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Stanadyne to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Stanadyne or any Restricted Subsidiary of Stanadyne or any distribution, loan or advance to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, in each case held by any current or former officer, director or employee of Stanadyne or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $2.0 million in any twelve-month period (plus the proceeds from the issuance of Equity Interests to officers, directors or employees) or (b) $10.0 million (plus the proceeds from the issuance of Equity Interests to officers, directors or employees) in the aggregate since the Issue Date; provided, further that Stanadyne may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such repurchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period; it being understood that the cancellation of Indebtedness owed by management to Stanadyne in connection with such repurchase or redemption will not be deemed to be a Restricted Payment; provided, further, that any Equity Interests repurchased, redeemed, acquired or retired from the proceeds of Indebtedness issued pursuant to clause (14) under the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” will be a Restricted Payment under this clause (5) only upon the repayment of principal of such Indebtedness.

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Stanadyne or any Restricted Subsidiary of Stanadyne issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) any payments made, or the performance of any of the transactions contemplated, in connection with the acquisition and the financing thereof as described in this prospectus under the heading “The Transactions;”

(9) Permitted Payments to Parent;

(10) the repayment or repurchase of Indebtedness that is subordinated in right of payment to the notes or the Note Guarantees upon an asset sale or Change of Control if and to the extent that such repayment or repurchase was required by the provisions of such Indebtedness; provided that, prior to such repayment or repurchase, Stanadyne shall have made the Asset Sale Offer or Change of Control Offer, as applicable, with respect to the notes as required by the indenture, and Stanadyne shall have repurchased all notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer or Change of Control Offer, as applicable; and In addition, Kohlberg & Company, L.L.C. will be reimbursed for out-of-pocket expenses incurred in connection with the Transactions prior to the closing date and in connection with the provision of services pursuant to the agreement.

(11) other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the indenture,

provided, that in the case of Restricted Payments pursuant to clauses (5), (7), (10), and (11) above, no Default has occurred and is continuing or would be caused as a consequence of such payment.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Stanadyne or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Stanadyne whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Stanadyne will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Stanadyne may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Stanadyne’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the proceeds thereof applied at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)(a) the incurrence by Stanadyne and any Guarantor of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) not to exceed $85.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Stanadyne or any of its Restricted Subsidiaries since the Issue Date to permanently repay any term Indebtedness under a Credit Facility; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (1)(a) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (4) and (15) below;

(b) the incurrence by Stanadyne and any Guarantor of additional revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(b) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Stanadyne and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $35.0 million or (y) the amount of the Borrowing Base as of the date of such incurrence; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (1)(b) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (4) and (15) below;

(2) the incurrence by Stanadyne and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Stanadyne and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Stanadyne or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 360 days of the acquisition or completion of construction or installation for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Stanadyne or any of its Restricted Subsidiaries, or Attributable Debt relating to a sale and leaseback transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

(5) the incurrence by Stanadyne or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (15) of this paragraph;

(6) the incurrence by Stanadyne or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Stanadyne and any of its Restricted Subsidiaries; provided, however, that:

(a) if Stanadyne or any Guarantor is the obligor on such Indebtedness and the payee is not Stanadyne or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Stanadyne, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Stanadyne or a Restricted Subsidiary of Stanadyne and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Stanadyne or a Restricted Subsidiary of Stanadyne, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Stanadyne or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Stanadyne’s Restricted Subsidiaries to Stanadyne or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Stanadyne or a Restricted Subsidiary of Stanadyne; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Stanadyne or a Restricted Subsidiary of Stanadyne,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Stanadyne or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by Stanadyne or any of the Guarantors of Indebtedness of Stanadyne or a Restricted Subsidiary of Stanadyne that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Stanadyne or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) Indebtedness arising from agreements of Stanadyne or a Restricted Subsidiary of Stanadyne providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Stanadyne, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Stanadyne and its Restated Subsidiaries in connection with such disposition;

(12) Indebtedness of Stanadyne’s Foreign Subsidiaries in an aggregate principal amount not to exceed $7.5 million at any time outstanding pursuant to this clause (12) ;

(13) the incurrence by Stanadyne or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) the incurrence by Stanadyne or any of its Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of Parent, Stanadyne or any of its Restricted Subsidiaries; provided that such repurchase, redemption or other acquisition or retirement is permitted by clause (5) of the covenant described above under the caption “—Restricted Payments”; provided, further that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(15) the incurrence by Stanadyne or any of its Restricted Subsidiaries of additional Indebtedness (which additional Indebtedness may be incurred under the Credit Agreement) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $25.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Stanadyne will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Stanadyne as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Stanadyne or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

No Layering of Debt

Stanadyne will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Stanadyne and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment or junior in respect to any other Indebtedness of Stanadyne or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the notes or any Note Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the notes and the Note Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the notes and the Note Guarantees.

Limitation on Sale and Leaseback Transactions

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Stanadyne or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Stanadyne or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under (i) the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) clauses (4) or (14) of the definition of Permitted Debt and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Stanadyne and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) (a) the transfer of assets in that sale and leaseback transaction is permitted by, and Stanadyne applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) the proceeds are applied to refinance debt incurred to acquire the asset subject to such sale and leaseback transaction.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Stanadyne or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Stanadyne or any of its Restricted Subsidiaries;

(2) make loans or advances to Stanadyne or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Stanadyne or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Stanadyne or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases or licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Stanadyne’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(13) agreements not described in clause (1) in effect on the date of the indenture;

(14) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(15) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(16) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the indenture to any Person pending the closing of such sale;

(17) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(18) restrictions on the ability of any Foreign Subsidiary to make dividends or other distributions resulting from the operation of reasonable financial covenants contained in documentation governing Indebtedness of such Subsidiary permitted to be incurred under the indenture; and

(19) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (18) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Stanadyne, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Stanadyne will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Stanadyne is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Stanadyne and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Stanadyne is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Stanadyne) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if such Person is not a corporation, such Person shall be required to cause a subsidiary of such Person that is a corporation to be a co-obligor under the notes);

(2) the Person formed by or surviving any such consolidation or merger (if other than Stanadyne) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Stanadyne under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Stanadyne or the Person formed by or surviving any such consolidation or merger (if other than Stanadyne), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) would have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio of Stanadyne immediately prior to such transaction.

In addition, Stanadyne will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Stanadyne with an Affiliate solely for the purpose of reincorporating Stanadyne in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Stanadyne and its Restricted Subsidiaries.

Transactions with Affiliates

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Stanadyne (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Stanadyne or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Stanadyne or such Restricted Subsidiary with an unrelated Person; and

(2) Stanadyne delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Stanadyne set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Stanadyne; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Stanadyne or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Stanadyne or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Stanadyne and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Stanadyne) that is an Affiliate of Stanadyne solely because Stanadyne owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Stanadyne;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Stanadyne to Affiliates of Stanadyne and the granting of registration rights in connection therewith;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Certain Covenants—Restricted Payments;”

(7) Permitted Investments;

(8) any transaction pursuant to any agreement in existence on the date of the indenture or any amendment or replacement thereof that, taken in its entirety, is no less favorable to Stanadyne than the agreement as in effect on the date of the indenture;

(9) the payment of indemnities provided for by Stanadyne’s charter, by-laws and written agreements and reasonable fees to directors of Stanadyne, Parent and the Restricted Subsidiaries who are not employees of Stanadyne, Parent or the Restricted Subsidiaries; and

(10) loans or advances to officers, directors and employees of Stanadyne and its Restricted Subsidiaries not to exceed $1.0 million in the aggregate at any one time outstanding.

Additional Note Guarantees

If Stanadyne or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture and such Domestic Subsidiary guarantees or otherwise provides direct credit support for any

Indebtedness of Stanadyne or any Restricted Subsidiary, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired, created or provided such direct credit support; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Stanadyne may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Stanadyne and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will be treated as a Restricted Payment under the covenant described above under the caption “—Restricted Payments” or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by Stanadyne. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Stanadyne may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Stanadyne as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Stanadyne as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Stanadyne will be in default of such covenant.

The Board of Directors of Stanadyne may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Stanadyne; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Stanadyne of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Business Activities

Stanadyne will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Stanadyne and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding and if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), Stanadyne will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Stanadyne were required to file reports on such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report on the annual financial statements by Stanadyne’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Stanadyne were required to file such reports.

Whether or not required by the SEC, Stanadyne will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and, upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, if any, will post the reports on its website within those time periods.

Stanadyne will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Stanadyne’s filings for any reason, Stanadyne will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Stanadyne were required to file those reports with the SEC.

If Stanadyne has designated any of its Subsidiaries (other than Immaterial Subsidiaries) as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Stanadyne and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Stanadyne.

In addition, for so long as any notes remain outstanding, Stanadyne will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Stanadyne or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by Stanadyne or any of its Restricted Subsidiaries for 60 days after notice to Stanadyne by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Stanadyne or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Stanadyne or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay any such Indebtedness at its stated final maturity (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Stanadyne or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Stanadyne or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Stanadyne, any Restricted Subsidiary of Stanadyne that is a Significant Subsidiary or any group of Restricted Subsidiaries of Stanadyne that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Agreement or (2) five business days after receipt by Stanadyne of written notice of such acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the notes.

Stanadyne is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Stanadyne is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Stanadyne or any Guarantor, as such, will have any liability for any obligations of Stanadyne or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Stanadyne may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) Stanadyne’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Stanadyne’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Stanadyne may, at its option and at any time, elect to have the obligations of Stanadyne and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” and “—Certain Covenants—Merger, Consolidation or Sale of Assets” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Stanadyne must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Stanadyne must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Stanadyne must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Stanadyne has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Stanadyne must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility or other material instrument to which Stanadyne or any Guarantor is a party or by which Stanadyne or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Stanadyne or any of its Subsidiaries is a party or by which Stanadyne or any of its Subsidiaries is bound;

(6) Stanadyne must deliver to the trustee an officers’ certificate stating that the deposit was not made by Stanadyne with the intent of defeating, hindering, delaying or defrauding any creditors of Stanadyne or others; and

(7) Stanadyne must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Stanadyne, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Stanadyne’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Stanadyne’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of the Exchange Notes to the extent that such provision in this Description of the Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Stanadyne, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Stanadyne or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Stanadyne or any Guarantor is a party or by which Stanadyne or any Guarantor is bound;

(3) Stanadyne or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Stanadyne has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Stanadyne must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Stanadyne or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Stanadyne Corporation, 92 Deerfield Road, Windsor, CT 06095, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Revolving Facility” means that certain revolving credit and guaranty agreement, to be dated on or about August 6, 2004, by and among Stanadyne, Stanadyne Automotive Holding Corp. and certain subsidiaries of Stanadyne as guarantors, Goldman Sachs Credit Partners L.P., as sole bookrunner, sole lead arranger and syndication agent, The CIT Group/Business Credit, Inc., as administrative agent and collateral agent, and the lenders party thereto, providing for up to $35.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, restated, modified, renewed, refunded, restructured, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at August 15, 2009 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through August 15, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Stanadyne and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Stanadyne’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among Stanadyne and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Stanadyne to Stanadyne or to a Restricted Subsidiary of Stanadyne;

(4) the sale, licensing or lease of inventory, products, intellectual property services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Stanadyne and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 60% of the book value of all inventory, net of reserves, owned by Stanadyne and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, in each case, maturing within twelve months after the date of acquisition;

(6) money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) instruments equivalent to those referred to in clauses (1) to (5) of this definition denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes; and

(8) for purposes of the covenant described above under the caption “—Repurchases at the Option of Holders—Asset Sales” only, non-cash consideration in the form of a seller note received in connection with an Asset Sale not to exceed $10.0 million in the aggregate since the Issue Date.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Stanadyne and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Stanadyne;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Stanadyne, measured by voting power rather than number of shares; or

(4) after an initial public offering of Stanadyne or any direct or indirect parent of Stanadyne, the first day on which a majority of the members of the Board of Directors of Stanadyne are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) taxes paid and provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such taxes or provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any non-recurring fees, charges or other expenses made or incurred in connection with the acquisition and the financing thereof as described in this prospectus under the heading “The Transactions” within one year of the Issue Date that were deducted in computing Consolidated Net Income; plus

(6) any other non-recurring fees, charges or other expenses made or incurred in connection with restructurings or personnel charges (including severance) that were deducted in computing Consolidated Net Income; provided, that the aggregate amount of such fees, charges or other expenses may not exceed (a) $5.0 million in any twelve-month period and (b) $25.0 million in the aggregate; provided, further that Stanadyne may carry over and utilize in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such fees, charges or other expenses permitted to have been utilized but not utilized in any preceding twelve-month period up to a maximum of $10.0 million in any twelve-month period; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of reserves in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than Credit Facilities whose sole restriction on such declaration or payment occurs only upon the occurrence of or during the existence or continuance of a default or event of default), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Stanadyne or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of Stanadyne and its Restricted Subsidiaries will be excluded;

(6) any impairment charge or asset write-off pursuant to FAS 142 and FAS 144 and the amortization of intangibles arising pursuant to FAS 141 will be excluded;

(7) any non-cash FAS 133 income (or loss) related to hedging activities will be excluded; and

(8) any inventory purchase accounting adjustments and any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Stanadyne who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors by the Principals or a Related Party of the Principals or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Term Loan Facility and the ABL Revolving Facility.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, supplemented, restated, modified, renewed, refunded, restructured, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Stanadyne as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Stanadyne to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Stanadyne may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Stanadyne and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Stanadyne that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Stanadyne.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering or sale of Equity Interests (other than Disqualified Stock) of Stanadyne (whether offered or sold independently or as part of an offering or sale of units).

“Existing Indebtedness” means Indebtedness of Stanadyne and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $10.0 million, as determined in good faith by the Board of Directors of Stanadyne (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by the chief financial officer of Stanadyne) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Stanadyne (other than Disqualified Stock) or to Stanadyne or a Restricted Subsidiary of Stanadyne, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(5) non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness of such Person or any of its Restricted Subsidiaries as a result of purchase accounting); minus

(6) the amortization and write-off of deferred financing costs of Indebtedness.

“Foreign Subsidiary” means any Restricted Subsidiary of Stanadyne that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as of the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1) each Domestic Subsidiary of Stanadyne on the Issue Date; and

(2) any other Restricted Subsidiary of Stanadyne that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has net assets as of such date in excess of $500,000 or has total revenues for the most recent 12-month period in excess of $500,000; provided, further that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Stanadyne.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Stanadyne or any Subsidiary of Stanadyne sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Stanadyne such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Stanadyne, Stanadyne will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Stanadyne’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Stanadyne or any Subsidiary of Stanadyne of a Person that holds an Investment in a third Person will be deemed to be an Investment by Stanadyne or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Stanadyne or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Stanadyne nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Stanadyne or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Stanadyne or any of its Restricted Subsidiaries.

“Note Guarantee” means the guarantee by each Guarantor of Stanadyne’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means KSTA Holdings, Inc.

“Permitted Business” means any business conducted by Stanadyne and its Restricted Subsidiaries on the Issue Date and any business reasonably related, ancillary or complimentary to, or reasonable extensions of, the business of Stanadyne or any of its Restricted Subsidiaries on the Issue Date.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act), by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Stanadyne that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

“Permitted Investments” means:

(1) any Investment in Stanadyne or in a Restricted Subsidiary of Stanadyne;

(2) any Investment in Cash Equivalents;

(3) any Investment by Stanadyne or any Restricted Subsidiary of Stanadyne in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Stanadyne; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Stanadyne or a Restricted Subsidiary of Stanadyne;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Stanadyne;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Stanadyne or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to directors, officers and employees of Stanadyne and its Restricted Subsidiaries (a) made in the ordinary course of business of Stanadyne or any Restricted Subsidiary of Stanadyne in an aggregate principal amount not to exceed $500,000 at any one time outstanding or (b) to finance the purchase by such person of Capital Stock of Stanadyne or any of its Restricted Subsidiaries; provided that the aggregate amount of loans or advances made pursuant to clause (b) shall not exceed $250,000 in any twelve-month period;

(9) receivables owing to Stanadyne or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(10) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) guarantees otherwise permitted by the terms of the indenture;

(12) Investments existing on the date of the indenture;

(13) repurchases of the notes;

(14) any Investment in Stanadyne’s Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5.0 million; and

(15) other Investments in any Person other than an Affiliate (other than such Persons that are Affiliates of Stanadyne solely by virtue of Stanadyne’s Investments in such Persons) of Stanadyne having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (a) $15.0 million and (b) 5% of the total assets of Stanadyne and its Restricted Subsidiaries.

The amount of Investments outstanding at any time pursuant to clause (15) above shall be reduced by (A) the net reduction after the Issue Date in Investments made after the Issue Date pursuant such clause resulting from dividends, repayments of loans or advances or other transfers of Property, proceeds realized on the sale of any such Investment and proceeds representing the return of the capital, in each case to Stanadyne or any Restricted Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment, and (B) the portion (proportionate to Stanadyne’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary that was designated after the Issue Date as an Unrestricted Subsidiary pursuant to clause (15) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made by Stanadyne or any Restricted Subsidiary pursuant to clause (15).

“Permitted Junior Securities” means:

(1) Equity Interests in Stanadyne, any Guarantor or any direct or indirect parent of Stanadyne; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization.

“Permitted Liens” means:

(1) Liens on assets of Stanadyne or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Stanadyne or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Stanadyne or any Subsidiary of Stanadyne; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Stanadyne or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Stanadyne or any Subsidiary of Stanadyne; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes or the Note Guarantees;

(12) Liens arising by reward of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13) Liens upon specific items of inventory or other goods and proceeds of Stanadyne or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing Hedging Obligations incurred pursuant to clause (8) of the definition of “Permitted Debt;”

(15) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred under the indenture;

(16) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by Stanadyne or any Restricted Subsidiary of Stanadyne in a transaction entered into in the ordinary course of business of Stanadyne or such Restricted Subsidiary;

(17) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6) or (7) of the definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(18) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(19) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of Stanadyne or any of its Restricted Subsidiaries or (y) secure any Indebtedness;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, that such Liens may not extend to any other property owned by Stanadyne or any Restricted Subsidiary;

(23) Indebtedness incurred by Stanadyne or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(24) Liens solely on any cash earnest money deposits made by Stanadyne or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture; and

(25) Liens incurred in the ordinary course of business of Stanadyne or any Subsidiary of Stanadyne with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, to the extent such expenses are attributable to the ownership and operation of Stanadyne and its Subsidiaries;

(2) for so long as Stanadyne is a member of a group filing a consolidated, combined or unitary tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Stanadyne and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Stanadyne would owe if Stanadyne were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Stanadyne and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Stanadyne shall be paid over to the appropriate taxing authority within 60 days of the Parent’s receipt of such Tax Payments or refunded to Stanadyne;

(3) payments to the Parent to permit the Parent to pay management fees to the Principals pursuant to the Management Agreement, dated as of the Issue Date, among Stanadyne, Parent and Kohlberg & Company, L.L.C. or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the notes in any material respect; and

(4) payments to the Parent to permit the Parent to pay the costs of any unsuccessful equity or debt offerings at the Parent level.

“Permitted Refinancing Indebtedness” means any Indebtedness of Stanadyne or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Stanadyne or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Stanadyne or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Kohlberg & Company, L.L.C. and its Affiliates (including, without limitation, any investment partnership under common control with Kohlberg & Company) (ii) any officer, director, employee, partner, member or stockholder of the manager or general partner of the foregoing Persons and (iii) any Related Parties with respect to any of the foregoing Persons.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Debt” means:

(1) all Indebtedness of Stanadyne or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of Stanadyne or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(2) all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of the indenture;

(3) any other Indebtedness of Stanadyne or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Stanadyne;

(2) any intercompany Indebtedness of Stanadyne or any of its Subsidiaries to Stanadyne or any of its Affiliates;

(3) any trade payables;

(4) any management fees or other fees paid or payable to the Principals or any of its Affiliates;

(5) the portion of any Indebtedness that is incurred in violation of the indenture; or

(6) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Special Interest” means all special interest then owing pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means that certain stockholders agreement, to be dated on or about August 6, 2004, by and among Parent and certain of Parent’s stockholders, as the same may be amended, modified or supplemented from time to time.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of Stanadyne that is designated by the Board of Directors of Stanadyne as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Stanadyne or any Restricted Subsidiary of Stanadyne unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Stanadyne or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Stanadyne;

(3) is a Person with respect to which neither Stanadyne nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Stanadyne or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Stanadyne takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Stanadyne that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Stanadyne that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Stanadyne and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Stanadyne, the trustee nor any agent of Stanadyne or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Stanadyne that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Stanadyne. Neither Stanadyne nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Stanadyne and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Stanadyne that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Stanadyne, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Stanadyne that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Stanadyne fails to appoint a successor depositary;

(2) Stanadyne, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

Stanadyne will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Stanadyne will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. Any permitted secondary market trading activity in such notes will be required by DTC to be settled in immediately available funds. Stanadyne expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Stanadyne that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange of the old notes pursuant to the exchange offer and the ownership and disposition of the exchange notes and where so indicated, the old notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the exchange notes and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the exchange notes as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Section 1.1275-6 of the U.S. Treasury Regulations. In addition, this discussion assumes that you acquire the exchange notes pursuant to the exchange offer. Moreover, except as expressly provided below, it does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or of any applicable state, local or foreign tax laws. The discussion deals only with exchange notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the exchange notes who or that is:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code,

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the old notes pursuant to the exchange offer or the ownership or disposition of the exchange notes or that any such position would not be sustained.

If a partnership or other entity taxable as a partnership holds the exchange notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership owning and disposing of the exchange notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

The Exchange

The exchange of old notes for exchange notes will not be a taxable event to holders for federal income tax purposes. As a result, the exchange notes will have the same tax attributes as the old notes and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

United States Holders

Interest

Payments of stated interest on the exchange notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of tax accounting. A portion of the price paid for an exchange note may be allocable to interest that “accrued” prior to the date the exchange note is purchased (“Accrued Interest”). We intend to take the position that, on the first interest payment date after such date, a portion of the interest received equivalent to the Accrued Interest amount will be treated as a return of the Accrued Interest, and such amount will not be treated as a payment of interest on the note. Amounts treated as a return of Accrued Interest will reduce a holder’s adjusted tax basis in the exchange note by a corresponding amount.

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. If we call the exchange notes for redemption, we may be obligated to make “make-whole” payments in excess of stated principal and interest. We may also be required to make payments of additional amounts if we are required to pay a premium pursuant to the change of control provisions. We intend to take the position that the exchange notes should not be treated as contingent payment debt instruments because of these additional payments. Assuming such position is respected, a United States Holder would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with such United States Holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged this position, and the exchange notes were treated as contingent payment debt instruments, United States Holders could be required to accrue interest income at a rate higher than the stated interest rate on the exchange note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of an exchange note. United States Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

If a United States Holder purchases old notes for an amount less than their face amount, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange or retirement of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including, in the case of an exchange note, any market discount accrued on the related old note). A United States Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. In that case, the tax basis in the holder’s exchange note will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by the United States Holder during the taxable year of the election and thereafter, and may not be revoked without consent of the IRS. If a United States Holder does not make such an election, in general, all or a potion of such holder’s interest expense on any indebtedness incurred or continued in order to purchase or carry an exchange note may be deferred until the maturity of the exchange notes, or certain earlier dispositions. Unless a United States Holder elects to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the related old note to its maturity date.

If a United States Holder has purchased old notes for an amount greater than their face value, such holder will have purchased the related exchange notes with amortizable bond premium. A United States Holder generally may elect to amortize that premium from the purchase date to the maturity date of the exchange notes under the constant yield method. Amortizable premium generally may be deducted against interest income on such exchange notes and generally may not be deducted against other income. A United States Holder’s basis in an exchange note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by the United States Holder during the taxable year of the election and thereafter, and may not be revoked without IRS consent.

United States Holders are urged to consult their own tax adviser regarding the market discount and bond premium rules.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than pursuant to the exchange offer, as discussed above, or a tax-free transaction), redemption, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted basis in an exchange note generally will be the United States Holder’s cost therefor, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the United States Holder has held the exchange note (together with the related old note) for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

Information Reporting and Backup Withholding

Pursuant to IRS tax rules, if a United Stated Holder holds the exchange notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to the holder on IRS Form 1099 concerning interest and retirement proceeds on the exchange notes, unless an exemption applies. Similarly, unless an exemption applies, a United States Holder must provide the intermediary or us with its Taxpayer Identification Number, or TIN, for use in reporting information to the IRS. For individuals, this is their social security number. A United States Holder is also required to comply with other IRS requirements concerning information reporting, including a certification that the holder is not subject to backup withholding and is a U.S. person.

If a United States Holder is subject to these requirements but does not comply, the intermediary must withhold a percentage of all amounts payable to the holder on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN provided by the holder is incorrect. Backup withholding is not an additional tax and taxpayers may use the withheld amounts, if any, as a credit against their federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Non-United States Holders

Definition of Non-United States Holders

A non-United States Holder is a beneficial owner of the exchange notes who is not a United States Holder.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the exchange notes by us or any paying agent to a non-United States Holder will not be subject to U.S. federal withholding tax, provided that the holder satisfies one of two tests.

The first test (the “portfolio interest” test) is satisfied if::

•	such holder does not, actually or constructively, directly or indirectly own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation (within the meaning of the Code) that is related to us through stock ownership;

•	such holder is not a bank that received such exchange notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that the holder is not a U.S. person, or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the exchange notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.

The second test is satisfied if the non-United States Holder is entitled to the benefits of an income tax treaty between the United States and the non-United States Holder’s country of residence under which such interest is exempt from, or subject to a reduced rate of, U.S. federal withholding tax, and such holder or its agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption).

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that clans the benefits of an income tax treaty, to also provide its U.S. taxpayer identification number.

Payments of interest on the exchange notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty) collected by means of withholding. However, if you have purchased exchange notes with acquisition premium please see your tax advisor regarding application of the acquisition premium rules.

Sale, Exchange or Retirement of the Exchange Notes

The exchange of old notes for exchange notes will not be a taxable event. Subject to the discussion below concerning backup withholding, non-United States Holders will not be subject to U.S. federal income tax on any gain recognized on any other sale, exchange or retirement of the exchange notes unless the holder is an individual, the holder is present in the United States for at least 183 days during the year in which it disposes of the exchange notes, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the interest and gain received by a non-United States Holder is not effectively connected with the conduct by such holder of a trade or business in the United States. If a non-United States Holder is engaged in a trade or business in the United States and the holder’s investment in an exchange note is effectively connected with such trade or business:

•	Such holder will be exempt from the 30% withholding tax on the interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the exchange notes in the same manner as if it were a United States Holder.

•	If such holder is a foreign corporation, the holder may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty.

•	If such holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding applicable to a non-United States Holder are as follows:

•	Interest payments received by the holder will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•	Sale proceeds received by the holder on a sale of their exchange notes through a broker may be subject to information reporting and/or backup withholding if the holder is not eligible for an exemption, or does not provide the certification described above. In particular, information reporting and backup withholding may apply if the holder uses the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if the holder uses the foreign office of a broker that has certain connections to the United States.

•	We suggest that non-United States Holders consult their tax advisors concerning the application of information reporting and backup withholding rules.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Stanadyne Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

Under the terms of the indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and if not filed with the SEC by EDGAR, the holders of the notes, and upon written request, to prospective investors, and file with the SEC, all annual and quarterly financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q, as applicable, and all current reports that would be required to be filed with the SEC on Form 8-K, if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accounts, in each case within the periods specified in the rules and regulations of the SEC. In addition, for so long as any of the notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we have agreed to make available to prospective investors any holder of the notes or prospective purchaser of the notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act.

We file reports and other information with the Commission. Such reports and other information filed by us may be inspected and copied at the public reference facility maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information about the public reference room, call 1-800-SEC-0330. The Commission also maintains a website on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and such website is located at http://www.sec.gov.

This prospectus contains summaries of certain agreements that we have entered into in connection with the Transactions, such as the indenture, the registration rights agreement for the notes, our new senior secured credit facility and the agreements described under “Related Party Transactions.” The descriptions of these agreements contained in this prospectus do not purport to be complete and you should review the actual definitive agreements in their entirety. Copies of the definitive agreements that are not filed with the SEC as exhibits will be made available without charge to you by making a written or oral request to us.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Stanadyne Corporation

We have audited the accompanying consolidated balance sheets of Stanadyne Corporation and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Stanadyne Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

Deloitte & Touche LLP

Hartford, Connecticut

March 1, 2004

STANADYNE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$17,977	$4,683
Accounts receivable, net of allowance for uncollectible accounts (Notes 15 and 19)	38,903	33,045
Inventories, net (Notes 2 and 19)	30,094	33,395
Prepaid expenses and other assets	2,552	1,299
Deferred income taxes (Note 11)	4,471	5,919

Total current assets	93,997	78,341
Property, plant and equipment, net (Note 3)	106,250	108,326
Goodwill (Note 4)	70,819	68,090
Intangible and other assets, net (Notes 4 and 11)	8,390	9,485
Due from Stanadyne Automotive Holdings Corp. (Note 14)	4,269	4,216

Total assets	$283,725	$268,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$22,719	$19,864
Accrued liabilities (Notes 6, 9 and 10)	31,249	26,532
Current maturities of long-term debt (Note 8)	6,523	9,456
Current installments of capital lease obligations (Note 5)	280	117

Total current liabilities	60,771	55,969
Long-term debt, excluding current maturities (Note 8)	88,631	92,999
Deferred income taxes (Note 11)	—	666
Capital lease obligations, excluding current installments (Note 5)	653	324
Other noncurrent liabilities (Notes 7, 9 and 10)	51,332	50,949

Total liabilities	201,387	200,907

Minority interest in consolidated subsidiary (Note 1)	238	232
Commitments and Contingencies (Notes 5 and 16)
Stockholders’ Equity:
Common stock, par value $.01, authorized 10,000 shares, issued and outstanding 1,000 shares (Note 13)	—	—
Additional paid-in capital	59,858	59,858
Other accumulated comprehensive income (loss)	1,479	(4,174)
Retained earnings	20,763	11,635

Total stockholders’ equity	82,100	67,319

Total liabilities and stockholders’ equity	$283,725	$268,458

See notes to consolidated financial statements.

STANADYNE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands)

	Years Ended December 31,
	2003	2002	2001
Net sales (Notes 15, 17, 18 and 20)	$290,199	$260,690	$254,450
Costs of goods sold	234,108	215,391	208,139

Gross profit	56,091	45,299	46,311
Selling, general and administrative expenses (Note 14)	32,769	35,251	37,207

Operating income	23,322	10,048	9,104
Other income (expense):
Gain from extinguishment of debt	715	—	—
Interest income	53	17	349
Interest expense	(8,310)	(9,420)	(10,490)

Income (loss) before income taxes and minority interest	15,780	645	(1,037)
Income taxes (benefit) (Note 11)	6,897	(153)	370

Income (loss) before minority interest	8,883	798	(1,407)
Minority interest in loss of consolidated subsidiary (Note 1)	245	255	—

Net income (loss)	$9,128	$1,053	$(1,407)

See notes to consolidated financial statements.

STANADYNE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

and Comprehensive Income (Loss)

(Dollars in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Comprehensive Income (Loss)	Total
	Shares	Amount
January 1, 2001	1,000	$—	$59,858	$(5,599)	$11,989		$66,248
Comprehensive loss:
Net loss					(1,407)	$(1,407)	(1,407)

Other comprehensive income—
Foreign currency translation adjustments				883		883	883

Other comprehensive income						883

Comprehensive loss						$(524)

December 31, 2001	1,000	—	59,858	(4,716)	10,582		65,724
Comprehensive income:
Net income					1,053	$1,053	1,053

Other comprehensive income—
Foreign currency translation adjustments				2,616		2,616	2,616
Additional pension liability, net of tax of $1,320				(2,074)		(2,074)	(2,074)

Other comprehensive income						542

Comprehensive income						$1,595

December 31, 2002	1,000	—	59,858	(4,174)	11,635		67,319
Comprehensive income:
Net income					9,128	$9,128	9,128

Other comprehensive income—
Foreign currency translation adjustments				4,449		4,449	4,449
Additional pension liability, net of tax of ($766)				1,204		1,204	1,204

Other comprehensive income						5,653

Comprehensive income						$14,781

December 31, 2003	1,000	$—	$59,858	$1,479	$20,763		$82,100

See notes to consolidated financial statements.

STANADYNE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)	$9,128	$1,053	$(1,407)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,690	20,896	21,035
Deferred income taxes	480	(2,676)	(1,451)
Loss applicable to minority interest	(245)	(255)	—
Loss (gain) on disposal of property, plant and equipment	144	135	(43)
Changes in assets and liabilities:
Accounts receivable	(5,095)	3,931	(4,758)
Inventories	4,251	(726)	(936)
Prepaid expenses and other assets	(416)	(2,303)	684
Due from Stanadyne Automotive Holding Corp.	(53)	—	(155)
Accounts payable	2,449	(1,939)	4,325
Accrued liabilities	4,191	1,699	(2,609)
Other noncurrent liabilities	601	3,517	(539)

Net cash provided by operating activities	36,125	23,332	14,146

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,815)	(10,867)	(17,971)
Proceeds from disposal of property, plant and equipment	4	61	230

Net cash used in investing activities	(12,811)	(10,806)	(17,741)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of loan origination fees	(1,527)	—	—
Proceeds from long-term debt	25,000	—	—
Proceeds from foreign long-term debt	1,451	—	—
Net (payments) proceeds on revolving credit facilities	—	(5,400)	5,400
Net proceeds on foreign overdraft facilities	538	947	455
Payments on long-term debt	(34,779)	(5,607)	(15,945)
Payments on capital lease obligations	(141)	(90)	(484)
Proceeds from investment by minority interest	251	487	—

Net cash used in financing activities	(9,207)	(9,663)	(10,574)

Net increase (decrease) in cash and cash equivalents	14,107	2,863	(14,169)
Effect of exchange rate changes on cash and cash equivalents	(813)	1,700	642
Cash and cash equivalents at beginning of year	4,683	120	13,647

Cash and cash equivalents at end of year	$17,977	$4,683	$120

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:

During 2003 and 2002 the Company entered into capital leases for new equipment resulting in capital lease obligations of $543 and $454, respectively.

See notes to consolidated financial statements.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands)

(1) Summary of Significant Accounting Policies

Description of Business. Stanadyne Corporation (the “Company”), a wholly-owned subsidiary of Stanadyne Automotive Holding Corp. (“Holdings”), is a producer of diesel fuel injection equipment and other precision machined components which are sold worldwide to agricultural, industrial and automotive diesel engine manufacturers and to the diesel engine aftermarket. The Company’s wholly owned subsidiary, Precision Engine Products Corp. (“Precision Engine”), is a supplier of roller-rocker arms, hydraulic valve lifters and lash adjusters to automotive engine manufacturers and the independent automotive aftermarket. A majority of the outstanding equity of Holdings is owned by American Industrial Partners Capital Fund II, L.P. (“AIP”).

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all of the Company’s wholly-owned subsidiaries: Precision Engine Products Corp., Stanadyne, SpA (“SpA”), Precision Engine Products LTDA (“PEPL”) and Stanadyne Automotive Foreign Sales Corp. (“FSC”) which was dissolved December 30, 2002. Intercompany balances have been eliminated in consolidation. A joint venture, Stanadyne Amalgamations Private Limited (“SAPL”), is fully consolidated based on the Company’s 51% controlling share, while the remaining 49% is recorded as a minority interest. The financial statements of SAPL, SpA and PEPL are consolidated on a fiscal year basis ending November 30.

Cash and Cash Equivalents. The Company considers cash on hand and short-term investments with an original maturity of three months or less to be “cash and cash equivalents” for financial statement purposes.

Inventories. Inventories are stated at the lower of cost or market. The principal components of costs included in inventories are materials, labor, subcontract cost and overhead. The Company uses the last-in/first-out (“LIFO”) method of valuing its inventory, except for the inventories of SpA, PEPL and SAPL, which are valued using the first-in/first-out (“FIFO”) method. At December 31, 2003 and 2002, inventories valued at LIFO represented 80% and 85% of total inventories, respectively.

Property, Plant and Equipment. Property, plant and equipment, including significant improvements thereto, are recorded at cost. Equipment under capital leases is stated at the net present value of minimum lease payments. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets within the following ranges:

Buildings and improvements	15 to 45 years
Machinery and equipment	3 to 15 years
Computer hardware and software	3 to 7 years

Goodwill and Other Intangible Assets. The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142 (“FAS 142”) “Goodwill and Other Intangible Assets” and SFAS No. 144 (“FAS 144”) “Accounting for the Impairment or Disposal of Long-Lived Assets.” FAS 142 required that upon adoption, amortization of goodwill cease and instead, the carrying value of goodwill be evaluated for impairment on an annual basis by applying a fair value based test. Intangible assets consist primarily of technological know-how, trademarks, patents and deferred loan origination costs. Identifiable intangible assets will continue to be amortized over their useful lives of 3 to 31 years and be reviewed for impairment in accordance with SFAS No. 121 (“FAS 121”) “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” as amended by FAS 144.

Fair Value of Financial Instruments. Disclosures about fair value of financial instruments, requires the disclosure of fair value information for certain assets and liabilities, whether or not recorded in the balance sheet,

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

for which it is practicable to estimate such value. The Company has the following financial instruments: cash and cash equivalents, receivables, accounts payable, accrued liabilities and long-term debt. The Company considers the carrying amount of these items, excluding long-term debt, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. Refer to Note 8 for fair value disclosures of long-term debt.

Product Warranty. The Company provides an accrual for the estimated future warranty costs of its products at the time the revenue is recognized. These estimates are based upon statistical analyses of historical experience of product returns and the related cost.

Pension and Other Postretirement Benefits. The Company amortizes unrecognized gains and losses exceeding 10% of the accumulated benefit obligation for the pension plans and for the health and life insurance benefits over the average remaining service period of the plan participants. This period approximates the period during which the benefits are earned. This amortization method of postretirement benefit obligations distributes gains and losses over the benefit period of the participants thereby minimizing any volatility caused by actuarial gains and losses.

Income Taxes. Income taxes are accounted for in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the tax basis of assets and liabilities and their financial reporting amounts.

Foreign Currency Translation. The Company’s policy is to translate balance sheet accounts using the exchange rate at the balance sheet date and statement of operations accounts using the average monthly exchange rate for the month in which the transactions are recognized. The resulting translation adjustment is recorded as accumulated other comprehensive income (loss) in the consolidated balance sheets. Worldwide foreign currency transaction gains and (losses) of $814, ($1,774) and ($849) are included in the consolidated statements of operations for 2003, 2002 and 2001, respectively.

Effective with the beginning of the third quarter of 2002, the Company determined that $2.2 million of intercompany debt between PEPC and PEPL should be considered a long-term-investment. Foreign exchange related gains and losses on this intercompany debt have been excluded from operating income and included in other comprehensive income (loss), net of tax.

Revenue Recognition. Sales and related costs of sales are recorded when products are shipped to customers. The Company enters into long-term contracts with certain customers for the supply of parts during the contract period. Some of these contracts have provisions which allow the Company to negotiate with its customers if targeted volumes, as defined in each contract, are not achieved. Those negotiations may result in payments which are recognized as revenue when the amount of such payment is agreed upon by the Company and the customer and when collection is deemed probable.

Research and Development. Research and development (“R&D”) costs incurred for 2003, 2002 and 2001 were $11,432, $11,193 and $11,571, respectively, of which $1,526, $1,943 and $1,427, respectively, were reimbursed by customers. The net expenses of $9,906, $9,250 and $10,144 in 2003, 2002 and 2001, respectively, are included in the consolidated statements of operations.

Stock Options. The Company follows the intrinsic method of accounting for its stock-based compensation under the guidelines set forth in Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees.” Intrinsic value is the excess of the market value of the common stock over the exercise

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

price at the date of grant. Because stock options are granted with fixed terms and with an exercise price equal to the market price of the common stock at the date of grant, there is no measured compensation cost of stock options.

Had compensation costs for options been determined based on the fair value of options outstanding for the years ended December 31, 2003, 2002 and 2001, pro forma net income (loss) would be as follows:

	2003	2002	2001
Net income (loss) as reported	$9,128	$1,053	$(1,407)
Stock based compensation using Black-Scholes option valuation model, net of related tax effects	177	167	83

Pro forma net income (loss)	$8,951	$886	$(1,490)

The Company has adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” an amendment of FASB Statement No. 123. The Statement requires prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company believes that the significant accounting policies most critical to aid in fully understanding and evaluating the financial results include: product warranty reserves, inventory reserves for excess or obsolescence, and pension and postretirement benefit liabilities. Actual results could differ from those estimates.

Accounting for Derivative Instruments and Hedging Activities. The Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. Gains and losses resulting from changes in the values of those derivatives are to be recognized immediately depending on the use of the derivative and if the derivative is a qualifying hedge. The effect of derivatives had no significant impact on the Company’s consolidated financial statements and related disclosures.

Consolidation of Variable Interest Entities. In January and December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities” and FIN46R, respectively. FIN 46 requires that the assets, liabilities and results of the activities of variable interest entities be consolidated into the financial statements of the company that has controlling financial interest. It also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. The Company adopted FIN 46 and FIN 46(R) in 2003 with no effect to the consolidated financial statements as a result of such adoption.

Amendment of Statement 133 on Derivative Instruments and Hedging Activities. In April 2003, the FASB issued SFAS No. 149 (“FAS 149”), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” FAS 149 amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under FAS 133, “Accounting for Derivative Instruments and Hedging Activities.” FAS 149 is effective for contracts entered into or modified after June 30, 2003. The Company adopted FAS 149 in 2003 with no material impact on its consolidated financial statements.

Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity. In May 2003, the FASB issued SFAS No. 150 (“FAS 150”), “Accounting for Certain Financial Instruments With

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Characteristics of Both Liabilities and Equity.” FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or an asset in some circumstances). The scope of FAS 150 includes financial instruments issued in the form of shares that are mandatorily redeemable and that employ unconditional obligations requiring the issuer to redeem it by transferring its assets at a specific or determinable date or upon an event that is certain to occur.

FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Mandatorily redeemable financial instruments of nonpublic entities are subject to the provisions of FAS 150 for the first fiscal period beginning after December 15, 2003. The Company believes that adoption of this statement will not have any material impact on the consolidated financial condition or results of operations.

Employers’ Disclosures about Pensions and Other Postretirement Benefits. In December 2003, the FASB issued Statement of Financial Standards No. 132R (“FAS 132R”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” FAS 132R amends the disclosure requirements of FAS 132 to require additional disclosures about assets, obligations, cash flow and net periodic benefit cost. FAS 132R is effective in 2003 and the related disclosures have been included in Notes 9 and 10.

Reclassifications. Certain amounts have been reclassified in the 2002 and 2001 consolidated financial statements to conform to the 2003 presentation.

(2) Inventories

Inventories at December 31 consisted of:

	2003	2002
Raw materials	$8,025	$9,028
Work in process	14,506	16,453
Finished goods	7,563	7,914

	$30,094	$33,395

The LIFO asset at December 31, 2003 and 2002 was $3,117 and $3,753, respectively.

(3) Property, Plant and Equipment

Property, plant and equipment including equipment under capital leases at December 31 consisted of:

	2003	2002
Land	$11,929	$11,501
Building and improvements	29,367	25,954
Machinery and equipment	147,039	138,891
Capitalized leases	1,197	511
Construction in progress	10,487	6,685

	200,019	183,542
Less accumulated depreciation	93,769	75,216

	$106,250	$108,326

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Depreciation expense including amortization of assets acquired under capital leases was $18,314, $17,468 and $15,685 for 2003, 2002 and 2001, respectively. The net book value of assets acquired under remaining capital leases was $1,112 and $486 at December 31, 2003 and 2002, respectively.

(4) Goodwill and Intangible and Other Assets

Effective January 1, 2002, the Company adopted SFAS No. 142 (“FAS 142”), “Goodwill and Other Intangible Assets.” With the adoption of FAS 142, goodwill is no longer subject to amortization but is annually assessed for impairment by applying a fair-value based test. The effect of the discontinuation of goodwill amortization for the year 2002 is an increase of net income of approximately $1.9 million compared to net income if there had been amortization of goodwill. Within six months of adoption of FAS 142, the Company was required to complete a transitional impairment review using a fair value methodology to identify if there was impairment to the goodwill or intangible assets of indefinite life. Any impairment loss resulting from the transitional impairment test would have been recorded as a cumulative effect of a change in accounting principle for the quarter ended June 30, 2002. The Company completed its evaluation of the carrying value of goodwill during the second quarter of 2002 and determined that there was no impairment. FAS 142 requires that goodwill be tested annually and between annual tests if events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company’s annual evaluation of the carrying value of goodwill completed during the second quarter of 2003 also determined that there was no impairment of goodwill. Subsequent impairment losses, if any, will be reflected in operating income in the consolidated Statement of Operations.

As required by FAS 142, a reconciliation of reported net income (loss) should be compared to the reported net income adjusted to exclude amortization expense recognized on goodwill in each of the respective years.

	Years Ended December 31,
	2003	2002	2001
Net income (loss) as reported	$9,128	$1,053	$(1,407)
Goodwill amortization	—	—	1,859

Pro forma net income	$9,128	$1,053	$452

Goodwill for each segment was: the Precision Products and Technologies Group (the “Precision Products”), $59.4 million and $56.7 million at December 31, 2003 and 2002, respectively; and Precision Engine, $11.4 million at December 31, 2003 and 2002. The annual change in goodwill amounts in Precision Products is due to foreign currency translation of Euro-denominated goodwill at SpA.

Major components of intangible and other assets at December 31 consisted of:

	2003		2002
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Patents	$9,809	$7,681	$9,809	$6,487
Debt issuance costs	4,886	2,105	8,149	5,466
Pension intangible asset	1,604	—	1,796	—
Customer contracts	1,310	1,134	1,310	947
Deferred income taxes	335	—	—	—
Software	—	—	3,544	3,544
Other	1,820	454	1,732	411

	$19,764	$11,374	$26,340	$16,855

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Amortization expense was $2,376, $3,428 and $5,350 for 2003, 2002 and 2001, respectively.

Expected intangible amortization expense as of December 31, 2003 is as follows:

Amount
Year ending December 31:
2004	$1,350
2005	1,175
2006	1,162
2007	921
2008	293

Total	$4,901

(5) Leases

The Company is obligated under certain noncancelable operating leases. Rent expense for 2003, 2002 and 2001 was $2,567, $2,632 and $1,927, respectively.

Future minimum payments under noncancelable operating leases with initial or remaining lease terms in excess of one year and future minimum capital lease payments as of December 31, 2003 were as follows:

	Capital Leases	Operating Leases
Year ending December 31:
2004	$305	$1,294
2005	305	697
2006	225	353
2007	136	74
2008	—	8

Total minimum lease payments	971	$2,426

Less amount representing interest at a weighted average rate of 3.8%	38

Present value of net minimum capital lease obligations	933
Less current installments of capital lease obligations	280

Capital lease obligations, excluding current installments	$653

(6) Accrued Liabilities

Accrued liabilities at December 31 consisted of:

	2003	2002
Salaries, wages and bonus	$7,033	$3,962
Pensions	6,140	5,350
Vacation	5,047	4,582
Accrued taxes	3,387	2,594
Workers’ compensation	2,986	1,965
Accrued warranty	1,842	1,875
Retiree health benefits	1,339	3,314
Other	3,475	2,890

	$31,249	$26,532

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(7) Other Noncurrent Liabilities

Other noncurrent liabilities at December 31 consisted of:

	2003	2002
Retiree health benefits	$21,765	$22,669
Pensions	17,782	18,697
Italian leaving indemnity (Note 9)	5,974	4,798
Workers’ compensation	4,864	3,833
Environmental	858	863
Other noncurrent liabilities	89	89

	$51,332	$50,949

(8) Long-term Debt

Long-term debt at December 31 consisted of:

	2003	2002
Revolving credit lines	$—	$—
Term loan	25,000	—
Old term loans	—	24,827
Senior Subordinated Notes	66,000	75,950
Stanadyne Amalgamations Private Limited debt, payable to India banks through 2008, bearing interest at rates ranging from 2.4% to 8.0%	1,527	—
Stanadyne, SpA debt, payable to Italian banks through 2004, bearing interest at rates ranging from 2.9% to 4.02%	2,627	1,678

	95,154	102,455
Less current maturities of long-term debt	6,523	9,456

Long-term debt, excluding current maturities	$88,631	$92,999

On October 24, 2003 the Company refinanced its existing US senior bank facility comprised of term loans and revolving credit lines, which resulted in one new term loan (the “Term Loan”) and a new revolving credit line (the “Revolving Credit Line”).

At December 31, 2003, the Company had a total borrowing base availability of $24,746 against the total maximum limit of the $40,000 Revolving Credit Line: eligible collateral was $3,447 below the maximum credit limit, $0 was borrowed on the Revolving Credit Line, $6,807 was used for standby letters of credit, and $5,000 represented a minimum liquidity reserve. Any amounts outstanding against the Revolving Credit Line are payable on October 15, 2007. If there were any borrowings of the Revolving Credit Line the interest rate would have been 5.75% at December 31, 2003. The Company also pays a commitment fee of 0.5% on the unused portion of the Revolving Credit Line.

At December 31, 2003 the Company had a $25,000 Term Loan outstanding at various interest rates ranging from 4.39% and 6.25%. The $25,000 in Term Loan outstanding at December 31, 2003 is payable in quarterly installments of $893 from January 2004 through July 2007 with a final balloon payment of $11,607 on October 1, 2007. The Term Loans are primarily LIBOR borrowings and are repriced approximately every month based on prevailing market rates.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Payment of the Revolving Credit Line and Term Loan (the “Senior Bank Facility”) is an obligation of Stanadyne Corporation and Precision Engine Products Corp. (the “Borrowers”) and is guaranteed by Stanadyne Automotive Holding Corp. (the “Guarantor”). The Senior Bank Facility is secured by substantially all of the assets of the Borrowers and by a pledge of substantially all the issued and outstanding capital stock of the Guarantor and 65% of the capital stock of SpA, PEPL and SAPL. In addition, the Senior Bank Facility is subject to financial and other covenants, including limits on indebtedness, liens and capital expenditures, and restricts dividends or other distributions to stockholders.

The Company had $66,000 and $75,950 of Senior Subordinated Notes (the “Notes”) outstanding at December 31, 2003 and 2002, respectively, at a fixed interest rate of 10.25%. The Notes are due on December 15, 2007. Payment of the Notes is an obligation of Stanadyne Corporation (the “Parent”) and is guaranteed by Precision Engine (the “Subsidiary Guarantor”). In addition, the Notes are subject to covenants including limitations on indebtedness, liens, and dividends or other distributions to stockholders. During 2003 the Company retired $9,950 in Notes. As a result of the early retirement of the Notes, the Company realized a $715 gain after the write off of unamortized debt issuance costs of $225.

At December 31, 2002 the Company had $30,000 in revolving credit lines of which $0 was borrowed at December 31, 2002. In addition, at December 31, 2002 $5,632 was used for standby letters of credit leaving $24,368 available for borrowings. Any amounts outstanding were paid on October 24, 2003. The interest rate on the borrowings of the revolving credit line was 5.5% at December 31, 2002. The Company also paid a commitment fee based on the percentage of the unused portion of the revolving credit lines. The percentage at December 31, 2002 to calculate the commitment fee was 0.4%, and was based on certain financial ratios. At December 31, 2002 the Company had $24,827 in term loans outstanding at various interest rates ranging from 3.8% and 5.75%. The remaining $7,598 Term A loan outstanding at December 31, 2002 was payable in quarterly installments with a final payment on October 24, 2003. The remaining $17,229 Term B loan outstanding at December 31, 2002, payable in quarterly installments of $45, was paid off on October 24, 2003. The term loans were primarily LIBOR borrowings and were re-priced approximately every quarter based on prevailing market rates.

At December 31, 2003 the weighted average interest rate on the Company’s current and long-term borrowings at SAPL was 2.5%.

At December 31, 2003 and 2002, the weighted average interest rate on the Company’s short-term borrowings at SpA was 3.25% and 3.9%, respectively.

The fair values of the Company’s Term Loans and short-term borrowings approximated their recorded values at December 31, 2003 based on similar borrowing agreements offered by other major institutional banks. The fair value of the Notes at December 31, 2003 approximated par value of $66,000.

The aggregate maturities of long-term debt outstanding at December 31, 2003 were:

2004	$6,523
2005	3,873
2006	3,872
2007	80,587
2008	299

$95,154

For 2003, 2002 and 2001, interest paid was $8,598, $9,238 and $10,401, respectively.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(9) Pensions

The Company has a noncontributory defined benefit pension plan that covers substantially all of the domestic hourly and salaried employees except for Tallahassee hourly employees. Benefits under the pension plan are based on years of service and compensation levels during employment for salaried employees and years of service for hourly employees. It is the policy of the Company to fund the pension plan in an amount at least equal to the minimum required contribution as determined by the plan’s actuaries, but not in excess of the maximum tax-deductible amount under Section 404 of the Internal Revenue Code. The Company may make discretionary contributions of any amount within this range based on financial circumstances and strategic considerations which typically vary from year to year. The Company expects to contribute approximately $6,000 in cash to its defined benefit pension plan in 2004. Plan assets are invested primarily in a diversified portfolio of equity and fixed income securities.

Unrecognized gains and losses exceeding 10% of the accumulated benefit obligation are amortized over the average remaining service period of the plan participants.

The following table sets forth the change in benefit obligation, change in plan assets and funded status of the pension plans and amounts recognized in the Company’s consolidated balance sheets as of December 31:

	2003	2002
Change in projected benefit obligations:

Benefit obligation at beginning of year	$71,007	$62,291
Service cost	2,866	2,997
Interest cost	4,586	4,624
Actuarial loss	3,576	2,846
Benefits paid	(2,117)	(1,751)

Benefit obligations at end of year	$79,918	$71,007

Change in plan assets:
Fair value of plan assets at beginning of year	$37,769	$43,826
Actual return (loss) on plan assets	9,848	(5,011)
Employer contribution	2,703	705
Benefits paid	(2,117)	(1,751)

Fair value of plan asset at end of year	$48,203	$37,769

Funded status:
Funded status	$(31,715)	$(33,238)
Unrecognized prior service cost	1,414	1,587
Unrecognized net actuarial loss	9,445	12,835

Accrued pension cost	$(20,856)	$(18,816)

Amounts recognized in the balance sheet:
Accrued benefit liability	$(23,883)	$(24,007)
Intangible asset	1,604	1,796
Accumulated other comprehensive income	1,423	3,395

Accrued pension cost	$(20,856)	$(18,816)

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

The components of the net periodic pension costs were as follows:

	Years Ended December 31,
	2003	2002	2001
Service cost	$2,866	$2,997	$2,678
Interest cost	4,586	4,624	4,221
Expected return on plan assets	(3,284)	(3,877)	(3,964)
Amortization of prior service costs	173	173	173
Recognized net actuarial loss (gain)	402	12	(3)

Net periodic pension cost	$4,743	$3,929	$3,105

Actuarial assumptions used in accounting for the pension plans were:

	December 31,
	2003	2002
Benefit obligation at year-end:
Assumed average salary compensation increase	4.00%	4.00%
Discount rate	6.25%	6.75%

	Years Ended December 31,
	2003	2002	2001
Net periodic benefit cost for the year:
Assumed average salary compensation increase	4.00%	5.00%	5.00%
Discount rate	6.75%	7.375%	7.75%
Expected long-term rate of return on assets	8.75%	9.00%	9.00%

The assumed average salary compensation increase was reduced from 5% in prior years to 4% for the 2002 measurement to reflect the current economic conditions. No compensation increase rate is applicable for the hourly plans, as participants accrue fixed benefits for each year of service (regardless of compensation earned).

The discount rate used to value the pension obligation is developed with consideration given to a number of factors, including the current interest rate environment, benchmark fixed-income yields, peer comparisons, and expected future pension benefit payments. The discount rate of 6.25%, set at December 31, 2003, reflects the yield currently available on a portfolio of high-quality corporate bonds with cash flows that match the timing and amount of future benefit payments of the pension plan. The selection of this rate was supported by an analysis that involved selecting a portfolio of bonds, rated AA- or better by Standard & Poor’s, maturing in each of the next sixty years that matched the pension plan’s annual cash flow needs. Once the appropriate bonds were identified, the total purchase price of the portfolio was determined and the discount rate benchmark is defined as the internal rate of return needed to discount the cash flows to arrive at the portfolio price.

Pension amounts shown are determined based on a measurement date of December 31, which coincides with the Company’s fiscal year end.

Asset management objectives under the pension plan’s investment policy include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

The Company’s pension plan asset allocation at December 31, 2003 and 2002 and targeted allocation for 2004 by asset category are as follows:

Asset Category	Target Allocation	Percentage of Plan Assets
	2004	2003	2002
Equity securities	58%–85%	69.7%	65.9%
Debt securities	15%–42%	30.0%	32.8%
Real estate	0%–5%	0.0%	0.0%
Cash equivalents	0%–5%	0.3%	1.3%

		100.0%	100.0%

The equity securities and debt securities do not directly include any amounts of Company stock or Notes at December 31, 2003 and 2002. Assets are generally rebalanced to the target asset allocation quarterly.

Estimated future benefit payments are as follows:

2004	$2,445
2005	2,721
2006	3,045
2007	3,406
2008	3,818
Subsequent five years	26,175

Additional information for defined pension plans includes:

	December 31,
	2003	2002
Accumulated benefit obligation	$71,324	$60,979
(Decrease)/increase in minimum pension liability included in accumulated other comprehensive income	(1,971)	3,394

Additional information for pension plans with accumulated benefit obligations in excess of plan assets:

	December 31,
	2003	2002
Projected benefit obligation	$79,918	$71,007
Accumulated benefit obligation	71,324	60,979
Fair value of assets	48,203	37,769

In accordance with Italian Civil Code, the Company provides employees of SpA a leaving indemnity payable upon termination of employment. The amount of this leaving indemnity is determined by the employee’s category, length of service, and overall remuneration earned during service. Amounts included as part of other noncurrent liabilities at December 31, 2003 and 2002 were $5,974 and $4,798, respectively. Leaving indemnity expense was $612, $487 and $334 for 2003, 2002 and 2001, respectively.

The Company also has two nonqualified plans entitled the “Stanadyne Corporation Benefit Equalization Plan” and the “Stanadyne Corporation Supplemental Retirement Plan” (together, the “SERP”), which are

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

designed to supplement the benefits payable to designated employees under the Stanadyne Corporation Pension Plan. The annual benefit payable under the SERP is equal to the difference between the benefit the designated employee would have received under the Stanadyne Corporation Pension Plan if certain Code limitations did not apply and the designated employee’s Stanadyne Corporation Pension Plan benefit.

Benefits may be paid under the Stanadyne Corporation Pension Plan and the SERP in the form of (i) a straight-life annuity for the life of the participant; (ii) a 50%, 75% or 100% joint and survivor annuity whereby the participant receives a reduced monthly benefit for life and the surviving spouse receives 50%, 75% or 100% of such reduced monthly benefit for life; and (iii) for participants with an accrued benefit of $5 or less, a lump sum. The SERP expense was $220, $304 and $328 for 2003, 2002 and 2001, respectively. The SERP expense is included in the results for the pension plans.

(10) Postretirement Health Care and Life Insurance

The Company and its domestic subsidiaries currently make available certain health care and life insurance benefits for retired employees. Full-time employees of the Company (except non-grandfathered employees at the Tallahassee location) may become eligible for those benefits when they reach retirement, provided they are age 57 or older and have at least ten consecutive years of service immediately preceding retirement, if such programs are still in effect.

Effective June 1, 2003, the Company implemented changes to the retiree health plans by standardizing cost sharing guidelines for all US retirees. The Company’s cost commitment for employees who were hired prior to 1997 is one hundred dollars per month per eligible participant prior to becoming Medicare-eligible and fifty dollars per month when Medicare-eligible. Employees hired after 1996 are required to pay the full cost of postretirement medical coverage. Employees who retired before 1998 are eligible for Company-provided life insurance benefits. Employees who retire after 1997 are allowed to purchase life insurance through the Company at full cost. The effect of this change is reflected as a plan amendment in the reconciliation of change in benefit obligations below.

Unrecognized gains and losses exceeding 10% of the accumulated postretirement benefit obligation are amortized over the average remaining service period of the plan participants.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

The following table presents the plan’s change in benefit obligation, change in plan assets and funded status reconciled with amounts recognized in the Company’s Consolidated Balance Sheets as of December 31:

	2003	2002
Change in benefit obligations:

Benefit obligation at beginning of year	$28,547	$29,151
Service cost	311	328
Interest cost	1,077	2,009
Plan amendments	(13,672)	—
Actuarial loss	656	241
Plan participants’ contributions	1,848	806
Benefits paid	(4,049)	(3,988)

Benefit obligation at end of year	$14,718	$28,547

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	2,201	3,182
Plan participants’ contribution	1,848	806
Benefit paid	(4,049)	(3,988)

Fair value of plan assets at end of year	$—	$—

Funded status:
Funded status	$(14,718)	$(28,547)
Unrecognized prior service cost	(11,451)	—
Unrecognized net actuarial loss	3,065	2,564

Accrued postretirement cost	$(23,104)	$(25,983)

Net periodic postretirement benefit costs included the following components:

	Years Ended December 31,
	2003	2002	2001
Service cost	$311	$328	$290
Interest cost	1,077	2,009	2,153
Amortization of prior service cost	(2,221)	—	—
Recognition of net actuarial loss	154	—	—

Net periodic postretirement benefits (income) cost	$(679)	$2,337	$2,443

Actuarial assumptions used in accounting for the postretirement health care and life insurance plans were:

	December 31,
	2003	2002
Benefit obligation at year-end:
Assumed average salary compensation increase	4.00%	4.00%
Discount rate	6.25%	6.75%
Health care cost trend rates
Initial rate	N/A	9.50%
Ultimate rate	N/A	4.50%

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	Years Ended December 31,
	2003	2002	2001
Net periodic benefit cost for the year:
Assumed average salary compensation increase	4.00%	5.00%	5.00%
Discount rate	6.75%	7.375%	7.75%
Expected long-term rate of return on assets	N/A	N/A	N/A
Health care cost trend rates
Initial rate (pre-65/post-65)	9.50%	7.50%	6.00%
Ultimate rate	4.50%	4.50%	4.50%

Due to the changes implemented June 1, 2003 to the retiree health plans that standardized cost sharing guidelines for all US retirees, assumed health care costs trend rates do not have a significant effect on amounts reported for the other postretirement plan benefits.

The discount rate used to value the postretirement benefit obligation is identical to the discount rate used to value the pension benefit obligation (see Note 9—Pensions).

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“the Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs as well as a federal subsidy to sponsors of postretirement health care plans that meet certain conditions. Because the Financial Accounting Standards Board (“FASB”) has not issued final guidance on how to account for this event, the Company has elected to defer recognition of the Act until specific authoritative guidance is issued. Accordingly, the benefit obligation and net periodic postretirement benefit costs in these financial statements do not reflect the effects of the Act on the Company’s postretirement health care plans. When issued, the final guidance could require the Company to change previously reported information. However, since the Company has already taken steps to limit its postretirement health care benefits, any reductions in postretirement benefit costs resulting from the Act are not expected to be material. The Company’s election to defer recognition of the Act is permitted under FASB Staff Position FAS 106-1.

(11) Income Taxes

Income taxes (benefit) consisted of:

	Current	Deferred	Total
2003
Federal	$5,682	$(354)	$5,328
State	744	(637)	107
Foreign	758	704	1,462

	$7,184	$(287)	$6,897

2002
Federal	$334	$(826)	$(492)
State	642	(253)	389
Foreign	406	(456)	(50)

	$1,382	$(1,535)	$(153)

2001
Federal	$638	$(781)	$(143)
State	690	(316)	374
Foreign	493	(354)	139

	$1,821	$(1,451)	$370

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Total income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 35% for each year to income before income taxes as follows:

	Years Ended December 31,
	2003	2002	2001
Computed “expected” expense (benefit)	$5,523	$226	$(363)
Increase (reduction) in income tax resulting from:
State taxes, net of federal tax effect	69	252	249
Foreign taxes	530	405	493
Goodwill	—	—	655
Federal research and development credit	(130)	(365)	(165)
Tax benefit of extraterritorial income exclusion	(735)	(907)	(801)
Rate difference on income of foreign operations	23	48	29
Reduction in deferred tax asset for expiring net operating loss	728	—	—
Valuation allowance	667	—	—
Other, net	222	187	273

	$6,897	$(153)	$370

U.S. federal, state and foreign net income taxes paid amounted to $5,564, $903 and $2,251 for 2003, 2002 and 2001, respectively.

Income (loss) before taxes from domestic operations was $17,982, $6,566 and $(1,288) for 2003, 2002 and 2001, respectively. (Loss) income before taxes from foreign operations was $(2,202), $(5,921) and $251 for 2003, 2002 and 2001, respectively.

As a result of losses in current and previous years, the Company has unused net operating loss carryforwards for state income tax purposes of approximately $462 at December 31, 2003, which, if not used to offset future state taxable income, will expire during 2012 to 2016. The Company also has unused foreign net operating losses of $5,170 at December 31, 2003 of which $3,205 will expire during 2004 to 2008.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented as follows:

	2003	2002
Current:
Deferred tax assets:
Postretirement benefits	$705	$1,691
Compensated absences	1,636	1,545
Workers’ compensation	1,224	806
Alternative minimum tax credit carryforwards	—	1,100
State tax credits	100	—
Net operating losses	667	457
Health benefits	583	192
Other	631	869

Deferred tax assets	5,546	6,660
Deferred tax liabilities:
Inventories	(408)	(741)

Net current deferred tax asset before valuation allowance	5,138	5,919
Less: valuation allowance	(667)	—

Net current deferred tax after valuation allowance	$4,471	$5,919

Noncurrent:
Deferred tax assets:
Postretirement benefits	$15,563	$16,159
Net operating loss carry forwards	933	1,103
Alternative minimum tax credit carryforwards	—	444
Workers’ compensation	1,994	1,571
Other	919	1,250

Deferred tax assets	19,409	20,527
Deferred tax liabilities:
Property, plant and equipment	(19,074)	(21,193)

Net noncurrent deferred tax asset (liability)	$335	$(666)

At December 31, 2003, the Company established a valuation allowance of $667 for certain foreign net operating losses that are scheduled to expire in 2004. Based on projections for future taxable income and the expectation that a significant portion of these deferred tax assets are to be realized by offsetting them against temporary items, it is management’s belief that it is more likely than not that all other deferred tax assets will be fully realized.

(12) 401(k) Plan

Substantially all of the Company’s domestic employees are eligible to participate in 401(k) savings plans. The 401(k) savings plans provide such employees with the opportunity to save for retirement on a tax deferred basis. The Company contributes 50% of the employee’s contribution per year up to a limit, as defined in the plan documents. The Company made contributions of $344, $355 and $369 during 2003, 2002 and 2001, respectively.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(13) Stock Options

Effective June 5, 1998, the Board of Directors of Holdings adopted the Management Stock Option Plan (the “Stock Plan”). The Stock Plan, which is non-qualified for federal income tax purposes, provides for the grant of up to 120,000 options to purchase common stock of Holdings. Options issued under the Stock Plan expire on June 5, 2008 and initially vest based on certain performance-based measures as defined by the Stock Plan, but fully vest after seven years following the date of grant.

On January 8, 2002, the Board of Directors of Holdings approved a Supplement to Management Stock Option Plan (the “Supplement Plan”). The Supplement Plan provides for the grant of up to 59,020 options to purchase common stock of Holdings. Options issued under the Supplement Plan expire after ten years following the date of grant and initially vest based on certain performance-based measures as defined by the Supplement Plan, but fully vest after seven years following the date of grant.

Presented below is a summary of stock option activity for the years ended December 31, 2003, 2002 and 2001, respectively.

	Outstanding		Exercisable
	Stock Options Outstanding	Weighted Average Exercise Price *	Stock Options Outstanding	Weighted Average Exercise Price *
December 31, 2000	71,180	$60.28	20,357	$60.28
Exercised	(486)	60.28	(486)	60.28
Cancelled	(9,714)	60.28	(2,431)	60.28

December 31, 2001	60,980	60.28	17,440	60.28
Granted	23,400	60.28	—	—

December 31, 2002	84,380	60.28	17,440	60.28
Cancelled	(1,500)	60.28	—	—
Granted	5,800	118.46	—	—
Vested	—	—	13,850	72.46

December 31, 2003	88,680	$64.09	31,290	$65.67

*	Note that the weighted average exercised price is the per share price.

The following table provides certain information with respect to stock options outstanding and exercisable at December 31, 2003:

	Outstanding Options	Exercisable Options
Number of Options	88,680	31,290
Weighted Average Exercise Price	$64.09	$65.67
Weighted Average Remaining Life	5.7 years	6.2 years

The weighted average fair values per share of outstanding options at December 31, 2003, 2002 and 2001 were $68.66, $20.78 and $14.37, respectively. These values were estimated using the Black-Scholes option valuation model using assumed risk-free interest rates ranging from 3.3% to 4.3%, depending on the period of time to termination of the options, and an expected remaining life of stock options of 4.4 to 9.8 years.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(14) Related Party Transactions

During each of 2003, 2002 and 2001 the Company incurred management fees each year of $1,100 from AIP for management services provided. These charges are included in selling, general and administrative expenses.

The Company has an amount due from Stanadyne Automotive Holding Corp. of $4,269 and $4,216 as of December 31, 2002 and 2001, respectively.

(15) Significant Customers

Sales to customers and their affiliates, which represented approximately 10% or more of consolidated total sales, were as follows:

		Years Ended December 31,
	Segment	2003	%	2002	%	2001	%
Customer A	Precision Products	$21,970	7.6	$30,934	11.9	$50,220	19.7
Customer B	Precision Engine/Precision Products	31,699	10.9	23,916	9.2	18,891	7.4
Customer C	Precision Products	74,408	25.6	62,201	23.9	56,741	22.3

Accounts receivable balances with these customers and their affiliates were $18,391 and $15,687 at December 31, 2003 and 2002, respectively.

(16) Commitments and Contingencies

The Company is involved in various legal and regulatory proceedings generally incidental to its business. While the results of any litigation or regulatory issue contain an element of uncertainty, management believes that the outcome of any known, pending or threatened legal proceeding, or all of them combined, will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company is subject to potential environmental liability and various claims and legal actions which are pending or may be asserted against the Company concerning environmental matters. In conjunction with the acquisition of the Company from Metromedia Company (“Metromedia”) on December 11, 1997, Metromedia agreed to partially indemnify the Company and AIP for certain environmental matters.

The effect of this indemnification is to limit environmental exposure of known sites. However, there are limitations to this indemnification. Estimates of future costs of environmental matters are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which the Company may have remediation responsibility and the apportionment and collectibility of remediation costs among responsible parties. The Company establishes reserves for these environmental matters when a loss is probable and reasonably estimable and has accrued its best estimate, $1,035 and $1,021, with respect to these matters at December 31, 2003 and 2002, respectively. It is reasonably possible that the final resolution of some of these matters may require the Company to make expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. However, management does not believe that the costs associated with resolution of these or any other environmental matters will have a material adverse effect on the Company’s consolidated financial position or results of operations.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

The Company provides a limited warranty for specific products and recognizes the projected cost for this warranty in the period the products are sold. The Company’s warranty accrual is included as a component of accrued liabilities in the consolidated balance sheets. Details to the annual change in the Company’s warranty accrual are presented below:

	2003	2002
Warranty liability, beginning of year	$1,875	$3,000
Warranty expense based on products sold	1,593	652
Adjustments to warranty estimates	(600)	(1,015)
Warranty claims paid	(1,026)	(762)

Warranty liability, end of year	$1,842	$1,875

(17) Segments

The Company has two reportable segments, Precision Products formerly known as Diesel Systems Group and Precision Engine. Precision Products manufactures its own proprietary products including pumps for gasoline and diesel engines, injectors and filtration systems for diesel engines, and various non-proprietary products manufactured under contract for other companies. The Company’s proprietary products currently account for the majority of Precision Products sales. This segment accounted for approximately 77%, 78% and 85% of the Company’s revenues for 2003, 2002 and 2001, respectively. Precision Engine manufactures roller-rocker arms, hydraulic valve lifters and lash adjusters primarily for gasoline engines. Revenues for Precision Engine accounted for 23%, 22% and 15% of total revenues for 2003, 2002 and 2001, respectively. The Company’s reportable segments are strategic business units that offer similar products (engine parts) to customers in related industries (agricultural, industrial and automotive engine manufacturers). The Company considers Precision Products and Precision Engine to be two distinct segments because the operating results of each are compiled, reviewed and managed separately by Company management. In addition, the products and services of each segment have an end use (gasoline versus diesel engines) which entails different engineering and marketing efforts.

The following summarizes key information used by the Company in evaluating the performance of each segment:

	As of and for the Year Ended December 31, 2003
	Precision Products	Precision Engine	Eliminations	Totals
Net sales	$224,818	$65,396	$(15)	$290,199
Gross profit	50,966	5,125	—	56,091
Depreciation and amortization expense	17,642	3,048	—	20,690
Operating income	21,561	1,761	—	23,322
Net income	8,536	592	—	9,128
Total assets	255,927	45,915	(18,117)	283,725
Total capital expenditures	10,231	2,584	—	12,815

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	As of and for the Year Ended December 31, 2002
	Precision Products	Precision Engine	Eliminations	Totals
Net sales	$203,452	$57,238	$—	$260,690
Gross profit	41,631	3,668	—	45,299
Depreciation and amortization expense	17,437	3,459	—	20,896
Operating income (loss)	13,215	(3,167)	—	10,048
Net income (loss)	4,591	(3,538)	—	1,053
Total assets	237,231	47,436	(16,209)	268,458
Total capital expenditures	9,032	1,835	—	10,867

	As of and for the Year Ended December 31, 2001
	Precision Products	Precision Engine	Eliminations	Totals
Net sales	$216,227	$38,223	$—	$254,450
Gross profit (loss)	46,334	(23)	—	46,311
Depreciation and amortization expense	17,392	3,643	—	21,035
Operating income (loss)	14,989	(5,885)	—	9,104
Net income (loss)	4,599	(6,006)	—	(1,407)
Total assets	241,084	48,492	(16,512)	273,064
Total capital expenditures	15,821	2,150	—	17,971

(18) Foreign and Geographic Information

The Company has manufacturing operations in the United States, Italy, Brazil and India. The following is a summary of significant financial information by geographic area:

	Years Ended December 31,
	2003	2002	2001
Net sales:
Domestic—United States	$162,522	$143,170	$151,070

Foreign net sales:
Mexico	31,544	24,281	17,551
England	14,694	17,840	25,605
All other	81,439	75,399	60,224

Total foreign sales	127,677	117,520	103,380

Net sales	$290,199	$260,690	$254,450

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	December 31,
	2003	2002
Long-lived assets:
United States	$148,727	$154,951
Italy	33,153	28,067
Brazil	1,461	1,663
India	2,118	1,220

Long-lived assets	$185,459	$185,901

Deferred tax assets (liabilities):
United States	$5,424	$5,199
Italy	(1,909)	(1,180)
Brazil	1,291	1,234

Deferred tax assets	$4,806	$5,253

(19) Valuation and Qualifying Accounts

The components of significant valuation and qualifying accounts were as follows:

	Allowance for Uncollectible Accounts Receivable	Inventory Reserves
Balance January 1, 2001	$500	$2,694
Charged to costs and expenses	139	179
Write-offs	(162)	(389)
Effect of exchange rate changes	47	22

Balance December 31, 2001	524	2,506
Charged to costs and expenses	95	123
Write-offs	(133)	(77)
Effect of exchange rate changes	36	16

Balance December 31, 2002	522	2,568
Charged to costs and expenses	32	546
Write-offs	(1)	(510)
Effect of exchange rate changes	35	120

Balance December 31, 2003	$588	$2,724

(20) Supplemental Combined Condensed Financial Statements

The Notes issued by the Company are guaranteed jointly, fully, severally and unconditionally by the Subsidiary Guarantor on a subordinated basis and are not guaranteed by SpA, SAPL, PEPL and FSC (the “Non-Guarantors”).

Supplemental combining condensed balance sheets as of December 31, 2003 and 2002 and the supplemental combined condensed statements of operations and cash flows for 2003, 2002 and 2001 for the Parent, Subsidiary Guarantor and Non-Guarantor Subsidiaries are presented below. Separate complete financial statements of the Guarantor are not presented because they are not required.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	December 31, 2003
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
ASSETS
Cash and cash equivalents	$17,514	$19	$388	$56		$17,977
Accounts receivable, net	27,846	6,695	4,362	—		38,903
Inventories, net	18,044	6,375	6,065	(390	)(a)	30,094
Other current assets	5,255	315	1,453	—		7,023

Total current assets	68,659	13,404	12,268	(334)		93,997
Property, plant and equipment, net	70,620	16,808	18,822	—		106,250
Intangible and other assets, net	51,282	12,606	18,021	(2,700	)(b)	79,209
Investment in subsidiaries	29,856	(3,264)	—	(26,592	)(c)	—
Due from Stanadyne Automotive Holding Corp.	4,269	—	—	—		4,269

Total assets	$224,686	$39,554	$49,111	$(29,626)		$283,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$39,729	$8,024	$6,214	$1		$53,968
Current maturities of long-term debt and capital lease obligations	2,900	671	3,232	—		6,803

Total current liabilities	42,629	8,695	9,446	1		60,771
Long-term debt and capital lease obligations	83,400	4,029	1,855	—		89,284
Other noncurrent liabilities	35,059	10,300	8,562	(2,589	)(b)	51,332
Minority interest in consolidated subsidiary	—	—	—	238		238
Intercompany accounts	(16,048)	320	15,729	(1)		—
Stockholders’ equity	79,646	16,210	13,519	(27,275	)(c)	82,100

Total liabilities and stockholders’ equity	$224,686	$39,554	$49,111	$(29,626)		$283,725

(a)	Amount represents the elimination of inventory for out of period transfers.
(b)	Amount represents reclassification of deferred tax liability to deferred tax asset.
(c)	Amount represents the elimination of investments in subsidiaries.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	December 31, 2002
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
ASSETS
Cash and cash equivalents	$4,223	$8	$452	$—		$4,683
Accounts receivable, net	22,869	6,506	3,670	—		33,045
Inventories, net	20,348	8,480	4,902	(335	)(a)	33,395
Other current assets	5,369	378	1,471	—		7,218

Total current assets	52,809	15,372	10,495	(335)		78,341
Property, plant and equipment, net	75,564	17,114	15,336	312		108,326
Intangible and other assets, net	51,939	12,290	15,302	(1,956	)(b)	77,575
Investment in subsidiaries	27,218	(4,328)	—	(22,890	)(c)	—
Due from Stanadyne Automotive Holding Corp.	4,216	—	—	—		4,216

Total assets	$211,746	$40,448	$41,133	$(24,869)		$268,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$33,507	$8,083	$4,764	$42		$46,396
Current maturities of long-term debt and capital lease obligations	7,777	—	1,796	—		9,573

Total current liabilities	41,284	8,083	6,560	42		55,969
Long-term debt and capital lease obligations	92,999	—	324	—		93,323
Other noncurrent liabilities	35,763	10,686	6,856	(1,690	)(b)	51,615
Minority interest in consolidated subsidiary	—	—	—	232		232
Intercompany accounts	(27,950)	7,949	20,034	(33)		—
Stockholders’ equity	69,650	13,730	7,359	(23,420	)(c)	67,319

Total liabilities and stockholders’ equity	$211,746	$40,448	$41,133	$(24,869)		$268,458

(a)	Amount represents the elimination of inventory for out of period transfers.
(b)	Amount represents reclassification of deferred tax asset to deferred tax liability.
(c)	Amount represents the elimination of investments in subsidiaries.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	Year Ended December 31, 2003
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Net sales	$210,160	$61,918	$22,048	$(3,927	)(a)	$290,199
Cost of goods sold	158,760	58,181	21,047	(3,880	)(a)	(234,108)

Gross profit	51,400	3,737	1,001	(47)		56,091
Selling, general, administrative and other operating expenses	27,356	3,480	1,463	470	(b)	32,769

Operating income (loss)	24,044	257	(462)	(517)		23,322
Other income (expense):
Gain from extinguishment of debt	715	—	—	—		715
Interest, net	6,704	329	1,144	80		8,257

Income (loss) before income taxes (benefit) and minority interest	18,055	(72)	(1,606)	(597)		15,780
Income taxes	5,398	80	1,574	(155	)(b)	6,897

Income (loss) before minority interest	12,657	(152)	(3,180)	(442)		8,883
Minority interest in loss of consolidated subsidiary	—	—	—	245		245

Net income (loss)	$12,657	$(152)	$(3,180)	$(197)		$9,128

(a)	To eliminate intercompany sales and cost of sales.
(b)	To eliminate exchange losses and related taxes on intercompany debt considered as a long-term investment.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	Year Ended December 31, 2002
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Net sales	$188,679	$52,943	$26,596	$(7,528	)(a)	$260,690
Cost of goods sold	149,047	50,018	23,885	(7,559	)(a)	215,391

Gross profit	39,632	2,925	2,711	31		45,299
Selling, general, administrative and other operating expenses	26,655	4,762	4,640	(806	)(b)	35,251
Intercompany FSC commissions	(3,344)	(96)	3,440	—		—

Operating income (loss)	16,321	(1,741)	(5,369)	837		10,048
Interest, net	7,230	716	1,327	130		9,403

Income (loss) before income taxes (benefit) and minority interest	9,091	(2,457)	(6,696)	707		645
Income taxes (benefit)	96	(170)	(345)	266	(b)	(153)

Income (loss) before minority interest	8,995	(2,287)	(6,351)	441		798
Minority interest in loss of consolidated subsidiary	—	—	—	255		255

Net income (loss)	$8,995	$(2,287)	$(6,351)	$696		$1,053

(a)	To eliminate intercompany sales and cost of sales.
(b)	To eliminate exchange losses and related taxes on intercompany debt considered as a long-term investment.

	Year Ended December 31, 2001
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Net sales	$200,181	$37,666	$21,875	$(5,272	)(a)	$254,450
Cost of goods sold	155,302	37,099	21,253	(5,515	)(a)	208,139

Gross profit	44,879	567	622	243		46,311
Selling, general, administrative and other operating expenses	30,036	4,598	2,585	(12)		37,207
Intercompany FSC commissions	3,387	127	(3,514)	—		—

Operating income (loss)	11,456	(4,158)	1,551	255		9,104
Interest, net	8,001	584	1,415	141		10,141

Income (loss) before income taxes (benefit)	3,455	(4,742)	136	114		(1,037)
Income taxes (benefit)	5	(152)	517	—		370

Net income (loss)	$3,450	$(4,590)	$(381)	$114		$(1,407)

(a)	To eliminate intercompany sales and cost of sales.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	Year Ended December 31, 2003
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations	Stanadyne Corporation & Subsidiaries
Cash flows from operating activities:
Net income (loss)	$12,657	$(152)	$(3,180)	$(197)	$9,128
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,162	3,014	1,514	—	20,690
Other adjustments	(12)	(69)	860	(155)	624
Loss applicable to minority interest	—	—	—	(245)	(245)
Changes in operating assets and liabilities	15,547	(5,952)	(5,071)	1,404	5,928

Net cash provided by (used in) operating activities	44,354	(3,159)	(5,877)	807	36,125

Cash flows from investing activities:
Capital expenditures	(9,091)	(2,580)	(1,456)	312	(12,815)
Proceeds from disposal of property, plant and equipment	4	—	—	—	4
Investment in subsidiaries	(214)	—	—	214	—

Net cash used in investing activities	(9,301)	(2,580)	(1,456)	526	(12,811)

Cash flows from financing activities:
Net change in debt	(15,699)	4,395	1,846	—	(9,458)
Net change in equity	(6,076)	1,355	5,366	(394)	251

Net cash (used in) provided by financing activities	(21,775)	5,750	7,212	(394)	(9,207)

Net increase (decrease) in cash and cash equivalents	13,278	11	(121)	939	14,107
Effect of exchange rate changes on cash	13	—	57	(883)	(813)
Cash and cash equivalents at beginning of year	4,223	8	452	—	4,683

Cash and cash equivalents at end of year	$17,514	$19	$388	$56	$17,977

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	Year Ended December 31, 2002
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations	Stanadyne Corporation & Subsidiaries
Cash flows from operating activities:
Net income (loss)	$8,995	$(2,287)	$(6,351)	$696	$1,053
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,255	3,421	1,220	—	20,896
Other adjustments	(1,609)	(465)	(733)	266	(2,541)
Loss applicable to minority interest	—	—	—	(255)	(255)
Changes in operating assets and liabilities	(9,257)	(949)	15,473	(1,088)	4,179

Net cash provided by (used in) operating activities	14,384	(280)	9,609	(381)	23,332

Cash flows from investing activities:
Capital expenditures	(6,708)	(1,776)	(2,071)	(312)	(10,867)
Proceeds from disposal of property, plant and equipment	—	—	61	—	61
Investment in subsidiaries	9,812	—	(10,366)	554	—

Net cash provided by (used in) investing activities	3,104	(1,776)	(12,376)	242	(10,806)

Cash flows from financing activities:
	(11,007)	—	857	—	(10,150)
Net change in equity	(2,761)	2,059	1,700	(511)	487

Net cash (used in) provided by financing activities	(13,768)	2,059	2,557	(511)	(9,663)

Net increase (decrease) in cash and cash equivalents	3,720	3	(210)	(650)	2,863
Effect of exchange rate changes on cash	20	—	(110)	1,790	1,700
Cash and cash equivalents at beginning of year	483	5	772	(1,140)	120

Cash and cash equivalents at end of year	$4,223	$8	$452	$—	$4,683

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

	Year Ended December 31, 2001
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations	Stanadyne Corporation & Subsidiaries
Cash flows from operating activities:
Net income (loss)	$3,450	$(4,590)	$(381)	$114	$(1,407)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,028	3,609	1,398	—	21,035
Other adjustments	(884)	(254)	(356)	—	(1,494)
Changes in operating assets and liabilities	(6,281)	3,348	1,008	(2,063)	(3,988)

Net cash provided by (used in) operating activities	12,313	2,113	1,669	(1,949)	14,146

Cash flows from investing activities:
Capital expenditures	(15,280)	(2,122)	(960)	391	(17,971)
Proceeds from disposal of property, plant and equipment	613	—	8	(391)	230

Net cash used in investing activities	(14,667)	(2,122)	(952)	—	(17,741)

Cash flows from financing activities:
Net change in debt	(10,545)	—	(29)	—	(10,574)

Net cash used in financing activities	(10,545)	—	(29)	—	(10,574)

Net (decrease) increase in cash and cash equivalents	(12,899)	(9)	688	(1,949)	(14,169)
Effect of exchange rate changes on cash	(1)	—	(1)	644	642
Cash and cash equivalents at beginning of year	13,383	14	85	165	13,647

Cash and cash equivalents at end of year	$483	$5	$772	$(1,140)	$120

STANADYNE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	Company	Predecessor
	September 30, 2004	December 31, 2003
	UNAUDITED
ASSETS
Current assets:
Cash and cash equivalents	$1,568	$17,977
Accounts receivable, net of allowance for uncollectible accounts of $714 at September 30, 2004 and $588 at December 31, 3003	60,178	38,903
Inventories, net	42,216	30,094
Prepaid expenses and other current assets	3,049	2,552
Deferred income taxes	7,941	4,471

Total current assets	114,952	93,997
Property, plant and equipment, net	131,835	106,250
Goodwill	146,893	70,819
Intangible and other assets, net	109,631	8,390
Due from Stanadyne Automotive Holding Corp.	—	4,269

Total assets	$503,311	$283,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,425	$22,719
Accrued liabilities	39,619	31,249
Current maturities of long-term debt	3,611	6,523
Current installments of capital lease obligations	287	280

Total current liabilities	72,942	60,771
Long-term debt, excluding current maturities	228,121	88,631
Deferred income taxes	48,635	—
Capital lease obligations, excluding current installations	517	653
Other noncurrent liabilities	45,436	51,332

Total liabilities	395,651	201,387

Minority interest in consolidated subsidiary	176	238
Commitments and contingencies	—	—
Stockholder’s equity:
Common stock	—	—
Additional paid-in capital	105,000	59,858
Other accumulated comprehensive income	178	1,479
Retained earnings	2,306	20,763

Total stockholders’ equity	107,484	82,100

Total liabilities and stockholders’ equity	$503,311	$283,725

See notes to condensed consolidated financial statements.

STANADYNE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands)

	Company	Predecessor
	August 6, 2004 Through September 30, 2004	July 1, 2004 Through August 5, 2004	Three Months Ended September 30, 2003
Net sales	$57,377	$29,076	$70,007
Cost of goods sold	43,906	26,439	58,734

Gross profit	13,471	2,637	11,273
Selling, general and administrative expenses	5,073	2,919	7,208
Amortization of intangibles	678	62	367
Transactions related cost	—	22,702	—
Management fees	114	106	275

Operating income (loss)	7,606	(23,152)	3,423
Other income (expenses):
Interest, net	(3,463)	(843)	(2,295)

Income (loss) before income taxes and minority interest	4,143	(23,995)	1,128
Income taxes (benefit)	1,858	(7,366)	630

Income (loss) before minority interest	2,285	(16,629)	498
Minority interest in loss of consolidated subsidiary	21	7	78

Net income (loss)	$2,306	$(16,622)	$576

See notes to condensed consolidated financial statements.

STANADYNE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands)

	Company	Predecessor
	August 6, 2004 Through September 30, 2004	January 1, 2004 Through August 5, 2004	Nine Months Ended September 30, 2003
Net sales	$57,377	$203,100	$214,341
Cost of goods sold	43,906	162,665	173,680

Gross profit	13,471	40,435	40,661
Selling, general and administrative expenses	5,073	19,199	21,513
Amortization of intangibles	678	389	1,106
Transactions related cost	—	22,702	—
Management fees	114	656	825

Operating income (loss)	7,606	(2,511)	17,217
Other income (expenses):
Gain from extinguishment of debt	—	—	813
Interest, net	(3,463)	(5,114)	(6,977)

Income (loss) before income taxes and minority interest	4,143	(7,625)	11,053
Income taxes (benefit)	1,858	(2,105)	4,430

Income (loss) before minority interest	2,285	(5,520)	6,623
Minority interest in loss of consolidated subsidiary	21	41	237

Net income (loss)	$2,306	$(5,479)	$6,860

See notes to condensed consolidated financial statements.

STANADYNE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Company	Predecessor
	August 6, 2004 through September 30, 2004	January 1, 2004 through August 5, 2004	Nine Months Ended September 30, 2003
Cash flows from operating activities:
Net income (loss)	$2,306	$(5,479)	$6,860
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	3,378	11,974	15,067
Amortization of debt issuance costs	308	430	753
Deferred income taxes (benefit)	1,790	(4,551)	667
Loss applicable to minority interest	(21)	(41)	(237)
Loss on disposal of property, plant and equipment	73	187	28
Changes in operating assets and liabilities	(35,708)	17,543	(1,853)

Net cash (used in) provided by operating activities	(27,874)	20,063	21,285

Cash flows from investing activities:
Capital expenditures	(2,163)	(6,361)	(7,585)
Proceeds from disposal of property, plant and equipment	—	5	2
Acquisition, net of cash acquired	(225,492)	—	—

Net cash used in investing activities	(227,655)	(6,356)	(7,583)

Cash flows from financing activities:
Contribution to capital	105,000	—	—
Payments of financing fees	(15,946)	—	—
Proceeds from long-term debt	225,000	—	—
(Payments) proceeds on foreign term loan	—	(173)	1,451
Net proceeds on revolving credit facilities	2,750	—	—
Net (payments) proceeds on foreign overdraft facilities	(487)	476	527
Principal payments on long-term debt	(88,321)	(2,679)	(10,833)
Payments of capital lease obligations	(17)	(127)	(96)
Proceeds from investment by minority interest	—	—	251

Net cash provided by (used in) financing activities	227,979	(2,503)	(8,700)

Cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(27,550)	11,204	5,002
Effect of exchange rate changes on cash	(98)	35	(761)
Cash and cash equivalents at beginning of period	29,216	17,977	4,683

Cash and cash equivalents at end of period	$1,568	$29,216	$8,924

See notes to condensed consolidated financial statements.

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(in thousands)

(1) Significant Accounting Policies

Description of Business. Stanadyne Corporation (the “Company”) is a wholly-owned subsidiary of Stanadyne Automotive Holding Corp. (“Holdings”). Holdings is owned by KSTA Holdings, Inc. (“KSTA”) and a majority of the outstanding equity of KSTA is owned by funds managed by Kohlberg Management IV, L.L.C., an affiliate of Kohlberg and Company L.L.C. (“Kohlberg”). Prior to August 6, 2004, a majority of the outstanding equity of Holdings was owned by American Industrial Partners Capital Fund II, L.P. (“AIP”).

Basis of Presentation. On August 6, 2004, stockholders of the Company’s parent Holdings, led by AIP, completed the sale of all of their stock to KSTA Acquisition, LLC, an affiliate of Kohlberg Management IV, L.L.C., for $221.4 million. In addition to AIP, the selling stockholders included certain current and former members of management of the Company. Immediately following this transaction, KSTA Acquisition, LLC distributed all of the stock of Holdings to its parent, KSTA, and merged with and into the Company, which continues as the surviving corporation. As a result, KSTA owns 100% of the stock of Holdings. The stock purchase and the related transactions, including the issuance of new senior subordinated notes, the entering into a new senior secured credit facility, the repayment of certain existing indebtedness, including the tender for certain outstanding senior subordinated promissory notes by KSTA Acquisition, LLC, the subsequent redemption of certain outstanding senior subordinated notes and the payment of related fees and expenses are collectively defined as the “Transactions.”

The financial statements of Stanadyne Corporation and Subsidiaries are presented as “Predecessor” for operations prior to the August 6, 2004 Transactions (See Note 2) and “Company” for operations after the Transactions.

The financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation for the periods presented. The Company’s quarterly results are subject to fluctuation; consequently the results of operations and cash flows for any quarter are not necessarily indicative of the results and cash flows for any future period.

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all of the Company’s wholly-owned subsidiaries: Precision Engine Products Corp. (“PEPC”), Stanadyne, SpA (“SpA”) and Precision Engine Products LTDA (“PEPL”). A joint venture, Stanadyne Amalgamations Private Limited (“SAPL”), is fully consolidated based on the Company’s 51% controlling share, while the remaining 49% is recorded as a minority interest. Intercompany balances have been eliminated in consolidation.

Stock Options. The Company follows the intrinsic method of accounting for its stock-based compensation under the guidelines set forth in Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees.” Intrinsic value is the excess of the market value of the common stock over the exercise price at the date of grant. Because stock options are granted with fixed terms and with an exercise price equal to the market price of the common stock at the date of grant, there is no measured compensation cost of stock options.

In connection with the Transactions, Holdings amended the terms of the Management Stock Option Plan to provide for vesting of all unvested options and purchased all of the outstanding stock options requiring a charge to earnings in the third quarter of 2004 of approximately $14.3 million reflected as Transactions related costs in the condensed consolidated statement of operation of the Predecessor for the 2004 periods presented.

Following the Transactions in the third quarter of 2004, KSTA established the 2004 Equity Incentive Plan (“Option Plan”) to provide for the award of non-qualified stock options to attract and retain persons who are in a

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

position to make a significant contribution to the success of the Company and its subsidiaries. A total of 14,740,000 options to purchase KSTA common stock were awarded to certain members of management as of September 30, 2004. The exercise price of these options equaled the fair value of the common stock of KSTA on the date of the Transactions. Accordingly, no compensation cost is associated with the issuance of these options.

Pro forma information regarding net income is presented below as if the Company had accounted for its employee stock options under the fair value method using SFAS No. 123:

	Company	Predecessor
	August 6, 2004 to September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
Net income as reported	$2,306	$576	$6,860
Stock based compensation using Black-Scholes option valuation model, net of related tax effects	147	100	153

Pro forma net income	$2,159	$476	$6,707

The pro forma effects of compensation costs on net income under the fair value method for the period from January 1, 2004 to August 5, 2004 and July 1, 2004 to August 5, 2004, respectively, of the Predecessor have not been presented since all options were purchased and expensed in these periods.

(2) Change in Control

a. Overview

On August 6, 2004, stockholders of the Company’s parent Holdings, led by AIP, completed the sale of all of their stock to KSTA Acquisition, LLC, an affiliate of Kohlberg Management IV, L.L.C. Immediately following this transaction, KSTA Acquisition, LLC distributed all of the stock of Holdings to its parent, KSTA Holdings, Inc. and merged with and into the Company, which continues as the surviving corporation.

b. Transactions

The amounts necessary to consummate the Transactions totaled approximately $330 million, including approximately $221.4 million to purchase all of the outstanding stock of Holdings, approximately $88.3 million to repay existing indebtedness, approximately $20.0 million in related fees and expenses, and approximately $0.3 million in net change in cash balances.

The Transactions were financed as follows:

•	a cash common equity investment of $105 million in Holdings by an investor group led by funds managed by Kohlberg Management IV, L.L.C. and certain members of management of the Company;

•	KSTA Acquisition, LLC and the Company issued new senior subordinated notes to various qualified institutional buyers for $160 million (see Note 5);

•	KSTA Acquisition, LLC and the Company borrowed $65 million under a new six year term loan senior secured credit facility (see Note 5).

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

c. Allocation of Purchase Price

The Transactions have been accounted for using the purchase method of accounting, whereby the purchase cost has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed with the excess identified as goodwill, as set forth in the table below. The consolidated goodwill resulting from the transaction was approximately $146.9 million. Fair values are based on valuations and other studies that are substantially complete. The Company does not expect that the effect of any final adjustments to such valuations and studies will result in material adjustment to the purchase price allocation. The fair value of the purchase price has been allocated as of August 6, 2004 as follows:

Current assets	$111,297
Property, plant and equipment	132,113
Goodwill	146,893
Intangible and other assets	110,609
Deferred income taxes	7,221

Total assets acquired	508,133

Current liabilities	61,674
Capital lease obligations	811
Foreign debt	4,429
Senior subordinated notes (Old Notes)	11,793
Long term deferred income taxes	46,132
Pension and other post-retirement liabilities	53,097
Other long term liabilities	197

Total liabilities	178,133

Net assets acquired	$330,000

The current assets included $23.0 million of acquired cash, with $11.8 million used for the settlement of the 10.25% Senior Subordinated Notes (the “Old Notes”) (See Note 5).

The intangible assets totaling $110.6 million included $51.1 million of non-amortizing trademarks and trade names, $15.9 million of debt issuance costs with an average useful life of 8.6 years, $24.3 million of technology with an average useful life of 12.8 years, and $18.6 million assigned to customer relationships with an estimated useful life of 10 years.

d. Pro Forma Information

Presented below are unaudited pro forma data for the three months and nine months periods ended September 30, 2004 and 2003, after giving effect to the Transactions as if they had occurred on January 1, and July 1, 2004 and 2003, respectively. The pro forma adjustments give consideration to (a) the allocation of the August 6, 2004 purchase price, (b) the Company’s new capital structure, and (c) the new Kohlberg management fee.

	Unaudited Pro Forma Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$86,453	$70,007	$260,477	$214,341
Operating (loss) income	(16,945)	2,343	814	14,673
Net loss	$(16,120)	$(1,943)	$(10,704)	$(764)

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations would have been if the Transactions had taken place as of the dates indicated, or what such results will be for any future period.

(3) Inventories

Components of inventories are as follows:

	As of September 30, 2004	As of December 31, 2003
Raw materials and purchased parts	$16,185	$8,025
Work-in-process	18,599	14,506
Finished goods	7,432	7,563

	$42,216	$30,094

(4) Income Taxes

The Company had an effective income tax rate of 44.8% for the period from August 6, 2004 to September 30, 2004 and an effective tax rate of 27.6% for the period January 1, 2004 to August 5, 2004, compared to 40.1% for the first nine months of 2003. In the period from August 6, 2004 to September 30, 2004 the Company recorded $1.9 million of tax expense on a pre-tax income of $4.1 million and for the period January 1, 2004 to August 5, 2004, the Company recorded $2.1 million of tax benefit on a pre-tax loss of $7.6 million. In the nine months ended September 30, 2003, the Company recorded $4.4 million of tax expense on a pre-tax income of $11.1 million. Taxes for 2003 include $0.7 million for a valuation allowance associated with foreign net operating loss carry-forwards in SpA that expired in 2003 without utilization. The Company received U.S. income tax benefits for export sales in all periods. The tax rate for 2004 included the transaction costs related to the Transactions (see Note 2). The Company applies the estimated annual tax rate to the quarterly earnings to provide consistent quarterly tax rates based on the estimated effective tax rate for the year. To the extent there are differences between components of planned and actual net income, the estimated annual tax rate for the year could change and, in turn, have an impact on future quarterly tax rates.

(5) Long-term Debt

On August 6, 2004 the Company issued new senior subordinated notes (the “New Notes”) totaling $160 million. The New Notes bear interest of 10%, payable semi-annually and will mature on August 15, 2014. Payment of the New Notes is an obligation of the Company and is guaranteed by its subsidiaries. Additionally, the New Notes are subject to covenants including limitations on indebtedness, liens, and dividends or other distributions to stockholders.

Following the Transactions, the Company purchased $54.5 million of its old senior subordinated notes issued in 1997 (the “Old Notes”) based on the terms of a tender offer dated July 19, 2004. An $11.5 million outstanding balance of the Old Notes was called by the Company according to the terms of the original indenture and purchased on September 7, 2004.

The Company had $160.0 million of the New Notes at an interest rate of 10.0% outstanding at September 30, 2004 and $66.0 million of Old Notes at an interest rate of 10.25% outstanding at December 31, 2003. The Old Notes were due on December 15, 2007. On January 15, 2003, the Company retired $5.0 million in

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

Old Notes resulting in a $0.8 million gain after the write off of unamortized debt issuance costs of $0.1 million.

The Old Notes issued by the Company were guaranteed jointly, fully, severally and unconditionally by certain subsidiaries of the Company. After the completion of the tender offer of the Old Notes, these guarantees were extinguished.

The Company also refinanced its existing senior bank facility comprised of a term loan (the “Old Term Loan”) and revolving credit line (the “Old Revolving Credit Line”). The Company borrowed $65 million under a new six year term loan with various lenders (the “New Term Loan”) which bears interest at prime plus 2.5% or Libor plus 3.5%, at the discretion of the Company, with certain limitations. Principal payments of $0.2 million are due quarterly with a final payment of the unamortized balance due on August 6, 2010. The Company also negotiated a “New Revolving Credit Line” of $35 million, which bears interest at prime plus 1.25% or Libor plus 2.25%, at the discretion of the Company, with certain limitations, and is payable on August 6, 2009.

The Company had $65.0 million of New Term Loan and $25.0 million of Old Term Loan outstanding at September 30, 2004 and December 31, 2003, respectively. The relative interest rates on September 30, 2004 ranged from 5.34% to 7.25%. The Company had borrowings of $2.8 against the New Revolving Credit Line at September 30, 2004 and no borrowings against the Old Revolving Credit Line at December 31, 2003. The amount available for borrowing was $25.4 million and $24.7 million at September 30, 2004 and December 31, 2003, respectively.

The New Term Loan is governed by a Credit and Guaranty Agreement dated August 6, 2004 and the New Revolving Credit Facility is governed by a Revolving Credit and Guaranty Agreement dated August 6, 2004 (together, the “Senior Credit Facilities”). The Senior Credit Facilities are guaranteed by Holdings and Precision Engine Products Corp. The Senior Credit Facilities are secured by substantially all of the domestic assets of the Company. The New Revolving Credit Line requires that the Company maintain a minimum fixed charge coverage ratio if available borrowings fall below $5.0 million. This covenant was not applicable as of the September 30, 2004 measurement date.

Indebtedness in overseas operations included $2.6 million in overdraft borrowings at SpA outstanding at September 30, 2004 and also December 31, 2003. The Company also had $1.4 million and $1.5 million in foreign borrowings at SAPL outstanding at September 30, 2004 and December 31, 2003, respectively.

(6) Goodwill, Intangible Assets and Other Assets

Goodwill for the Precision Products & Technologies Group segment (“Precision Products”) was $112.5 million and $59.4 million at September 30, 2004 and December 31, 2003, respectively. Goodwill for the Precision Engine Products segment (“Precision Engine”) was $34.4 million and $11.4 million at September 30, 2004 and December 31, 2003, respectively. The change in goodwill balances between periods is due to the Transactions on August 6, 2004.

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

Major components of intangible and other assets at September 30, 2004 and December 31, 2003 are listed below:

	As of September 30, 2004		As of December 31, 2003
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Trademarks / trade names	$51,100	$—	$1,027	$371
Technology / patents	24,300	391	9,809	7,681
Debt issuance costs	15,946	308	4,886	2,105
Pension intangible asset	—	—	1,604	—
Customer contracts	18,600	284	1,310	1,134
Deferred income taxes	—	—	335	—
Other	671	3	793	83

	$110,617	$986	$19,764	$11,374

Amortization expense of intangible assets was $678 for the period from August 6, 2004 to September 30, 2004, $389 for the period from January 1, 2004 to August 5, 2004 and $62 for the period from July 1, 2004 to August 5, 2004. Amortization of intangible assets for the three and nine months ended September 30, 2003 was $367 and $1,106, respectively. Estimated annual amortization expense of intangible assets is expected to be $1,786 for the period from August 6, 2004 to December 31, 2004, $4,774 in 2005, $4,147 in 2006, $4,096 in 2007 and $3,599 in 2008.

Amortization of debt issuance costs of $308, $430 and $71 is included as interest expense in the accompanying condensed consolidated statements of operations for the periods August 6, 2004 to September 30, 2004, January 1, 2004 to August 5, 2004 and July 1, 2004 to August 5, 2004, respectively.

(7) Contingencies

The Company is involved in various legal and regulatory proceedings generally incidental to its business. While the results of any litigation or regulatory issue contain an element of uncertainty, management believes that the outcome of any known, pending or threatened legal proceeding, or all of them combined, will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company is subject to potential environmental liabilities as a result of various claims and legal actions, which are pending or may be asserted against the Company. Reserves for such liabilities have been established, and no insurance recoveries have been anticipated in the determination of the reserves. In management’s opinion, the aforementioned claims will be resolved without material adverse effect on the consolidated results of operations, financial position or cash flows of the Company. Also, in conjunction with the acquisition of the Company from Metromedia Company (“Metromedia”) on December 11, 1997, Metromedia agreed to partially indemnify the Company and AIP for certain environmental matters. The effect of this indemnification is to limit the Company’s financial exposure for known environmental issues.

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

The changes in the Company’s warranty accrual is provided below:

	Company	Predecessor
	August 6, 2004 through September 30, 2004	July 1, 2004 through August 5, 2004	Three Months Ended September 30, 2003	January 1, 2004 through August 5, 2004	Nine Months Ended September 30, 2003
Warranty liability, beginning of period	$1,762	$1,871	$1,613	$1,842	$1,875
Warranty expense based on products sold	127	76	210	491	630
Adjustments to warranty estimates	24	64	(150)	122	(450)
Warranty claims paid	(179)	(249)	(152)	(693)	(534)

Warranty liability, end of period	$1,734	$1,762	$1,521	$1,762	$1,521

The Company’s warranty accrual is included as a component of accrued liabilities on the condensed consolidated balance sheets.

(8) Comprehensive Income

The Company’s comprehensive income is as follows:

	Company	Predecessor
	August 6, 2004 through September 30, 2004	July 1, 2004 through August 5, 2004	Three Months Ended September 30, 2003	January 1, 2004 through August 5, 2004	Nine Months Ended September 30, 2003
Net income (loss)	$2,306	$(16,622)	$576	$(5,479)	$6,860
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	178	(406)	(2,012)	(26)	2,220

Comprehensive income (loss)	$2,484	$(17,028)	$(1,436)	$(5,505)	$9,080

(9) Segments

The Company has two reportable segments, Precision Products and Precision Engine. Precision Products manufactures its own proprietary products including pumps for gasoline and diesel engines, injectors and filtration systems for diesel engines, and various non-proprietary products manufactured under contract for other companies. The Company’s proprietary products currently account for the majority of Precision Products sales. This segment accounted for approximately 83% for the period from August 6 to September 30, 2004, 83% for the period from January 1, 2004 to August 5, 2004 and 83% for the period from July 1, 2004 to August 5, 2004 of the Company’s total 2004 revenues. This segment accounted for approximately 77% and 76% of the Company’s total revenues for the three months and nine months ended September 30, 2003, respectively.

Precision Engine manufactures roller-rocker arms, hydraulic valve lifters and lash adjusters primarily for gasoline engines. This segment accounted for approximately 17% for the period from August 6 to September 30, 2004, 17% for the period from January 1, 2004 to August 5, 2004 and 17% for the period from July 1, 2004 to

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

August 5, 2004 of the Company’s total 2004 revenues. This segment accounted for approximately 23% and 24% of the Company’s total revenues for the three months and nine months ended September 30, 2003, respectively.

The Company’s reportable segments are strategic business units that offer similar products (engine parts) to customers in related industries (agricultural, industrial and automotive engine manufacturers). The Company considers Precision Products and Precision Engine to be two distinct segments because the operating results of each are compiled, reviewed and managed separately by the Company’s chief operating officer.

The following summarizes key information used by the Company in evaluating the performance of each segment for the Company as of and for the period from August 6 to September 30, 2004 and for the Predecessor as of and for the nine months ended September 30, 2003 and for the periods July 1, 2004 to August 5, 2004, January 1, 2004 to August 5, 2004 and for the three months ended September 30, 2003:

	Company
	As of and For the Period August 6, 2004 through September 30, 2004
	Precision Products	Precision Engine	Eliminations	Totals
Net sales	$47,827	$9,610	$(60)	$57,377
Gross profit (loss)	13,527	(56)	—	13,471
Depreciation and amortization expense	2,867	511	—	3,378
Operating income (loss)	8,237	(631)	—	7,606
Net income (loss)	3,611	(1,305)	—	2,306
Total assets	439,288	77,844	(13,821)	503,311
Total capital expenditures	1,712	451	—	2,163

	Predecessor
	For the Period July 1, 2004 through August 5, 2004
	Precision Products	Precision Engine	Eliminations	Totals
Net sales	$24,170	$4,936	$(30)	$29,076
Gross profit (loss)	3,369	(732)	—	2,637
Depreciation and amortization expense	1,748	308	—	2,056
Operating loss	(22,271)	(881)	—	(23,152)
Net (loss) income	(16,680)	58	—	(16,622)
Total capital expenditures	2,057	78	—	2,135

	Predecessor
	For the Three Months Ended September 30, 2003
	Precision Products	Precision Engine	Eliminations	Totals
Net sales	$54,166	$15,848	$(7)	$70,007
Gross profit	10,929	344	—	11,273
Depreciation and amortization expense	4,261	850	—	5,111
Operating income (loss)	4,068	(645)	—	3,423
Net income (loss)	723	(147)	—	576
Total capital expenditures	1,705	518	—	2,223

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

	Predecessor
	For Period January 1, 2004 through August 5, 2004
	Precision Products	Precision Engine	Eliminations	Totals
Net sales	$168,060	$35,168	$(128)	$203,100
Gross profit (loss)	40,950	(515)	—	40,435
Depreciation and amortization expense	10,038	1,936	—	11,974
Operating income (loss)	95	(2,606)	—	(2,511)
Net loss	(3,740)	(1,739)	—	(5,479)
Total capital expenditures	5,926	435	—	6,361

	Predecessor
	As of and For the Nine Months Ended September 30, 2003
	Precision Products	Precision Engine	Eliminations	Totals
Net sales	$162,102	$52,246	$(7)	$214,341
Gross profit	35,759	4,902	—	40,661
Depreciation and amortization expense	12,586	2,481	—	15,067
Operating income	14,725	2,492	—	17,217
Net income	5,473	1,387	—	6,680
Total assets	250,382	47,422	(18,824)	278,980
Total capital expenditures	6,589	996	—	7,585

(10) Pensions and Other Postretirement Health Care and Life Insurance

Pensions

The Company has a noncontributory defined benefit pension plan for eligible domestic employees and also has two nonqualified plans, which are designed to supplement the benefits payable to designated employees. The components of the net periodic benefit costs for the periods shown were as follows:

	Company	Predecessor
	August 6, 2004 through September 30, 2004	July 1, 2004 through August 5, 2004	Three Months Ended September 30, 2003	January 1, 2004 through August 5, 2004	Nine Months Ended September 30, 2003
Service cost	$476	$301	$716	$1,854	$2,149
Interest cost	744	470	1,147	2,898	3,440
Expected return on plan assets	(623)	(403)	(821)	(2,486)	(2,463)
Amortization of prior service costs	—	17	43	103	130
Recognized net actuarial loss	—	5	101	33	301

Net periodic pension cost	$597	$390	$1,186	$2,402	$3,557

The pension assets and liabilities were remeasured as of the closing date of the Transactions, resulting in an accrued liability equal to the funded status of the plans. As a result, $11.9 million of unrecognized actuarial losses existing prior to the Transactions were eliminated.

It is the policy of the Company to fund the pension plan in an amount at least equal to the minimum required contribution as determined by the plan’s actuaries, but not in excess of the maximum tax-deductible

STANADYNE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(in thousands)

amount under Section 404 of the Internal Revenue Code. The Company may make discretionary contributions of any amount within this range based on financial circumstances and strategic considerations, which typically vary from year to year. The Company contributed $1.8 million on September 30, 2004 and will not be required to make any further contributions this year.

Postretirement Health Care and Life Insurance

The Company and its domestic subsidiaries currently make available certain health care and life insurance benefits for eligible retired employees. The components of the net periodic benefit costs for the periods shown were as follows:

	Company	Predecessor
	August 6, 2004 through September 30, 2004	July 1, 2004 through August 5, 2004	Three Months Ended September 30, 2003	January 1, 2004 through August 5, 2004	Nine Months Ended September 30, 2003
Service cost	$36	$23	$78	$142	$233
Interest cost	102	64	232	396	845
Amortization of prior service costs	—	(258)	(666)	(1,590)	(1,555)
Recognized net actuarial loss	—	—	46	—	108

Net periodic postretirement benefits (income) cost	$138	$(171)	$(310)	$(1,052)	$(369)

The postretirement benefit liabilities were remeasured as of the closing date of the Transactions, resulting in an accrued postretirement benefit liability equal to the benefit obligation of the plan, and $9.9 million of unrecognized actuarial gains existing prior to the Transactions were eliminated.

The Company has elected to defer recognition of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“the Act”) as permitted under FASB Staff Position FAS 106-2. The Company has already taken steps to limit its costs for postretirement health care benefits; any reductions in postretirement benefit costs resulting from the Act are not expected to be material.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollars in thousands)

(10) Supplemental Combining Condensed Financial Statements

The Notes issued August 6, 2004 by the Company are guaranteed jointly, fully, severally and unconditionally by PEPC (the “Subsidiary Guarantor”) on a subordinated basis and are not guaranteed by SpA, PEPL and SAPL (the “Non-Guarantor Subsidiaries”).

The Notes issued December 11, 1997 by the Company are guaranteed jointly, fully, severally and unconditionally by PEPC (the “Subsidiary Guarantor”) on a subordinated basis and are not guaranteed by SpA, PEPL and SAPL (the “Non-Guarantor Subsidiaries”).

Supplemental combining condensed financial statements for Stanadyne Corporation (“Parent”), the Subsidiary Guarantor and the Non-Guarantor Subsidiaries are presented below.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands, except where noted otherwise)

	Company
	Consolidating Condensed Balance Sheets September 30, 2004
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$823	$17	$658	$70		$1,568
Accounts receivable, net	46,237	10,051	3,890	—		60,178
Inventories, net	31,001	5,664	6,900	(1,349	)(a)	42,216
Other current assets	7,857	2,140	993	—		10,990

Total current assets	85,918	17,872	12,441	(1,279)		114,952
Property, plant and equipment, net	87,125	19,893	24,421	396		131,835
Goodwill	107,024	34,358	5,511	—		146,893
Intangible and other assets, net	105,739	3,297	2,244	(1,649	)(b)	109,631
Investment in subsidiaries	33,793	208	—	(34,001	)(c)	—

Total assets	$419,599	$75,628	$44,617	$(36,533)		$503,311

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$52,780	$9,960	$6,597	$(6)		$69,331
Current maturities of long-term debt and capital lease obligations	650	—	2,961	—		3,611

Total current liabilities	53,430	9,960	9,558	(6)		72,942
Long-term debt and capital lease obligations	227,100	—	1,021	—		228,121
Other noncurrent liabilities	74,779	9,881	11,471	(1,543	)(b)	94,588
Minority interest in consolidated subsidiary	—	—	—	176		176
Intercompany accounts	(43,975)	39,240	5,127	(392)		—
Stockholders’ equity	108,265	16,547	17,440	(34,768	)(c)	107,484

Total liabilities and stockholders’ equity	$419,599	$75,628	$44,617	$(36,533)		$503,311

(a)	Amount represents the elimination of inventory for out of period transfers.
(b)	Reclassification of deferred tax liability to consolidated net deferred tax asset.
(c)	Elimination of investments in subsidiaries of the Parent and Subsidiary Guarantor.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands, except where noted otherwise)

	Predecessor
	Consolidating Condensed Balance Sheets December 31, 2003
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$17,514	$19	$388	$56		$17,977
Accounts receivable, net	27,846	6,695	4,362	—		38,903
Inventories, net	18,044	6,375	6,065	(390	)(a)	30,094
Other current assets	5,255	315	1,453	—		7,023

Total current assets	68,659	13,404	12,268	(334)		93,997
Property, plant and equipment, net	70,620	16,808	18,822	—		106,250
Goodwill	43,465	11,360	15,994	—		70,819
Intangible and other assets, net	7,817	1,246	2,027	(2,700	)(b)	8,390
Investment in subsidiaries	29,856	(3,264)	—	(26,592	)(c)	—
Due from Stanadyne Automotive Holding Corp.	4,269	—	—	—		4,269

Total assets	$224,686	$39,554	$49,111	$(29,626)		$283,725

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$39,729	$8,024	$6,214	$1		$53,968
Current maturities of long-term debt and capital lease obligations	2,900	671	3,232	—		6,803

Total current liabilities	42,629	8,695	9,446	1		60,771
Long-term debt and capital lease obligations	83,400	4,029	1,855	—		89,284
Other noncurrent liabilities	35,059	10,300	8,562	(2,589	)(b)	51,332
Minority interest in consolidated subsidiary	—	—	—	238		238
Intercompany accounts	(16,048)	320	15,729	(1)		—
Stockholders’ equity	79,646	16,210	13,519	(27,275	)(c)	82,100

Total liabilities and stockholders’ equity	$224,686	$39,554	$49,111	$(29,626)		$283,725

(a)	Amount represents the elimination of inventory for out of period transfers.
(b)	Reclassification of deferred tax liability to consolidated net deferred tax asset.
(c)	Elimination of investments in subsidiaries of the Parent and Subsidiary Guarantor.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands, except where noted otherwise)

	Company
	Consolidating Condensed Statements of Operations For the Period August 6, 2004 through September 30, 2004
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Net sales	$47,241	$9,436	$1,754	$(1,054	)(a)	$57,377
Cost of goods sold	33,588	9,526	1,880	(1,088	)(a)	43,906

Gross profit (loss)	13,653	(90)	(126)	34		13,471
Selling, general, administrative and other operating expenses	5,169	755	(138)	79		5,865

Operating income (loss)	8,484	(845)	12	(45)		7,606
Other expenses:
Interest, net	(3,073)	(323)	(29)	(38)		(3,463)

Income (loss) before income taxes and minority interest	5,411	(1,168)	(17)	(83)		4,143
Income taxes	1,047	230	607	(26)		1,858

Income (loss) before minority interest	4,364	(1,398)	(624)	(57)		2,285
Minority interest in loss of consolidated subsidiary	—	—	—	21		21

Net income (loss)	$4,364	$(1,398)	$(624)	$(36)		$2,306

	Predecessor
	Consolidating Condensed Statements of Operations For the Period July 1, 2004 through August 5, 2004
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Net sales	$21,345	$4,285	$4,772	$(1,326	)(a)	$29,076
Cost of goods sold	18,223	5,196	4,299	(1,279	)(a)	26,439

Gross profit	3,122	(911)	473	(47)		2,637
Selling, general, administrative and other operating expenses	25,347	281	55	106		25,789

Operating (loss) income	(22,225)	(1,192)	418	(153)		(23,152)
Other income (expenses):
Interest, net	(655)	(51)	(161)	24		(843)

(Loss) income before income taxes (benefit) and minority interest	(22,880)	(1,243)	257	(129)		(23,995)
Income taxes (benefit)	(6,364)	(1,091)	124	(35)		(7,366)

(Loss) income before minority interest	(16,516)	(152)	133	(94)		(16,629)
Minority interest in loss of consolidated subsidiary	—	—	—	7		7

Net (loss) income	$(16,516)	$(152)	$133	$(87)		$(16,622)

(a)	Elimination of intercompany sales and cost of goods sold.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands, except where noted otherwise)

	Predecessor
	Consolidating Condensed Statements of Operations For the Three Months Ended September 30, 2003
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Net sales	$51,598	$14,877	$4,595	$(1,063	)(a)	$70,007
Cost of goods sold	40,214	14,988	4,574	(1,042	)(a)	58,734

Gross profit (loss)	11,384	(111)	21	(21)		11,273
Selling, general, administrative and other operating expenses	6,341	851	672	(14)		7,850

Operating income (loss)	5,043	(962)	(651)	(7)		3,423
Other expenses:
Interest, net	(1,979)	(5)	(290)	(21)		(2,295)

Income (loss) before income taxes (benefit) and minority interest	3,064	(967)	(941)	(28)		1,128
Income taxes (benefit)	1,277	(656)	4	5		630

Income (loss) before minority interest	1,787	(311)	(945)	(33)		498
Minority interest in loss of consolidated subsidiary	—	—	—	78		78

Net income (loss)	$1,787	$(311)	$(945)	$45		$576

	Predecessor
	Consolidating Condensed Statements of Operations For the Period January 1, 2004 through August 5, 2004
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Net sales	$157,692	$33,078	$16,905	$(4,575	)(a)	$203,100
Cost of goods sold	116,785	34,100	16,204	(4,424	)(a)	162,665

Gross profit (loss)	40,907	(1,022)	701	(151)		40,435
Selling, general, administrative and other operating expenses	39,861	1,888	1,261	(64)		42,946

Operating income (loss)	1,046	(2,910)	(560)	(87)		(2,511)
Other income (expenses):
Interest, net	(4,256)	(211)	(642)	(5)		(5,114)

Loss before income taxes and minority interest	(3,210)	(3,121)	(1,202)	(92)		(7,625)
Income taxes (benefit)	(865)	(1,257)	(4)	21		(2,105)

Loss before minority interest	(2,345)	(1,864)	(1,198)	(113)		(5,520)
Minority interest in loss of consolidated subsidiary	—	—	—	41		41

Net loss	$(2,345)	$(1,864)	$(1,198)	$(72)		$(5,479)

(a)	Elimination of intercompany sales and cost of goods sold.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands, except where noted otherwise)

	Predecessor
	Consolidating Condensed Statements of Operations For the Nine Months Ended September 30, 2003
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Net sales	$151,858	$49,914	$15,143	$(2,574	)(a)	$214,341
Cost of goods sold	115,732	45,899	14,556	(2,507	)(a)	173,680

Gross profit	36,126	4,015	587	(67)		40,661
Selling, general, administrative and other operating expenses	19,491	2,855	659	439		23,444

Operating income (loss)	16,635	1,160	(72)	(506)		17,217
Other income (expenses):
Gain from extinguishment of debt	813	—	—	—		813
Interest, net	(5,718)	(308)	(887)	(64)		(6,977)

Income (loss) before income taxes and minority interest	11,730	852	(959)	(570)		11,053
Income taxes	3,206	209	1,160	(145)		4,430

Income (loss) before minority interest	8,524	643	(2,119)	(425)		6,623
Minority interest in loss of consolidated subsidiary	—	—	—	237		237

Net income (loss)	$8,524	$643	$(2,119)	$(188)		$6,860

(a)	Elimination of intercompany sales and cost of goods sold.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands, except where noted otherwise)

	Company
	Consolidating Condensed Statements of Cash Flows For the Period August 6, 2004 through September 30, 2004
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Stanadyne Corporation & Subsidiaries
Cash flows from operating activities:
Net income (loss)	$4,364	$(1,398)	$(624)	$(36)	$2,306
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,603	510	265	—	3,378
Amortization of debt issuance costs	308	—		—	308
Other adjustments	911	801	573	(422)	1,863
Loss applicable to minority interest	—	—	—	(21)	(21)
Changes in operating assets and liabilities	(41,124)	4,428	316	672	(35,708)

Net cash (used in) provided by operating activities	(32,938)	4,341	530	193	(27,874)

Cash flows from investing activities:
Capital expenditures	(1,701)	(450)	(12)	—	(2,163)
Acquisition, net of cash acquired	(225,492)	—	—	—	(225,492)

Net cash used in investing activities	(227,193)	(450)	(12)	—	(227,655)

Cash flows from financing activities:
Contributions to capital	105,000	—	—	—	105,000
Payment of financing fees	(15,946)	—	—	—	(15,946)
Net change in debt	143,625	(4,196)	(504)	—	138,925

Net cash provided by (used in) financing activities	232,679	(4,196)	(504)	—	227,979

Net (decrease) increase in cash and cash equivalents	(27,452)	(305)	14	193	(27,550)
Effect of exchange rate changes on cash	5	—	20	(123)	(98)
Cash and cash equivalents at beginning of period	28,270	322	624	—	29,216

Cash and cash equivalents at end of period	$823	$17	$658	$70	$1,568

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands, except where noted otherwise)

	Predecessor
	Consolidating Condensed Statements of Cash Flows For the Period January 1, 2004 through August 5, 2004
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations		Stanadyne Corporation & Subsidiaries
Cash flows from operating activities:
Net loss	$(2,345)	$(1,864)	$(1,198)	$(72)		$(5,479)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	8,767	1,920	1,287	—		11,974
Amortization of debt issuance costs	383	47	—	—		430
Other adjustments	(2,397)	(1,369)	(619)	21		(4,364)
Loss applicable to minority interest	—	—	—	(41)		(41)
Changes in operating assets and liabilities	16,392	2,504	(1,325)	(28)		17,543

Net cash provided by (used in) operating activities	20,800	1,238	(1,855)	(120)		20,063

Cash flows from investing activities:
Capital expenditures	(5,728)	(431)	(202)	—		(6,361)
Proceeds from disposals of property, plant and equipment	—	—	5	—		5
Investment in subsidiaries	(2,135)	—	—	2,135	(a)	—

Net cash used in investing activities	(7,863)	(431)	(197)	2,135		(6,356)

Cash flows from financing activities:
Net change in debt	(2,175)	(504)	176	—		(2,503)
Net change in equity	—	—	2,135	(2,135	)(a)	—

Net cash (used in) provided by financing activities	(2,175)	(504)	2,311	(2,135)		(2,503)

Net increase in cash and cash equivalents	10,762	303	259	(120)		11,204
Effect of exchange rate changes on cash	(6)	—	(23)	64		35
Cash and cash equivalents at beginning of period	17,514	19	388	56		17,977

Cash and cash equivalents at end of period	$28,270	$322	$624	$—		$29,216

(a)	Elimination of additional investment in SpA by the Company.

STANADYNE CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands, except where noted otherwise)

	Predecessor
	Consolidating Condensed Statements of Cash Flows Nine Months Ended September 30, 2003
	Stanadyne Corporation Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Stanadyne Corporation & Subsidiaries
Cash flows from operating activities:
Net income (loss)	$8,524	$643	$(2,119)	$(188)	$6,860
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,441	2,456	1,170	—	15,067
Amortization of debt issuance costs	753	—	—	—	753
Other adjustments	(30)	73	797	(145)	695
Loss applicable to minority interest	—	—	—	(237)	(237)
Changes in operating assets and liabilities	2,742	(3,495)	(2,270)	1,170	(1,853)

Net cash provided by (used in) operating activities	23,430	(323)	(2,422)	600	21,285

Cash flows from investing activities:
Capital expenditures	(5,531)	(994)	(1,370)	312	(7,583)
Investment in subsidiaries	(214)	—	—	214	—

Net cash used in investing activities	(5,745)	(994)	(1,370)	526	(7,583)

Cash flows from financing activities:
Net change in debt	(10,833)	—	1,882	—	(8,951)
Net change in equity	(2,809)	1,355	1,839	(134)	251

Net cash (used in) provided by financing activities	(13,642)	1,355	3,721	(134)	(8,700)

Net (decrease) increase in cash and cash equivalents	(4,043)	38	(71)	992	(5,002)
Effect of exchange rate changes on cash	6	—	53	(820)	(761)
Cash and cash equivalents at beginning of period	4,223	8	452	—	4,683

Cash and cash equivalents at end of period	$8,272	$46	$434	$172	$8,924

Stanadyne Corporation

Offer to Exchange

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, as amended, (the “DGCL”), authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The certificates of incorporation for both Stanadyne Corporation and Precision Engine Products Corp. contain these limitations on the personal liability of directors. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

The bylaw provisions of Stanadyne Corporation and Precision Engine Products Corp. relating to indemnification of Officers and Directors are substantially identical. Accordingly, the description below of Stanadyne Corporation, or the Company, applies to Precision Engine Products Corp. as well.

Section 8.1 of the Company’s bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding to the fullest extent and in the matter set forth in and permitted by the General Corporation Law.

Section 8.2 of the Company’s bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding to the fullest extent and in the matter set forth in and permitted by the General Corporation Law.

Section 8.3 of the Company’s bylaws gives the Company the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Sections 8.1 and 8.2 of the bylaws or under Section 145 of the General Corporation Law or any other provision of law.

The Company has purchased and maintains insurance under which, subject to the limitations of such policies, coverage is provided to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

Item 21.  Exhibits and Financial Statement Schedules

2.1	Stock Purchase Agreement among KSTA Acquisition, LLC and The Sellers listed on attached A thereto dated June 23, 2004 (Exhibit 10.17 to the quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed August 13, 2004).

3.1.1	Amended and Restated Certificate of Incorporation of Stanadyne Corporation (Exhibit 3.1 to the Registration Statement Form S-4, File No. 333-45823, filed on February 6, 1998 and amended on March 25, 1998, April 24, 1998 and May 11, 1998).

3.1.2	Certificate of Amendment of Certificate of Incorporation (Exhibit 3.1.1 to the quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed November 13, 2001).

3.2	Amended and Restated Certificate of Incorporation of Precision Engine Products Corp.

3.3	Amended and Restated By-laws of Stanadyne Corporation (Exhibit 3.2 to the Registration Statement Form S-4, File No. 333-45823, filed on February 6, 1998 and amended on March 25, 1998, April 24, 1998 and May 11, 1998).

3.4	Amended and Restated By-laws of Precision Engine Products Corp.

4.1	Indenture dated as of August 6, 2004, among KSTA Acquisition, LLC to be merged with and into Stanadyne Corporation, Precision Engine Products Corp., and The Bank of New York, Trustee (Exhibit 4.6.1 to the quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 15, 2004).

4.2	Exchange and Registration Rights Agreement dated as of August 6, 2004 by and among KSTA Acquisition, LLC, Stanadyne Corporation, Precision Engine Products Corp., and Goldman, Sachs & Co. (Exhibit 4.6.2 to the quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 15, 2004).

4.3	Form of Exchange Note (filed as an exhibit to the Indenture relating to the notes—see Exhibit 4.1).

4.4.1	Credit and Guaranty Agreement dated as of August 6, 2004 among Stanadyne Corporation, as Borrower, Stanadyne Automotive Holding Corp. and Certain Subsidiaries of Stanadyne Corporation, as Guarantors, Various Lenders, and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger, Sole Bookrunner, Syndication Agent, Administrative Agent and Collateral Agent (Exhibit 4.4.1 to the quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 15, 2004).

4.4.2	Pledge and Security Agreement dated as of August 6, 2004 between each of Stanadyne Corporation, Stanadyne Automotive Holdings Corp., and Precision Engine Products Corp. and Goldman Sachs Credit Partners L.P. as the Term Collateral Agent (Exhibit 4.4.2 to the quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 15, 2004).

4.5.1	Revolving Credit and Guaranty Agreement dated as of August 6, 2004 among Stanadyne Corporation, as Borrower, Stanadyne Automotive Holding Corp. and Certain Subsidiaries of Stanadyne Corporation, as Guarantors, Various Lenders, Goldman Sachs Credit Partners L.P., as sole Lead Arranger, Sole Bookrunner and Syndication Agent, The CIT Group/Business Credit Inc., as Administration Agent and Collateral Agent, Antares Capital Corporation as Co-Documentation Agent, and Lasalle Bank National Association, as Co-Documentation Agent (Exhibit 4.5.1 to the quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 15, 2004).

4.5.2	Pledge and Security Agreement dated as of August 6, 2004 between each of Stanadyne Corporation, Stanadyne Automotive Holdings Corp., and Precision Engine Products Corp. and The CIT Group/Business Credit, Inc. as the Revolving Collateral Agent (Exhibit 4.5.2 to the quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 15, 2004).

5	Opinion of Ropes & Gray LLP.*

10.1	Supply Agreement dated as of July 22, 2004 between Precision Engine Products Corp. (PEPC) and Madison—Kipp Corporation for Purchase of VTAA Pedestals (Pursuant to Rule 24b-2 under the Exchange Act, the Company has requested confidential treatment of portions of this exhibit deleted from the filed copy.) (Exhibit 10.18 to the quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 15, 2004).

10.2	KSTA Holdings, Inc., 2004 Equity Incentive Plan (Exhibit 10.19 to the quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 15, 2004).

10.3	Form of Amended and Restated Employment Agreement by and between Stanadyne Automotive Corp. and William Gurley and William Kelly (Exhibit 10.3 to the Registration Statement Form S-4, File No. 333-45823, filed on February 6, 1998 and amended on March 25, 1998, April 24, 1998 and May 11, 1998).

10.4	Stanadyne Corporation Pension Plan effective January 1, 2002 amended and restated (Exhibit 10.5.1 to the quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed May 14, 2002).

10.5	Stanadyne Corporation Savings Plus Plan effective January 1, 2002 amended and restated (Exhibit 10.6.1 to the quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed May 14, 2002).

10.6	Precision Engine Products Corp. Retirement Fund effective as of January 1, 1998 (Exhibit 10.7 to the Registration Statement Form S-4, File No. 333-45823, filed on February 6, 1998 and amended on March 25, 1998, April 24, 1998 and May 11, 1998).

10.7	Stanadyne Automotive Corp. Benefit Equalization Plan effective as of January 1, 1992 (Exhibit 10.8 to the Registration Statement Form S-4, File No. 333-45823, filed on February 6, 1998 and amended on March 25, 1998, April 24, 1998 and May 11, 1998).

10.8	Stanadyne Automotive Corp. Supplemental Retirement Plan effective as of January 1, 1992 (Exhibit 10.9 to the Registration Statement Form S-4, File No. 333-45823, filed on February 6, 1998 and amended on March 25, 1998, April 24, 1998 and May 11, 1998).

10.9	Supply Agreement dated as of December 8, 1995 between Precision Engine Products Corp. and the Ina Bearing Company (Pursuant to Rule 24b-2 under The Exchange Act, the Company has requested confidential treatment of portions of this exhibit deleted from the filed copy.) (Exhibit 10.10 to the Registration Statement Form S-4, File No. 333-45823, filed on February 6, 1998 and amended on March 25, 1998, April 24, 1998 and May 11, 1998).

10.10	Customer Agreement dated as of January 22, 1996 between Stanadyne Automotive Corp. and General Motors Powertrain Group (Pursuant to Rule 24b-2 under The Exchange Act, the Company has requested confidential treatment of portions of this exhibit deleted from the filed copy.) (Exhibit 10.12 to the Registration Statement Form S-4, File No. 333-45823, filed on February 6, 1998 and amended on March 25, 1998, April 24, 1998 and May 11, 1998).

10.10.1	Amendment dated March 13, 1998 to Customer Agreement dated as of January 22, 1996 between Stanadyne Automotive Corp. and General Motors Powertrain Group (Pursuant to Rule 24b-2 under The Exchange Act, the Company has requested confidential treatment of portions of this exhibit deleted from the filed copy.) (Exhibit 10.12.1 to the quarterly report on Form 10-Q for the quarter ended March 31, 1998, filed on May 14, 1998).

10.11	Management Agreement dated as of August 6, 2004 between Stanadyne Corporation and Kohlberg & Company, L.L.C.

10.12	Customer Agreement dated as of December 14, 2001 between Stanadyne Corporation and Deere & Company (Pursuant to Rule 24b-2 under The Exchange Act, the Company has requested confidential treatment of portions of this exhibit deleted from the filed copy.) (Exhibit 10.15 to the annual report on Form 10-K for the year ended December 31, 2001, filed on March 28, 2002).

12	Statement of Computation of Ratio of Earnings to Fixed Charges.

21	Subsidiaries of Registrant (Exhibit 21.2 to the annual report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed herewith as Exhibit 5).*

24	Powers of Attorney (included in signature page).

25	Statement of Eligibility of Trustee on Form T-1 of Bank of New York as Trustee.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Exchange Agent Agreement.*

*	To be filed by amendment.

(b) Financial Statement Schedules.

Item 22.  Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Windsor, state of Connecticut, on December 3, 2004.

STANADYNE CORPORATION

/s/ STEPHEN S. LANGIN
Stephen S. Langin Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

The undersigned directors and officers of Stanadyne Corporation hereby appoint Stephen S. Langin and William D. Gurley, or either of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post - effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ WILLIAM D. GURLEY William D. Gurley	President, Chief Executive Officer and Director	December 3, 2004

Principal Financial and Accounting Officer:

/s/ STEPHEN S. LANGIN Stephen S. Langin	Vice President, Chief Financial Officer and Secretary	December 3, 2004

/s/ SAMUEL P. FRIEDER Samuel P. Frieder	Director	December 3, 2004

/s/ JAMES A. KOHLBERG James A. Kohlberg	Director	December 3, 2004

/s/ CHRISTOPHER LACOVARA Christopher Lacovara	Director	December 3, 2004

/s/ JAMES A. WIER James A. Wier	Director	December 3, 2004

/s/ JAMES D. WIGGINS James D. Wiggins	Director	December 3, 2004

/s/ GORDON H. WOODWARD Gordon H. Woodward	Director	December 3, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Windsor, state of Connecticut, on December 3, 2004.

PRECISION ENGINE PRODUCTS CORP.

/s/ STEPHEN S. LANGIN
Stephen S. Langin Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

The undersigned directors and officers of Precision Engine Products Corp. hereby appoint Stephen S. Langin and William D. Gurley, or either of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ WILLIAM D. GURLEY William D. Gurley	President, Chief Executive Officer and Director	December 3, 2004

Principal Financial and Accounting Officer:

/s/ STEPHEN S. LANGIN Stephen S. Langin	Vice President, Chief Financial Officer and Secretary	December 3, 2004

/s/ SAMUEL P. FRIEDER Samuel P. Frieder	Director	December 3, 2004

/s/ JAMES A. KOHLBERG James A. Kohlberg	Director	December 3, 2004

/s/ CHRISTOPHER LACOVARA Christopher Lacovara	Director	December 3, 2004

/s/ JAMES A. WIER James A. Wier	Director	December 3, 2004

/s/ JAMES D. WIGGINS James D. Wiggins	Director	December 3, 2004

/s/ GORDON H. WOODWARD Gordon H. Woodward	Director	December 3, 2004